Exhibit 10.14

LOAN AGREEMENT

Dated as of February 18, 2004

by and among

ARC COMMUNITIES 11 LLC

as Borrower,

and

CITIGROUP GLOBAL MARKETS REALTY CORP.

LIST OF SCHEDULES

1	–	Immediate Repairs Reserved for in Deferred Maintenance Escrow Account
2	–	Organizational Chart
2.17	–	Allocated Loan Amounts
3	–	Homesites as of the Closing Date
4	–	Exceptions to Representations and Warranties
5	–	Addresses for Notices
6	–	Work Reserve Funding Conditions for Deferred Maintenance Escrow Account
7	–	Leases with Affiliated Borrowers
8	–	Form of Quarterly Statement
9	–	Form of Monthly Statement
10	–	Form of Standard Lease as of the Closing Date

i

LOAN AGREEMENT

THIS LOAN AGREEMENT, made as of February     , 2004, is by and among ARC COMMUNITIES 11 LLC, a Delaware limited liability company, having an address at 600 Grant Street, Suite 900, Denver, Colorado 80203 (“Borrower”), and CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, having an address at 388 Greenwich Street, 11th Floor, New York, New York 10013 (together with its successors and assigns, whether one or more, “Lender”).

RECITALS

WHEREAS, Borrower desires to obtain from Lender the Loan in an amount equal to the Loan Amount (each as hereinafter defined) to, with respect to certain of the Mortgaged Property (as hereinafter defined), finance a portion of the acquisition cost of, and, with respect to other of the Mortgaged Property, refinance existing debt at such Mortgaged Property and to pay certain other fees and expenses;

WHEREAS, Lender is unwilling to make the Loan unless Borrower executes and delivers this Agreement, the Note and the Loan Documents (each as hereinafter defined) to which it is a party which shall establish the terms and conditions of, and provide security for, the Loan; and

WHEREAS, Borrower has agreed to establish certain accounts and to grant to Lender, a security interest therein upon the terms and conditions of the security agreement set forth in Section 2.15.

NOW, THEREFORE, in consideration of the making of the Loan by Lender and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby covenant, agree, represent and warrant as follows:

ARTICLE I.
CERTAIN DEFINITIONS

Section 1.1.                                   Definitions.  For all purposes of this Agreement:  (1) the capitalized terms defined in this Article 1 have the meanings assigned to them in this Article 1 and include the plural as well as the singular; (2) all accounting terms have the meanings assigned to them in accordance with GAAP (as hereinafter defined); (3) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision; and (4) the following terms have the following meanings:

“Account Collateral” has the meaning set forth in Section 2.15(a) hereof.

“Accounts” means all accounts (as defined in the relevant UCC), now owned or hereafter acquired by Borrower, and arising out of or in connection with, the operation of the Mortgaged Property and all other accounts described in the Management Agreement and all present and future accounts receivable, inventory accounts, chattel paper, notes, insurance policies, Instruments, Documents or other rights to payment and all forms of obligations owing at any time to Borrower thereunder, whether now existing or hereafter created or otherwise acquired by or on behalf of Borrower, and all Proceeds thereof and all liens, security interests, guaranties, remedies, privileges and other rights pertaining thereto, and all rights and remedies of any kind forming the subject matter of any of the foregoing.

“Affiliate” of any specified Person means any other Person (i) controlling or controlled by or under common control with such specified Person; (ii) directly or indirectly owning or holding ten percent (10%) or more of any equity interest in the first Person; or (iii) ten percent (10%) or more of whose equity interests are directly or indirectly owned or held by the first Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” means this Loan Agreement, together with the Schedules and Exhibits hereto, as the same may from time to time hereafter be modified, supplemented or amended.

“Appraisal” means each appraisal with respect to an individual Mortgaged Property prepared by an Appraiser in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institution Reform, Recovery and Enforcement Act and utilizing customary valuation methods such as the income, sales/market or cost approaches.

“Appraiser” means a nationally recognized MAI appraiser selected by Borrower and reasonably approved by Lender.

“Approved Capital Expenditures” has the meaning set forth in Section 2.13(a)(iii) hereof.

“Assignment of Rents and Leases” means, with respect to the Mortgaged Property, an Assignment of Rents and Leases (and, if there are more than one, each and every one of them), dated as of the Closing Date, granted by the Borrower to Lender with respect to the Leases, as same may thereafter from time to time be supplemented, amended, modified or extended.

“Assumed Loan Debt Service” means the greater of (i) the product of the Monthly Debt Service Payment Amount multiplied by twelve (12) and (ii) the product of the Principal Indebtedness multiplied by a market constant of 0.075.

“Basic Carrying Costs” means the following costs with respect to the Mortgaged Property:  (i) Impositions and (ii) insurance premiums for policies of insurance required to be maintained by Borrower pursuant to this Agreement or the other Loan Documents.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the State of New York are authorized or obligated by law, governmental decree or executive order to be closed.

“Capital Improvement Costs” means costs incurred or to be incurred in connection with replacements and capital repairs made to the Mortgaged Property which would be capitalized in accordance with GAAP.

“CERCLA” has the meaning set forth in Section 5.1(d)(i) hereof.

“Chattel Paper” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “chattel paper” as defined in the UCC (whether tangible chattel paper or electronic chattel paper).

“Closing Date” means the date of the funding of the Loan.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, collectively, the Land, Improvements, Leases, Rents, Personalty, and all Proceeds, and (to the full extent assignable) Permits, which is or hereafter may become subject to a Lien in favor Lender as security for the Loan (whether pursuant to the Mortgages, any other Loan Document or otherwise), all whether now owned or hereafter acquired and all other property which is or hereafter may become subject to a Lien in favor Lender as security for the Loan and including all property of any kind described as part of the Mortgaged Property under any of the Mortgages.

“Collateral Security Instrument” means any right, document or instrument, other than the Mortgages, given as security for the Loan, including, without limitation and the Contract Assignment.

“Collection Account” has the meaning set forth in Section 2.12(a) hereof.

“Collection Account Agreement” means the Collection Account Agreement, dated as of the applicable date and executed by Borrower, Lender and the Collection Account Bank, relating to the Collection Account and the Reserve Accounts and any other accounts maintained with the Collection Account Bank.

“Collection Account Bank” means BancOne, N.A., or any successor financial institution appointed by Lender.

“Condemnation Proceeds” means, in the event of a Taking with respect to the Mortgaged Property, the proceeds in respect of such Taking less any reasonable third party out-of-pocket expenses incurred in prosecuting the claim for and otherwise collecting such proceeds.

“Contest” has the meaning set forth in Section 9.24(D)(1) hereof.

“Contingent Obligation” means, as used in the definition of Other Borrowings, without duplication, any obligation of Borrower guaranteeing any indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly.  Without limiting the generality of the foregoing, the term “Contingent Obligation” shall include any obligation of Borrower:

(i)                                     to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(ii)                                  to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor;

(iii)                               to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(iv)                              otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.

The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming Borrower is required to perform thereunder) as determined by Lender in good faith.

“Contract Assignment” means, with respect to the Mortgaged Property, the Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals, dated as of the Closing Date and executed by the Borrower.

“Contracts” means the Management Agreement and all other agreements to which Borrower is a party or which are assigned to Borrower by the Manager in the Management Agreement and which are executed in connection with the construction, operation and management of the Mortgaged Property (including, without limitation, agreements for the sale, lease or exchange of goods or other property and/or the performance of services by it, in each case whether now in existence or hereafter arising or acquired) as any such agreements have been or may be from time to time amended, supplemented or otherwise modified.

“Debt Service Coverage Ratio” means, as of any date of calculation with respect to the Mortgaged Property, the quotient expressed to two decimal places of the Underwritten Net Cash Flow divided by the Assumed Loan Debt Service.

“Debt Service Coverage Test” means, as of the Closing Date, a test which shall be satisfied if the Underwritten Net Cash Flow is at least equal to the product of 1.25 and the Assumed Loan Debt Service.

“Debt Service Reserve Account” has the meaning set forth in Section 2.13(c).

“Deed of Trust Trustee” means the trustee under any Mortgage that constitutes a “deed of trust” under applicable law.

“Default” means the occurrence of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.

“Default Rate” means the per annum interest rate equal to the lesser of (a) 5.0% per annum in excess of the rate otherwise applicable hereunder and (b) the maximum rate allowable by applicable law.

“Defeasance” means any of a Total Defeasance or a Partial Defeasance.

“Defeasance Collateral” shall mean Partial Defeasance Collateral or Total Defeasance Collateral, as applicable.

“Defeasance Collateral Account” has the meaning set forth in Section 2.7.

“Defeasance Date” has the meaning set forth in Section 2.7.

“Defeased Note” has the meaning set forth in Section 2.7.

“Deferred Maintenance Escrow Account” has the meaning set forth in Section 2.13(a).

“Deposit Account” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “deposit accounts” as defined in the UCC.

“Disclosure Certificate” has the meaning set forth in Section 5.1(w) hereof.

“Disclosure Documents” has the meaning set forth in Section 5.1(w) hereof.

“Documents” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “documents” as defined in the UCC (whether negotiable or non-negotiable) or other receipts covering, evidencing or representing goods.

“EO13224” has the meaning set forth in Section 4.1(v) hereof.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with a federal or state chartered depository institution or trust company that (A) satisfies the Rating Criteria and (B) insures the deposits made to such account through the Federal Deposit Insurance Corporation, or (ii) a segregated trust account maintained with the corporate trust department of a federal or state chartered depository institution or trust company subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity and in either case having combined capital and surplus of at least $100,000,000 or otherwise acceptable to the Rating Agencies.  An Eligible Account shall not be evidenced by a certificate of deposit, passbook, other instrument or any other physical indicia of ownership.  Following a downgrade below the Rating Criteria, withdrawal, qualification or suspension of such institution’s rating, each account must at Lender’s request promptly (and in any case within not more than thirty (30) calendar days) be moved to a qualifying institution or to one or more segregated trust accounts in the trust department of such institution, if permitted.

“Engineer” means an Independent Engineer selected by Borrower and reasonably approved by Lender.

“Environmental Auditor” means an Independent environmental auditor selected by Borrower and reasonably approved by Lender.

“Environmental Claim” means any notice, notification, request for information, claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication (whether written or oral) by any Person or Governmental Authority alleging or asserting liability with respect to Borrower or any Mortgaged Property (whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, remedial or cleanup costs, damages to natural resources, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence, Use or Release into the environment of any Hazardous Substance at any location (whether or not owned, managed or operated by Borrower) that affects Borrower or any Mortgaged Property, (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law or (iii) any alleged injury or threat of injury to human health, safety or the environment.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement dated as of the Closing Date, from Borrower and the Guarantor, collectively, as indemnitor, to Lender, as indemnitee, as the same may be amended, modified or supplemented from time to time.

“Environmental Laws” means any and all present and future federal, state or local laws, statutes, ordinances, rules or regulations, or any judicial interpretation thereof, any judicial or administrative orders, decrees or judgments thereunder issued by a Governmental Authority, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to the environment, human health or safety, or the Release or threatened Release of Hazardous Substances or otherwise relating to the Use of Hazardous Substances.

“Environmental Reports” means each and every “Phase I Environmental Site Assessment” (and, if applicable, “Phase II Environment Site Assessment”) as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-2000 and an asbestos survey, with respect to each Mortgaged Property, prepared by one or more Environmental Auditors and delivered to Lender and any amendments or supplements thereto delivered to Lender.

“Equipment” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all “equipment” as defined in the UCC, and (ii) all of the following (regardless of how classified under the UCC):  all building materials, construction materials, personal property constituting furniture, fittings, appliances, apparatus, leasehold improvements, machinery, devices, interior improvements, appurtenances, equipment, plant, furnishings, fixtures, computers, electronic data processing equipment, telecommunications equipment and other fixed assets now owned or hereafter acquired by Borrower, and all Proceeds of (i) and (ii) as well as all additions to, substitutions for, replacements of or accessions to any of the items recited as aforesaid and all attachments, components, parts (including spare parts) and accessories, whether installed thereon or affixed thereto, all regardless of whether the same are located on any Mortgaged Property or are located elsewhere (including, without limitation, in warehouses or other storage facilities or in the possession of or on the premises of a bailee, vendor or manufacturer) for purposes of manufacture, storage, fabrication or transportation and all extensions and replacements to, and proceeds of, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member.

“Event of Default” has the meaning set forth in Section 7.1 hereof.

“First Open Defeasance Date” shall mean the earlier of (i) the Payment Date in March, 2008, or (ii) the date that is two (2) years from the “start up day” (within the meaning of Section 860G(a)(9) of the IRC) of the REMIC Trust established in connection with the final Securitization involving the Loan.

“First Open Prepayment Date” is the Payment Date which is in the second month preceding the month in which the Scheduled Maturity Date occurs.  For example, if the Scheduled Maturity Date is February 1, 2013, the First Open Prepayment Date is the Payment Date in the month of December, 2012.

“First Payment Date” has the meaning set forth in Section 2.5 hereof.

“Fiscal Year” means the 12-month period ending on December 31st of each year (or, in the case of the first fiscal year, such shorter period from the Closing Date through such date) or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender.

“Fitch” means Fitch, Inc. and its successors.

“Foreign Lender” has the meaning set forth in Section 2.10(b) hereof.

“Fund” has the meaning set forth in the definition of “Permitted Investments”.

“Funding Losses” has the meaning set forth in Section 2.5(e) hereof.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report, consistently applied.

“General Intangibles” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all “general intangibles” as defined in the relevant UCC, now owned or hereafter acquired by Borrower and (ii) all of the following (regardless of how characterized):  all agreements, covenants, restrictions or encumbrances affecting the Mortgaged Property or any part thereof.

“Governmental Authority” means any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by the foregoing.

“Gross Revenue” means, for any period, the total dollar amount of all income and receipts received by, or for the account of, Borrower in the ordinary course of business with respect to the Mortgaged Property, but excluding Loss Proceeds (other than the proceeds of business interruption insurance or the proceeds of a temporary Taking in lieu of Rents which shall be included in Gross Revenue).

“Guarantor” means Affordable Residential Communities Inc., a Maryland corporation, and Affordable Residential Communities LP, a Delaware limited partnership, on a joint and several basis.

“Guaranty of Nonrecourse Obligations” means, with respect to the Loan, the Guaranty of Nonrecourse Obligations guaranteeing the exceptions to the nonrecourse provisions of the Loan Documents for which liability is retained as described in Section 9.24 hereof from the Guarantor to Lender.

“Hazardous Substance” means, collectively, (i) any petroleum or petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), lead in drinking water, lead-based paint and radon, (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definitions of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law, and (iii) any other chemical or any other hazardous material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Homesites” means, with respect to each Mortgaged Property, the manufactured housing sites located thereon which are capable of being leased to a Person to accommodate a manufactured or mobile home, the number of each of which is set forth on Schedule 3 attached hereto, as such number may be updated from time to time with the mutual written agreement of Lender and Borrower.  Such schedule shall include a breakdown of manufactured housing sites that are capable of accommodating single and double wide manufactured homes, to the extent such information is reasonably available to the Borrower.

“Immediate Repairs” has the meaning set forth in Section 2.13(a)(ii) hereof.

“Impositions” means all taxes (including, without limitation, all real estate, ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction privilege, privilege or license or similar taxes), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Loan), ground rents, water, sewer or other rents and charges, excises, levies, governmental fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, in respect of each Mortgaged Property (including all interest and penalties thereon), accruing during or in respect of the term hereof and which may be assessed against or imposed on or in respect of or be a Lien upon (1) Borrower (including, without limitation, all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which each Mortgaged Property, or any other collateral delivered or pledged to Lender in connection with the Loan, is located) or Lender, or (2) any Mortgaged Property, or any other collateral delivered or pledged to Lender in connection with the Loan, or any part thereof or any Rents therefrom or any estate, right, title or interest therein, or (3) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with any Mortgaged Property or the leasing or use of any Mortgaged Property or any part thereof, or the acquisition or financing of the acquisition of any Mortgaged Property by Borrower.

“Improvements” means all buildings, structures, fixtures and improvements now or hereafter owned by Borrower of every nature whatsoever situated on any Land constituting part of the Mortgaged Property (including, without limitation, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be affixed to the Land or said buildings, structures or improvements and including any additions, enlargements, extensions, modifications, repairs or replacements thereto).

“Indebtedness” means the Principal Indebtedness, together with all other obligations and liabilities due or to become due to Lender pursuant hereto, under the Note or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses paid by or payable to Lender hereunder or pursuant to the Note or any of the other Loan Documents.

“Indemnified Parties” has the meaning set forth in Section 5.1(i).

“Independent” means, when used with respect to any Person, a Person that (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, trustee, partner, director or person performing similar functions, and (iii) is not a member of the immediate family of any Person described in clauses (i) or (ii).

“Independent Manager” has the meaning set forth in Section 8.1(ee).

“Instruments” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “instruments” as defined in the UCC.

“Insurance Escrow Account” has the meaning set forth in Section 2.13(b).

“Insurance Premiums” has the meaning set forth in Section 5.1(x)(iii).

“Insurance Proceeds” means, in the event of a casualty with respect to the Mortgaged Property, the proceeds received under any insurance policy applicable thereto.

“Insurance Requirements” means all material terms of any insurance policy required pursuant to this Agreement or any of the Mortgages and all material regulations, rules and other requirements of the National Board of Fire Underwriters or such other body exercising similar functions applicable to or affecting the Mortgaged Property or any part thereof or any use or condition thereof.

“Insured Casualty” has the meaning set forth in Section 5.1(x)(iv)(B).

“Intellectual Property” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under the trademark licenses, trademarks, rights in intellectual property, trade names, service marks and copyrights, copyright licenses, patents, patent licenses or the license to use intellectual property such as computer software owned or licensed by Borrower or other proprietary business information relating to Borrower’s policies, procedures, manuals and trade secrets.

“Interested Parties” has the meaning set forth in Section 5.1(w) hereof.

“Inventory” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “inventory” as defined in the UCC and shall include all Documents representing the same.

“Investment Property” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “investment property” as defined in the UCC.

“IRS” has the meaning provided in Section 2.10(b) hereof.

“Land” means the parcels of real estate described on Exhibit A attached to the Mortgages and made a part hereof.

“Leases” means all leases, subleases, lettings, occupancy agreements, tenancies and licenses by Borrower as landlord of the Mortgaged Property or any part thereof now or hereafter entered into, and all amendments, extensions, renewals and guarantees thereof, and all security therefor.

“Leasing Commissions” means leasing commissions incurred by Borrower in connection with leasing any Mortgaged Property or any portion thereof (including renewals of existing Leases).

“Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including, without limitation, any of the foregoing relating to zoning, parking or land use, any and all Environmental Laws and the Americans with Disabilities Act) affecting Borrower or any Mortgaged Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, at any time in force affecting the Mortgaged Property or any part thereof or any utility services or septic systems or other infrastructure serving any portion of the Mortgaged Property (including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Mortgaged Property or any part thereof or any utility services or septic systems or other infrastructure serving any portion of the Mortgaged Property, or (ii) in any way limit the use and enjoyment thereof).

“Lender” has the meaning provided in the first paragraph of this Agreement.

“Letter of Credit Rights” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “letter of credit rights” as defined in the UCC.

“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower or any Mortgaged Property or any portion thereof, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic’s, materialmen’s and other similar liens and encumbrances).

“Loan” means the loan made by Lender to Borrower pursuant to the terms of this Agreement.

“Loan Amount” means an amount equal to $34,254,000.00.

“Loan Documents” means this Agreement, the Note, the Contract Assignment, the Management Agreement, the Manager’s Subordination, the Mortgages, the Assignments of Rents and Leases, the Environmental Indemnity Agreement, the Guaranty of Non-Recourse Obligations, the Side Agreement and all other agreements, instruments, certificates and documents delivered by or on behalf of Borrower or an Affiliate of Borrower to evidence or secure the Loan as same may be amended or modified from time to time.

“Local Collection Account” and “Local Collection Account Bank” have the meanings set forth in Section 2.12(a).

“Local Collection Account Agreement” means with respect to the Local Collection Account, the lockbox agreement, dated as of the applicable date and executed by Borrower, Lender and the Local Collection Account Bank.

“Loss Proceeds” means Condemnation Proceeds and/or Insurance Proceeds.

“Loss Proceeds Account” has the meaning set forth in Section 2.12(f) hereof.

“Losses” has the meaning set forth in Section 5.1(j).

“Management Agreement” means with respect to any Mortgaged Property, the property management agreement entered into between Borrower and the Manager, in such form as may be reasonably approved by Lender, as such agreement(s) may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time, and any management agreement which may hereafter be entered into with respect to any Mortgaged Property in accordance with the terms and conditions hereof, as the same may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time.

“Manager” means ARC Management Services, Inc., a Delaware corporation, the current manager of the Mortgaged Property under the current Management Agreement, or such other Person as may hereafter be charged with management of any Mortgaged Property pursuant to a Management Agreement entered into in accordance with the terms and conditions hereof.

“Manager’s Subordination” means, with respect to each Mortgaged Property, initially each Manager’s Consent and Subordination of Management Agreement, each executed by the Manager, Borrower and Lender, dated as of the Closing Date, and in the event a successor or assignee Manager is engaged at any Mortgaged Property, a subordination agreement executed by Manager, Borrower and Lender in form and substance satisfactory to Lender, whereby, among other things, the Management Agreement is subordinated to the Indebtedness and to the Lien of the Mortgages so long as the Loan remains outstanding.

“Master Homesite Lease Agreement” means, with respect to each legal entity comprising the Borrower, the related Master Homesite Lease Agreement, dated as of February __, 2004, by and between ARC Housing, LLC (or with respect to any Mortgaged Property located in Texas, ARC Housing TX LP, a Delaware limited partnership) and such entity comprising the Borrower.

“Master Homesite Lease Documentation” means, individually or collectively, as applicable, each and every Master Homesite Lease Agreement.

“Master Lease Deposits” means the security deposits under the Master Homesite Lease Documentation.

“Master Lease Deposit Account” has the meaning set forth in Section 2.12(a)(i).

“Material Adverse Effect” means a material adverse effect upon (i) the business operations, properties, assets or condition (financial or otherwise) of Borrower, (ii) the ability of Borrower to perform, or of Lender to enforce, any of the Loan Documents or (iii) the aggregate value of the Mortgaged Property.

“Maturity Date” means the earlier of (a) the Scheduled Maturity Date or (b) such earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise under this Agreement or any of the other Loan Documents.

“Maximum Rate” has the meaning set forth in Section 2.5(i) hereof.

“Member” means ARC Real Estate Holdings, LLC, a Delaware limited liability company.

“Moody’s” means Moody’s Investors Services, Inc. and its successors.

“Money” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all “money” as defined in the UCC and (ii) all moneys, cash, or other items of legal tender generated from the use or operation of the Mortgaged Property.

“Monthly Debt Service Payment” has the meaning set forth in Section 2.5 hereof.

“Monthly Debt Service Payment Amount” has the meaning set forth in Section 2.5 hereof.

“Mortgage” means, with respect to the Mortgaged Property, a first priority Mortgage or Deed of Trust (as applicable), Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the Closing Date (and, if there are more than one, each and every one of them), granted by the Borrower to or for the benefit of Lender or Deed of Trust Trustee for the benefit of Lender, respectively, with respect to the Mortgaged Property as security for the Loan, as same may thereafter from time to time be supplemented, amended, modified or extended by one or more agreements supplemental thereto.

“Mortgaged Property” means, at any time, individually or collectively, as applicable, the Land, the Improvements, the Personalty, the Leases and the Rents, and all rights, titles, interests and estates appurtenant thereto, encumbered by, and more particularly described in, each of the Mortgages.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA and which is covered by Title IV of ERISA (i) to which contributions have been, or were required to have been made by Borrower or any ERISA Affiliate within the past six years or (ii) with respect to which Borrower could reasonably be expected to incur liability.

“Net Proceeds” means either (x) the purchase price (at foreclosure or otherwise) actually received by Lender from a third party purchaser with respect to any Mortgaged Property, as a result of the exercise by Lender of its rights, powers, privileges and other remedies after the occurrence of an Event of Default or (y) in the event that Lender (or its nominee) is the purchaser at foreclosure of any Mortgaged Property, the higher of (i) the amount of Lender’s credit bid or (ii) such amount as shall be determined in accordance with applicable law, and in either case minus all reasonable third party, out of pocket costs and expenses (including, without limitation, all attorneys’ fees and disbursements and any brokerage fees, if applicable) incurred by Lender (and its nominee, if applicable) in connection with the exercise of such remedies; provided, however, that such costs and expenses shall not be deducted to the extent such amounts previously have been added to the Indebtedness in accordance with the terms of the Loan Documents or applicable law.

“Note” means one or more promissory notes made by Borrower to Lender pursuant to this Agreement, as such note may be modified, amended, supplemented, restated or extended, and any replacement notes therefor.

“O&M Program” has the meaning set forth in Section 5.1(d)(iv) hereof.

“OFAC” has the meaning set forth in Section 4.1(v) hereof.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower.

“Operating Budget” means, with respect to any Fiscal Year, the operating budget for the Mortgaged Property reflecting Borrower’s projections of Gross Revenues and Property Expenses for the Mortgaged Property for such Fiscal Year and on an annual and monthly basis and submitted by Borrower to Lender in accordance with the provisions of Section 5.1(r)(viii), which Operating Budget shall include, as a component thereof, a Working Capital Budget.

“Operating Expense Account” has the meaning provided in Section 2.13(c).

“Operating Expenses” means, for any period of calculation, all expenditures incurred and required to be expensed under GAAP during such period in connection with the ownership, operation, maintenance, repair and/or leasing of the Mortgaged Property, including without limitation (or duplication) Property Expenses.  Notwithstanding the foregoing, Operating Expenses shall not include (a) Capital Improvement Costs, (b) any extraordinary items (unless Lender and Borrower approve of the inclusion of such items as Operating Expenses), (c) depreciation, amortization and other non-cash charges or (d) any payments of principal or interest on the Indebtedness or otherwise payable to the holder of the Indebtedness.  Operating Expenses shall be calculated on the accrual basis of accounting.

“Operating Revenues” means, for any period, all regular ongoing income during such period from the operation of the Mortgaged Property that, in accordance with GAAP, is included in annual financial statements as revenue.  Notwithstanding the foregoing, Operating Revenues shall not include (a) any Loss Proceeds (other than business interruption proceeds or Condemnation Proceeds in connection with a temporary Taking and, in either case, only to the extent allocable to such period or other applicable reporting period), (b) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of the Mortgaged Property, (c) any Rent attributable to a Lease more than one month prior to the date on which the actual payment of Rent is required to be made thereunder, (d) any interest income from any source, or (e) any other extraordinary items as reasonably determined by Lender.  Operating Revenues shall be calculated on the accrual basis of accounting.

“Organizational Agreements” means, individually or collectively, (i) the certificate of formation and operating agreement, (ii) the certificate of limited partnership and partnership agreement, (iii) the certificate of incorporation and by-laws or (iv) the trust agreement or other organizational documents, as applicable of any Person, each as amended or restated from time to time.

“Origination Fee” means 0.5% of the Loan Amount, payable to Lender on the Closing Date.

“Other Borrowings” means, with respect to Borrower, without duplication (but not including the Indebtedness or any interest rate protection agreement entered into pursuant hereto) (i) all indebtedness of Borrower for borrowed money or for the deferred purchase price of property or services, (ii) all indebtedness of Borrower evidenced by a note, bond, debenture or similar instrument, (iii) the face amount of all letters of credit issued for the account of Borrower and, without duplication, all unreimbursed amounts drawn thereunder, and obligations evidenced by bankers’ acceptances, (iv) all indebtedness of Borrower secured by a Lien on any property owned by Borrower (whether or not such indebtedness has been assumed), (v) all Contingent Obligations of Borrower, (vi) liabilities and obligations for the payment of money relating to a capitalized lease obligation or sale/leaseback obligation, (vii) liabilities and obligations representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of Borrower’s business that would constitute ordinarily a trade payable to trade creditors, and (viii) all payment obligations of Borrower, if any, under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars or similar agreements) and similar agreements.

“Partial Defeasance” has the meaning set forth in Section 2.7.

“Partial Defeasance Amount” has the meaning set forth in Section 2.17

“Partial Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, all Payment Dates and other scheduled payment dates, if any, under the Defeased Note after the Defeasance Date and up to and including the Scheduled Maturity Date, and (ii) in amounts equal to or greater than the respective Scheduled Defeasance Payments related to such Payment Dates.

“Partial Release” has the meaning set forth in Section 2.17.

“Partial Release Property” has the meaning set forth in Section 2.17.

“Payment Date” has the meaning provided in Section 2.5(a).

“Payment Intangibles” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “payment intangibles” as defined in the UCC.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

“Permits” means all licenses, permits, variances and certificates required by Legal Requirements to be obtained by Borrower and used in connection with the ownership, operation, use or occupancy of the Mortgaged Property (including, without limitation, certificates of occupancy, building permits, business licenses, state health department licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of the Mortgaged Property).

“Permitted Encumbrances” means, with respect to the Mortgaged Property, collectively, (i) the Lien created by the related Mortgages, or any other Loan Documents of record encumbering each Mortgaged Property, (ii) all Liens and other matters disclosed on the Title Insurance Policy concerning each Mortgaged Property, (iii) Liens, if any, for Impositions imposed by any Governmental Authority not yet delinquent or being contested in good faith and by appropriate proceedings in accordance with Section 5.1(b)(ii) hereof and the related Mortgages, (iv) mechanic’s or materialmen’s Liens, if any, being contested in good faith and by appropriate proceedings in accordance with Section 5.1(b)(ii) hereof and the related Mortgages, provided that no foreclosure has been commenced by the lien claimant, (v) rights of existing and future tenants and residents as tenants only pursuant to Leases, (vi) Liens for public utilities and (vii) claims against Homesites incurred by tenants or other occupants of the Mortgaged Property which claims, to the extent they affect the Mortgaged Property, are contested in good faith and by appropriate proceedings in accordance with Section 5.1(b)(ii) hereof, which Liens and encumbrances referred to in clauses (i)-(vii) above do not materially and adversely affect (1) the ability of Borrower to pay in full the Principal Indebtedness and interest thereon in a timely manner or (2) the use of any Mortgaged Property for the use currently being made thereof, the operation of any Mortgaged Property as currently being operated.

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par:

(i)                                     obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America;

(ii)                                  obligations of the following United States of America government sponsored agencies, provided such obligations are backed by the full faith and credit of the United States of America: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations);

(iii)                               federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short-term obligations of which are rated in the highest short-term rating category by the Rating Agencies;

(iv)                              certificates of deposit, time deposits, demand deposits or banker’s acceptances issued by any depository institution or trust company incorporated under the laws of the United States or of any state thereof and subject to supervision and examination by federal and/or state banking authorities, the short-term obligations of which are rated in the highest short-term rating category by the Rating Agencies, which investments are fully insured by the Federal Deposit Insurance Corp.;

(v)                                 debt obligations with maturities of not more than 365 days and rated by the Rating Agencies in its highest long-term unsecured rating category;

(vi)                              commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 270 days and that is rated by the Rating Agencies in their highest short-term unsecured debt rating; and

(vii)                           any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, which Lender shall have approved in writing and for which Borrower shall have delivered a Rating Confirmation;

provided, however, that (A) the investments described in clauses (i) through (vii) above must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (C) such investments must not be subject to liquidation prior to their maturity or have an “r” highlighter affixed to its rating by S&P, and (D) such investments must not be subject to liquidation prior to their maturity; and provided, further, that, in the judgment of Lender, such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and that no instrument or security shall be a Permitted Investment if such instrument or security evidences (x) a right to receive only interest payments or (y) the right to receive principal and interest payments derived from an underlying investment at a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Transfer” means any conveyance, assignment, sale or other disposition (and not a mortgaging, encumbrance, pledging, hypothecation, or granting of a security interest) (directly or indirectly) of not more than 49% of the voting and beneficial ownership interests in any legal entity comprising Borrower or the Member following which Affordable Residential Communities LP (i) owns (directly or indirectly) 51% or more of such voting and beneficial ownership interests in each legal entity comprising Borrower and (ii) controls the operations and management of Borrower; provided, that any such Transfer referred to above which takes the form of a Transfer of the equity ownership interests in any legal entity comprising Borrower or the Member to a transferee which (collectively amongst itself and its Affiliates that own such equity ownership interests) acquires (directly or indirectly) a greater than 49% ownership interest in such legal entity comprising Borrower or the Member, or which acquires control over the operations and management of such legal entity comprising Borrower or the Member, shall not be permitted unless, in addition to satisfaction of the conditions set forth in clauses (i) and (ii) of this definition above, Borrower delivers to Lender (1) a substantive non-consolidation opinion in form and substance reasonably acceptable to Lender and the Rating Agencies, if required by Lender or the Rating Agencies and (2) a Rating Confirmation.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personalty” means all right, title and interest of Borrower in and to all Equipment, Inventory, Accounts, General Intangibles, Instruments, Investment Property, Receivables, Pledged Accounts, Deposit Accounts, Contracts and Intellectual Property and all other personal property as defined in the relevant UCC, now owned or hereafter acquired by Borrower and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Mortgaged Property or which may be used in or relating to the planning, development, financing or operation of such Mortgaged Property, including, without limitation, furniture, furnishings, equipment, machinery, money, insurance proceeds, accounts, contract rights, trademarks, goodwill, chattel paper, documents, trade names, licenses and/or franchise agreements, rights of Borrower under leases of fixtures or other personal property or equipment, inventory, all refundable, returnable or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of Borrower with any governmental authorities, boards, corporations, providers of utility services, public or private, including specifically, but without limitation, all refundable, returnable or reimbursable tap fees, utility deposits, commitment fees and development costs.

“Plan” means an employee benefit or other plan, other than a Multiemployer Plan, that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, and (i) was established or maintained by Borrower or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Borrower or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions or (ii) with respect to which Borrower could reasonably be expected to incur liability.

“Pledged Accounts” means the Local Collection Account(s), the Collection Account, the Reserve Accounts, the Loss Proceeds Account, the Security Deposit Account, the Master Lease Deposit Account, any additional accounts now or hereafter maintained by or on behalf of Borrower hereunder and any sub-accounts of any of the foregoing and any successor accounts to any of the foregoing.

“Policies” has the meaning provided in Section 5.1(x)(iii).

“Pre-existing Condition” has the meaning set forth in Section 5.1(x)(iii)(B) hereof.

“Principal Indebtedness” means the principal amount of the Loan outstanding as adjusted by each increase (including advances made by Lender to protect the Collateral), or decrease in such principal amount of the Loan outstanding, whether as a result of prepayment or otherwise, from time to time.

“Prepaid Rent Account” has the meaning provided in 2.13(d).

“Prepayment Consideration” has the meaning set forth in Section 2.6(c) hereof.

“Proceeds” shall have the meaning given in the UCC and, in any event, shall include, without limitation, all of Borrower’s right, title and interest in and to proceeds, product, offspring, rents, profits or receipts, in whatever form, arising from the Collateral.

“Prohibited Person” has the meaning set forth in Section 4.1(v) hereof.

“Property Expenses” means, with respect to the Mortgaged Property, the following costs and expenses but only, in the case of costs and expenses in respect of goods and services, to the extent that they (x) are paid to Persons who are generally in the business of providing such goods and services, (y) are customary for the types of goods or services provided in the geographical area in which such goods or services are provided and (z) do not constitute Capital Improvement Costs:

(i)                                     Impositions;

(ii)                                  insurance premiums for policies of insurance required to be maintained by Borrower pursuant to this Agreement or the other Loan Documents or otherwise maintained by Borrower or an Affiliate of Borrower on behalf of Borrower in the ordinary course of business with respect to the Mortgaged Property;

(iii)                               the cost of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, utility or similar item and overtime services with respect to the Mortgaged Property;

(iv)                              payments required under service contracts for any services or items used at the Mortgaged Property or otherwise used in the operation of the Mortgaged Property (including, without limitation, service contracts for heating, ventilation and air conditioning systems, elevators, landscape maintenance, pest extermination, security, furniture, trash removal, answering service and credit checks);

(v)                                 wages, benefits, payroll taxes, uniforms, the cost of cleaning supplies and all related expenses for on-site personnel directly involved in the day-to-day operation of the Mortgaged Property (including, without limitation, full time, part time, or seasonal employees, allocated between a number of properties and general repair, maintenance and security employees), whether hired by Borrower, Manager or any other Person;

(vi)                              costs required in connection with the enforcement of any Lease (including, without limitation, reasonable attorneys’ fees, charges for lock changes and storage and moving expenses for furniture, fixtures and equipment);

(vii)                           advertising and rent-up expenses (including, without limitation, leasing services, tenant rent concessions, promotions for existing and prospective tenants, banners and signs);

(viii)                        out-of-pocket cleaning, maintenance and repair expenses;

(ix)                                any expense the total cost of which is passed through to tenants pursuant to executed Leases;

(x)                                   legal, accounting, auditing and other professional fees and expenses incurred in connection with the ownership, leasing and operation of the Mortgaged Property (including, without limitation, collection costs and expenses);

(xi)                                permits, licenses and registration fees and costs;

(xii)                             any expense necessary in order to prevent a breach under a Lease;

(xiii)                          any expense necessary in order to prevent or cure a violation of any Legal Requirement (including Environmental Law), regulation, code or ordinance;

(xiv)                         costs and expenses of any appraisals, valuations, surveys, inspections, environmental assessments or market studies, zoning reports;

(xv)                            costs and expenses of security and security systems provided to and/or installed and maintained with respect to the Mortgaged Property;

(xvi)                         costs of title, UCC, litigation and other searches and costs of maintaining the Lien of the Mortgages thereon and the security interest in any related Collateral;

(xvii)                      fees and expenses of property managers contracted with by Borrower to perform management, administrative, payroll or other services in connection with the operation of the Mortgaged Property (including, without limitation, the fees and expenses owed to Manager under any Management Agreement which the Lender has approved in accordance with this Agreement);

(xviii)                   any other costs and expenses contemplated by the Operating Budget and customarily incurred in connection with operating properties similar in type and character to the Mortgaged Property; and

(xix)                           any other category of property expense that is customary for a property of the type and size as the Mortgaged Property and is reasonably approved by Lender.

“Quarterly Statement” has the meaning provided in Section 2.12(e).

“Rating Agencies” means at least two of Fitch, Moody’s and S&P (or, if a Secondary Market Transaction has occurred in which Securities have been issued, each of the foregoing that rated such Securities).

“Rating Criteria” with respect to any Person, means that (i) the short-term unsecured debt obligations of such Person are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch, if deposits are held by such Person for a period of less than one month, or (ii) the long-term unsecured debt obligations of such Person are rated at least “AA-” by S&P, “Aa3” by Moody’s and “AA-” by Fitch, if deposits are held by such Person for a period of one month or more.

“Rating Confirmation” with respect to any transaction, matter or action in question, means: (i) if all or any portion of the Loan, by itself or together with other loans, has been the subject of a Secondary Market Transaction, the written confirmation of the Rating Agencies that such transaction, matter or action shall not, in and of itself, result in the downgrading, withdrawal or qualification of the then-current ratings assigned to any of the Securities issued in connection with a Secondary Market Transaction; and (ii) if any portion of the Loan has not been the subject of a Secondary Market Transaction, Lender shall have determined in its reasonable discretion (taking into consideration such factors as Lender may determine, including the attributes of the loan pool in which any portion of the Loan reasonably be expected to be securitized) that no rating for any Securities that would be issued in connection with a Secondary Market Transaction involving any of such portion of the Loan would be downgraded, qualified, or withheld by reason of such transaction, matter or action.

“Real Estate Taxes Escrow Account” has the meaning provided in Section 2.13(b).

“Receivables” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i)  any Accounts, Chattel Paper, Instruments, Payment Intangibles, Letter of Credit Rights, Documents, insurance policies, drafts, bills of exchange, trade acceptances, notes or other indebtedness owing to Borrower from whatever source arising, (ii) to the extent not otherwise included above, (a) all income, Rents, issues, profits, revenues, deposits and other benefits from the Mortgaged Property and (b) all receivables and other obligations now existing or hereafter arising, or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the Mortgaged Property or other commercial space located at the Mortgaged Property or acquired from others (including, without limiting the generality of the foregoing, from rental of space, halls, stores, and offices, and deposits securing reservations of such space, exhibit or sales space of every kind, license, lease, sublease and concession fees and rentals, wholesale and retail sales of merchandise, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance,  (iii) all of the books and records (whether in tangible, electronic or other form) now or hereafter maintained by or on behalf of Borrower in connection with the operation of the Mortgaged Property or in connection with any of the foregoing and (iv) all Supporting Obligations and all liens and security interests securing any of the foregoing and all other rights, privileges and remedies relating to any of the foregoing.

“Release” means any active or passive release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

“Remedial Work” has the meaning set forth in Section 5.1(d)(i).

“Rents” means all income, rents (including base rent), issues, profits, revenues (including all oil and gas or other mineral royalties and bonuses), deposits (other than utility and security deposits) and other benefits from the Mortgaged Property.

“Replacement Reserve Account” has the meaning set forth in Section 2.13(a).

“Replacement Reserve Deposit Amount” means an amount equal to one-twelfth (1/12th) of the product of $50.00 and the number of Homesites at the Mortgaged Property; provided, that, notwithstanding the foregoing, in the event the Lender determines in its reasonable discretion that an increase in such amount is necessary to maintain proper operation of the Mortgaged Properties, then upon not less than thirty (30) days prior written notice to the Borrower, the Lender may increase the aforementioned amount based upon its reassessment of the amount necessary for Capital Improvement Costs from time to time.

“Replacement Reserve Threshold Amount” means the product of $50.00 (or such higher amount as the Lender shall reasonably determine pursuant to the proviso to the definition of Replacement Reserve Deposit Amount) and the number of Homesites at the Mortgaged Property.

“Reserve Account(s)” means the Deferred Maintenance Escrow Account, the Replacement Reserve Account, the Real Estate Taxes Escrow Account, the Insurance Escrow Account, the Operating Expense Account, Working Capital Reserve Account, the Debt Service Reserve Account and the Prepaid Rent Account, collectively, and any successor accounts to any of the foregoing.

“Restoration” has the meaning set forth in Section 5.1(x)(iii)(B).

“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal under the Note in the case of a Total Defeasance and under the Defeased Note in the case of a Partial Defeasance for all Payment Dates occurring after the Defeasance Date and up to and including the Scheduled Maturity Date (including, in the case of a Total Defeasance, the outstanding principal balance of the Loan as of the Scheduled Maturity Date and, in the case of a Partial Defeasance, the outstanding principal balance of the Defeased Note as of the Scheduled Maturity Date), and all payments required after the Defeasance Date, if any, under the Loan Documents for servicing fees, and other similar charges.

“Scheduled Maturity Date” mean March 1, 2014.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc and its successors.

“Secondary Market Transaction” has the meaning set forth in Section 5.1(w).

“Security Agreement” shall mean a security agreement in form and substance that would be satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected,

first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.

“Securities” means mortgage pass-through certificates or other securities issued in a Secondary Market Transaction and evidencing a beneficial interest in or secured in whole or in part by the Loan in a rated or unrated public offering or private placement.

“Security Deposit Account” has the meaning set forth in Section 2.12(a)(i).

“Side Agreement” means that certain Side Agreement dated as of the date hereof, by and among Guarantor, Borrower and Lender.

“Single Member” has the meaning set forth in Section 8.1(ee).

“Supporting Obligations” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all “supporting obligations” as defined in the UCC and (ii) any other guarantee, letter of credit, secondary obligation, right or privilege that supports or pertains to any of the Mortgaged Property.

“Survey” means a certified ALTA/ACSM survey of each Mortgaged Property prepared by a registered Independent surveyor, containing the form of survey or certification provided to Borrower by Lender and in form and content reasonably satisfactory to Lender and the company issuing the Title Insurance Policy for each Mortgaged Property.

“Taking” means a taking or voluntary conveyance during the term hereof of all or part of any Mortgaged Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting the Mortgaged Property or any portion thereof whether or not the same shall have actually been commenced.

“Tax Liabilities” has the meaning set forth in Section 2.10(a) hereof.

“Title Insurance Policy” means a mortgagee’s title insurance policy or policies (i) issued by one or more title companies reasonably satisfactory to Lender which policy or policies shall (unless Lender otherwise requires or consents) be in form ALTA 1992, where available (with waiver of arbitration provisions), naming Lender as the insured party, (ii) insuring the Mortgages as being a first and prior lien upon the Mortgaged Property, (iii) showing no encumbrances against any Mortgaged Property (whether junior or superior to the Mortgages) which are not reasonably acceptable to Lender other than Permitted Encumbrances, (iv) in an amount reasonably satisfactory to Lender (it being understood and agreed that because multiple Mortgaged Properties secure the Loan, a reasonable requirement shall be deemed to include requiring title insurance for a Mortgaged Property in the amount of the allocated loan amount (as reasonably determined by Lender) for such Mortgaged Property if a tie-in endorsement is available in the State where such Mortgaged Property is located or 125% of the appraised value of a Mortgaged Property if a tie-in endorsement is not available in the State where such Mortgaged Property is located or such Mortgaged Property cannot be tied together with other Mortgaged Properties for any reason), and (v) otherwise in form and content reasonably acceptable to Lender.  Such Title Insurance Policy shall include the following endorsements or affirmative coverages in form and substance reasonably acceptable to Lender, to the extent available in the jurisdiction in which the Land is located: variable rate endorsement; survey endorsement; comprehensive endorsement; zoning (ALTA 3.1 with parking added) endorsement; first loss, last dollar and tie-in endorsement; access coverage; separate tax parcel coverage; contiguity (if applicable) coverage; and such other endorsements as Lender shall reasonably require with respect to a particular Mortgaged Property in order to provide insurance against specific risks identified by Lender in connection with the Mortgaged Property.

“Total Defeasance” shall have the meaning set forth in Section 2.3.

“Total Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, all Payment Dates and other scheduled payment dates, if any, under the Note after the Defeasance Date and up to and including the Scheduled Maturity Date, and (ii) in amounts equal to or greater than the respective Scheduled Defeasance Payments related to such Payment Dates.

“Transaction” means the transactions contemplated by the Loan Documents.

“Transaction Costs” means all costs and expenses paid or payable by Borrower relating to the Transaction (including, without limitation, appraisal fees, legal fees and accounting fees and the costs and expenses described in Section 9.23).

“Transfer” means the conveyance, assignment, sale, mortgaging, encumbrance (other than a Permitted Encumbrance), pledging, hypothecation, granting of a security interest in, granting of options with respect to, or other disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) all or any portion of any direct or indirect (irrespective of the number of tiers of ownership) legal or beneficial interest (a) in all or any portion of the Mortgaged Property; or (b) any stock, partnership interests, membership interests or other ownership interests in Borrower or the Member or the constituent entities directly or indirectly (irrespective of the number of tiers of ownership) owning any such stock, partnership interests, membership interests or other ownership interests.  A Transfer shall also include, without limitation to the foregoing, the following: an installment sales agreement wherein Borrower agrees to sell the Mortgaged Property or any part thereof or any interest therein for a price to be paid in installments; an agreement by Borrower leasing all or a substantial part of the Mortgaged Property to one or more Persons pursuant to a single or related transactions, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rent; execution or consent by Borrower of any instrument subjecting the Mortgaged Property to a condominium regime or transferring ownership to a cooperative corporation; and any change of control of Borrower or the Member.

“Treasury Rate” means, on the date on which such rate is calculated, the yield on the ten year “on the run” U.S. Treasury issue (primary issue) with such yield being based on the bid price for such issue as reasonably determined by Lender.

“UCC” means with respect to any Collateral, the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority.  Wherever this agreement refers to terms as defined in the UCC, if such term is defined in more than one Article of the UCC, the definition in Article 9 of the UCC shall control.

“UCC Searches” has the meaning set forth in Section 3.1(v) hereof.

“Undefeased Note” has the meaning set forth in Section 2.7.

“Underwritten Net Cash Flow” means, as of any date of calculation with respect to the Mortgaged Property, (i) the Operating Revenues calculated based upon the base rent portion of the Rents during the most recent three month period for which such information was furnished to Lender pursuant to Section 5.1(r)(v) hereof, annualized, plus (ii) any utility and other income during the most recent twelve month period for which such information was furnished to Lender pursuant to Section 5.1(r)(v) hereof, minus (iii) the Operating Expenses with respect to the Mortgaged Property during the most recent twelve month period for which such information was furnished to Lender pursuant to Section 5.1(r)(v) hereof, each as determined by Lender and after Lender makes adjustments, if necessary, for

(1)                                  expenses for management fees equal to the greater of actual management fees or 5.00% of Operating Revenues for such period,

(2)                                  a minimum vacancy allowance equal to 5.00%,

(3)                                  an annual minimum capital expenditure reserve equal to the product of $50.00 multiplied by the total number of Homesites at the Mortgaged Property,

(4)                                  exclusion of rental income and expenses from manufactured homes owned by Borrower,

(5)                                  exclusion of any other revenue items reasonably deemed nonrecurring by Lender, and

(6)                                  inclusion of increases in future operating costs as determined by Lender, in its sole discretion, so that, assuming current occupancy, the annualized underwritten Operating Expenses fully reflect the operating costs expected to be incurred over the next twelve month period.

“U.S. Obligations” shall mean securities that are (i) direct obligations of the United States of America for the full and timely payment of which its full faith and credit is pledged or (ii) obligations of an entity controlled or supervised by and acting as an agency or instrumentality and guaranteed as a full faith and credit obligation which shall be fully and timely paid by the United States of America, which in either case are not callable or redeemable at the option of the issuer thereof (including a depository receipt issued by a bank (as defined in Section 3(a)(2) of the United States Securities Act)) as custodian with respect to any such U.S.

Obligations or a specific payment of principal of or interest on any such U.S. Obligations held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the securities or the specific payment of principal of or interest on the securities evidenced by such depository receipt.

“Use” means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance in connection with or affecting Borrower or the Mortgaged Property.

“Welfare Plan” means an employee welfare benefit plan as defined in Section 3(1) of ERISA established or maintained by Borrower or any ERISA Affiliate or with respect to which Borrower or any ERISA Affiliate has an obligation to make contributions and covers any current or former employee of Borrower or any ERISA Affiliate.

“Working Capital Budget” means, with respect to any Fiscal Year, the component of the Operating Budget for such fiscal year submitted by Borrower to Lender in accordance with the provisions of Section 5.1(r)(viii) which sets forth, for each calendar month or other applicable time period, the amount of the working capital reserve budgeted for such time period and changed thereto over the course of such budget period (such working capital reserve amount for any given time period is herein referred to as the “Working Capital Reserve Amount”).

“Working Capital Reserve Account” has the meaning set forth in Section 2.13(d) hereof.

“Working Capital Reserve Amount” has the meaning set forth in the definition of Working Capital Budget.

ARTICLE II.
GENERAL TERMS

Section 2.1.                                   The Loan.

(a)                                  Subject to the terms and conditions of this Agreement, Lender shall lend to Borrower on the Closing Date the Loan Amount.  The proceeds of the Loan shall be used solely for the purposes identified in Section 2.2 hereof.  Lender is hereby authorized to fund directly from the proceeds of the Loan advanced at Closing (net of any deposits or payments made by Borrower or its Affiliates prior to Closing) (i) the Origination Fee, (ii) the deposits to the Deferred Maintenance Escrow Account, the Real Estate Taxes Escrow Account, the Insurance Escrow Account and the Replacement Reserve Account required to be funded from Loan proceeds pursuant to Section 2.13, (iii) the out-of-pocket expenses incurred by Lender in connection with the origination and funding of the Loan and (iv) the reasonable fees and expenses of Lender’s and Borrower’s counsel.

(b)                                 The Loan shall constitute one general obligation of Borrower to Lender and shall be secured by the security interest in and Liens granted upon all of the Collateral, and by all other security interests and Liens at any time or times hereafter granted by Borrower to Lender as security for the Loan.

Section 2.2.                                   Use of Proceeds.  Proceeds of the Loan shall be used only for the following purposes:  (a) to, with respect to certain of the Mortgaged Property, finance a portion of the acquisition cost of, and, with respect to other of the Mortgaged Property, refinance existing mortgage debt at such Mortgaged Property, (b) to pay to Lender the Origination Fee, (c) to make the required deposits to the Deferred Maintenance Escrow Account, the Real Estate Taxes Escrow Account, the Insurance Escrow Account and the Replacement Reserve Account, (d) to pay Transaction Costs (including the reasonable out-of-pocket expenses incurred by Lender in connection with the origination and funding of the Loan) and (e) to pay reasonable fees, expenses and disbursements of Lender’s and Borrower’s counsel.  Any proceeds of the Loan in excess of the amounts applied in accordance with Sections 2.1(a) and 2.2(a)-(e) may be used by the Borrower for its general purposes (including to make a distribution to the Member).

Section 2.3.                                   Security for the Loan.  The Note and Borrower’s obligations hereunder and under all other Loan Documents shall be secured by (a) Liens upon the Mortgaged Property pursuant to the Mortgages, (b) the Contract Assignment, (c) the Manager’s Subordination, (d) the Assignment of Rents and Leases, and all other security interests and Liens granted in this Agreement and in the other Loan Documents.

Section 2.4.                                   Borrower’s Note.  Borrower’s obligation to pay the principal of and interest on the Loan and all other amounts due under the Loan Documents shall be evidenced initially by the Note, duly executed and delivered by Borrower on the Closing Date.  The Note shall be payable as to principal, interest and all other amounts due under the Loan Documents, as specified in this Agreement, with a final maturity on the Maturity Date.  Lender shall have the right to have the Note subdivided, by exchange for promissory notes of lesser denominations in the form of the initial Note, upon written request to Borrower and, in such event, Borrower shall promptly execute additional or replacement Notes, at the Lender’s sole expense with respect to Borrower’s reasonable out-of-pocket costs in the event and to the extent Borrower incurs costs in connection therewith other than in connection with the execution of such additional or replacement Notes.  At no time shall the aggregate original principal amount of the Note (or of such replacement Notes) exceed the Loan Amount.

Section 2.5.                                   Principal and Interest.

(a)                                  Interest on the Loan shall accrue at the rate set forth in Section 2.5(b) below commencing on the Closing Date.  Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through the last day of the calendar month in which the Closing Date occurs.  Commencing on the first day of the second calendar month following the calendar month in which the Closing Date occurs (the “First Payment Date”) and on the first day of each calendar month thereafter (each, with the First Payment Date, a “Payment Date”), Borrower shall make equal monthly payments (each, a “Monthly Debt Service Payment”) of principal and interest in the amount of $195,135.68 (the “Monthly Debt Service Payment Amount”).  The entire outstanding Principal Indebtedness of the Loan and the Note, together with all accrued but unpaid interest thereon and all other amounts due under the Loan Documents, shall be due and payable by Borrower to Lender on the

Maturity Date.  Interest shall be computed on the basis of a 360 day year and the actual number of days elapsed during any month or other accrual period.

(b)                                 The Principal Indebtedness shall bear interest at a rate per annum equal to 5.53%, increasing, however, to the Default Rate while an Event of Default has occurred and is continuing, as provided in Section 2.5(c) below.

(c)                                  While an Event of Default has occurred and is continuing, Borrower shall pay to Lender interest at the Default Rate on any amount owing to Lender not paid when due until such amount is paid in full.

(d)                                 If any payment of principal, interest or other sums shall not be made to Lender on the date the same is due hereunder or under any of the other Loan Documents, then Borrower shall pay to Lender, in addition to all sums otherwise due and payable, a late fee in an amount equal to five percent (5.0%) of such principal, interest or other sums due hereunder (other than the entire principal balance of the Loan due upon acceleration of the Loan or upon Maturity) or under any other Loan Document (or, in the case of a partial payment, the unpaid portion thereof), such late charge to be immediately due and payable without demand by Lender.

(e)                                  Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (“Excess Interest”).  If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event: (1) the provisions of this paragraph shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (a) applied as a credit against either or both of the Principal Indebtedness of the Loan or accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any Indebtedness is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Indebtedness shall, to the extent permitted by law, remain at the Maximum Rate until Lender shall have received or accrued the amount of interest which Lender would have received or accrued during such period on Indebtedness had the rate of interest not been limited to the Maximum Rate during such period.  If the Default Rate shall be finally determined to be unlawful, then the Maximum Rate shall be applicable during any time when the Default Rate would have been applicable hereunder, provided however that if the Maximum Rate is greater than the applicable interest rate, then the foregoing provisions of this paragraph shall apply.

Section 2.6.                                   Prepayment.

(a)                                  Limitation on Prepayment; Prepayment Consideration Due on Acceleration.  Borrower shall have no right to prepay the Loan in whole or part at any time, except as expressly set forth in this Section 2.6(a). Commencing on the First Open Prepayment Date, Borrower may prepay the Loan in whole, but not in part, without payment of Prepayment Consideration, provided that (i) Borrower shall provide to Lender not less than thirty (30) days’ prior written notice of such prepayment, (ii) together with such prepayment Borrower also shall pay all accrued and unpaid interest and all other Obligations and (iii) if such prepayment occurs on any day other than a Payment Date, then together therewith Borrower also shall pay to Lender the amount of interest that would have accrued on the amount being prepaid from and including the date of such prepayment to (but excluding) the first day of the following calendar month. Borrower shall not be required to pay any Prepayment Consideration with respect to an application of insurance proceeds or condemnation awards by Lender pursuant to the Loan Agreement or Mortgage in the absence of an Event of Default.

(b)                                 Prepayment Consideration Due.  If the Maturity Date shall be accelerated to a date prior to the Scheduled Maturity Date, or if any prepayment of all or any portion of the Principal Indebtedness hereunder occurs, whether in connection with Lender’s acceleration of the unpaid Principal Indebtedness of the Loan or in any other circumstances whatsoever, or if the Mortgage is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by any other means, then the Prepayment Consideration shall become immediately due and owing and Borrower shall forthwith pay the Prepayment Consideration to Lender. The foregoing shall not create any right of prepayment. Borrower shall have no right whatsoever to prepay all or any portion of the Principal Indebtedness of the Note, except as set forth in Section 2.6(a) above.

(c)                                  Definitions.  The following terms shall have the meanings indicated:

The “Prepayment Consideration” shall be the amount equal to the sum of (i) an amount equal to the interest which would have accrued on the Principal Indebtedness of the Note during the remaining days of the full calendar month containing the date (the “Event Date”) which is the earlier of (x) the date of prepayment of the Loan or (y) such earlier date upon which the entire remaining Principal Indebtedness of the Loan shall become due and payable, whether as a result of acceleration of the maturity of the Loan or otherwise, plus (ii) the greater of (x) four percent of the Loan balance on the Event Date, or (y) the sum of two percent of the Loan balance on the Event Date plus an amount equal to the “Present Value Yield Differential”, calculated as the excess, if any, of (A) the amount of the monthly interest which would otherwise be payable on the principal balance of this Note from (1) the date (the “Yield Determination Date”) which is either (xx) the Event Date (if the required interest payment described in clause (i) above has not been made through the end of the calendar month in which the Event Date occurs) or (yy) if the required interest payment described in clause (i) above has been made through the end of the calendar month in which the Event Date occurs, the first day of the calendar month following the month containing the Event Date, through and including (2) the Scheduled Maturity Date, over (B) the amount of the monthly interest Lender would earn if an amount equal to the Principal Indebtedness of the Loan as of the Event Date were invested for the period from the Yield Determination Date through the Scheduled Maturity Date at the Yield Rate (as hereinafter defined), such difference (the “Yield Differential”) to be discounted to present value at the Yield Rate using the following formula:

Present Value Yield Differential	=	Yield Differential
(1 + r)-n

where:

r=                                     Yield Rate, and

n=                                  the remaining Weighted Average Life to Maturity
(as defined below)from the Yield Determination Date.

The “Yield Rate” shall be the annualized yield on securities issued by the United States Treasury having a maturity corresponding to the then remaining Weighted Average Life to Maturity (as defined below) of this Note as determined by Payee, as quoted in Federal Reserve Statistical Release [H. 15(519)] under the heading “U.S. Government Securities - Treasury Constant Maturities” for the Yield Rate Determination Date (as defined below), converted to a monthly equivalent yield.  If yields for such securities of such maturity are not shown in such publication, then the Yield Rate shall be determined by Lender by linear interpolation between the yields of securities of the next longer and next shorter maturities. If said Federal Reserve Statistical Release or any other information necessary for determination of the Yield Rate in accordance with the foregoing is no longer published or is otherwise unavailable, then the Yield Rate shall be determined by Payee based on comparable data.  The term “Yield Rate Determination Date” shall mean the date which is five (5) Business Days prior to the Yield Determination Date.  The term “Weighted Average Life to Maturity” shall mean, at any date, the number of years (including fractional years, expressed as a decimal (e.g., three years and three moths = 3.25 years)) obtained by dividing (x) the outstanding Principal Indebtedness of the Loan on the Event Date into (y) the sum total of the Weighted Amortization Products (as defined below) for each Scheduled Principal Payment (as defined below).  The “Scheduled Principal Payment(s)” shall mean each then remaining scheduled principal payment (assuming no prepayment or Loan acceleration), including payment of the outstanding principal balance of the Loan on the Scheduled Maturity Date, in respect of the Loan.  The “Weighted Amortization Product” for each Scheduled Principal Payment shall mean the product of (A) the amount of such Scheduled Principal Payment multiplied by (B) the number of years (including fractional years, expressed as a decimal) which will elapse between the Yield Determination Date and the date on which such Scheduled Principal Payment is to be made under this Loan Agreement.

Borrower agrees that the Prepayment Consideration required hereunder is reasonable.  Borrower has given individual weight to the consideration in this transaction for this waiver and agreement.

Section 2.7.                                   Defeasance.

(a)                                  Total Defeasance.  Borrower shall have the right at any time after the First Open Defeasance Date and prior to the First Open Prepayment Date to obtain a release of the Lien of the Mortgage encumbering the Mortgaged Property (a “Total Defeasance”) upon satisfaction of the following conditions:

(i)                                     Borrower shall provide Lender at least thirty (30) days’ prior written notice (or such shorter period of time if permitted by Lender in its sole discretion)

specifying a date (the “Defeasance Date”) on which Borrower shall have satisfied the conditions in this Section 2.7(a) and on which it shall effect the Total Defeasance;

(ii)                                  Borrower shall pay to Lender (A) all payments of interest due on the Loan to and including the Defeasance Date and (B) all other sums, then due under the Note, this Loan Agreement, the Mortgage and the other Loan Documents;

(iii)                               Borrower shall irrevocably deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of this Section 2.7(a) and Sections 2.7(c) and (d) hereof;

(iv)                              Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;

(v)                                 Borrower shall deliver to Lender an opinion of counsel for Borrower that is customary in commercial lending transactions and subject only to normal qualifications, assumptions and exceptions opining, among other things, that (w) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral, (x) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the Total Defeasance pursuant to this Section 2.7(a), (y) a Total Defeasance pursuant to this Section 2.7 will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Loan as indebtedness for federal income tax purposes, (z) delivery of the Total Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law;

(vi)                              If and to the extent required by the Rating Agencies, a non-consolidation opinion with respect to the Successor Borrower;

(vii)                           Borrower shall deliver to Lender a confirmation in writing from the applicable Rating Agencies to the effect that the release of the Mortgaged Property from the Lien of the Mortgage as contemplated by this Section 2.7(a) and the substitution of the Total Defeasance Collateral will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such defeasance for the Certificates issued in connection with the Securitization which are then outstanding;

(viii)                        Borrower shall deliver an officer’s certificate certifying that the requirements set forth in this Section 2.7 have been satisfied;

(ix)                                Borrower shall deliver a certificate of a nationally recognized public accounting firm reasonably acceptable to Lender certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(x)                                   Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(xi)                                Borrower shall pay all costs and expenses of Lender incurred in connection with the defeasance, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.

If a Total Defeasance occurs and all of the requirements of this Section 2.7 have been satisfied, (i) Lender shall execute any and all documents required to release the Mortgaged Property from the Lien of the Mortgage and the Assignment of Leases and the Total Defeasance Collateral, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Loan.  In connection with any such release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date (or such shorter time as permitted by Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Mortgaged Property is located and contain standard provisions protecting the rights of a releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage and the Assignment of Leases, including Lender’s reasonable attorneys’ fees.  Except as set forth in this Section 2.7(a)(or in Section 2.7(b) below), no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on the Mortgaged Property.

(b)                                 Partial Defeasance.   Borrower shall, as a condition to and only in connection with a Partial Release of a Partial Release Property after the First Open Defeasance Date and prior to the First Open Prepayment Date as provided in Section 2.17 below, have the right to defease a portion of the Loan (a “Partial Defeasance”) upon satisfaction of the following conditions:

(i)                                     Borrower shall provide Lender at least thirty (30) days’ prior written notice (or such shorter period of time if permitted by Lender in its sole discretion) specifying a date (the “Partial Defeasance Date”) on which Borrower shall have satisfied the conditions in this Section 2.7(b) and on which it shall effect the Partial Defeasance;

(ii)                                  Borrower shall pay to Lender (A) all payments of interest due on the Loan to and including the Partial Defeasance Date and (B) all other sums, then due under the Note, this Loan Agreement, the Mortgage and the other Loan Documents;

(iii)                               Borrower shall irrevocably deposit the Partial Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of this Section 2.7(b) and Sections 2.7(c) and (d) hereof;

(iv)                              Lender shall prepare (at Borrower’s expense) all necessary documents to modify this Loan Agreement and to amend and restate the Note and issue two substitute notes, one note having a principal balance equal to the Partial Defeasance Amount (the “Defeased Note”), and the other note having a principal balance equal to the excess of (A) the then-outstanding principal amount of the Loan, over (B) the amount of the Defeased Note (the “Undefeased Note”). The Defeased Note and Undefeased Note shall have identical terms as the Note except for the principal balance and monthly payments.

The Defeased Note and the Undefeased Note shall be cross defaulted and cross collateralized unless the Rating Agencies shall require otherwise or unless a Successor Borrower that is not an Affiliate of Borrower is established pursuant to Section 2.7(d). A Defeased Note may not be the subject of any further defeasance;

(v)                                 Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Partial Defeasance Collateral;

(vi)                              Borrower shall deliver to Lender an opinion of counsel for Borrower that is customary in commercial lending transactions and subject only to normal qualifications, assumptions and exceptions opining, among other things, that (w) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Partial Defeasance Collateral, (x) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the Partial Defeasance pursuant to this Section 2.7(b), (y) a Partial Defeasance pursuant to this Section 2.7 will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Loan as indebtedness for federal income tax purposes, (z) delivery of the Partial Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law;

(vii)                           If and to the extent required by the Rating Agencies, a non-consolidation opinion with respect to the Successor Borrower;

(viii)                        Borrower shall deliver to Lender a confirmation in writing from the applicable Rating Agencies to the effect that the release of the Partial Release Property from the Lien of the Mortgage as contemplated by this Section 2.7(b) and the substitution of the Partial Defeasance Collateral will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such defeasance for the Certificates issued in connection with the Securitization which are then outstanding;

(ix)                                Borrower shall deliver an officer’s certificate certifying that the requirements set forth in this Section 2.7 have been satisfied;

(x)                                   Borrower shall deliver a certificate of a nationally recognized public accounting firm reasonably acceptable to Lender certifying that the Partial Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(xi)                                Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(xii)                             Borrower shall pay all costs and expenses of Lender incurred in connection with the defeasance, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.

(c)                                  Defeasance Collateral Account.  On or before the date on which Borrower delivers the Defeasance Collateral, Borrower or Successor Borrower (as applicable) shall open at any Eligible Bank the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account. The Defeasance Collateral Account shall contain only (i) Defeasance Collateral and (ii) cash from interest and principal paid on the Defeasance Collateral. All cash from interest and principal payments paid on the Defeasance Collateral shall be paid over to Lender on each Payment Date and applied to the monthly installments of interest on the Loan (and in the case of a Partial Defeasance, the portion thereof evidenced by the Defeased Note) and, upon Maturity, to accrued interest and the Principal Balance of the Loan (and in the case of a Partial Defeasance, the portion thereof evidenced by the Defeased Note)  Borrower shall cause the Eligible Bank at which the Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its sole discretion, pursuant to which such Eligible Bank shall agree to hold and distribute the Defeasance Collateral in accordance with this Loan Agreement. Borrower (or Successor Borrower, as applicable) shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all costs and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

(d)                                 Successor Borrower.  In connection with a Defeasance under this Section 2.7, Borrower shall, if required by the Rating Agencies or if Borrower so elects or Lender requires, establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity and which shall be approved by the Rating Agencies. Any such Successor Borrower may, at Borrower’s option, be an Affiliate of Borrower unless the Rating Agencies or Lender shall require otherwise. Borrower shall transfer and assign all obligations, rights and duties under and to the Note, together with the Defeasance Collateral, to such Successor Borrower.  Such Successor Borrower shall assume the obligations under the Note and the Security Agreement. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Borrower shall pay all reasonable costs and expenses incurred by Lender, including Lender’s attorney’s fees and expenses incurred in connection therewith, and all fees, expenses and other charges of the Rating Agencies.

Section 2.8.                                   Application of Payments After Event of Default.  After an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time hereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments and any and all proceeds and recoveries from the Pledged Accounts, the Mortgaged Property or Borrower after the occurrence and during the continuance of an Event of Default, in Lender’s sole discretion, to the Indebtedness and other amounts then outstanding under this Agreement, in such order and manner as Lender may determine in its sole and absolute discretion, including, without limitation, reasonable out-of-pocket costs and expenses of Lender reimbursable pursuant to the terms of this Agreement arising as a result of such repayment, any accrued and unpaid interest then payable with respect to the Loan or the portion thereof being repaid, the Principal Indebtedness, any accrued and unpaid Prepayment Consideration in respect of any such Principal Indebtedness or the portion thereof being repaid, any other sums then due and payable to or for the benefit of Lender pursuant to this Agreement or any other Loan Document(s), or to Property Expenses and Capital Improvement Costs for the Mortgaged Property, or to fund Reserve Accounts.

Section 2.9.                                   Method and Place of Payment.  Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 12:00 p.m., Eastern time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to its account at such bank(s) as Lender may from time to time designate.  Any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.  Lender shall notify Borrower in writing of any changes in the account to which payments are to be made.  All payments made by Borrower hereunder, or by Borrower under the other Loan Documents, shall be made irrespective of, and without any deduction for, any defenses, set-offs or counterclaims.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day.

Section 2.10.                             Taxes.

(a)                                  All payments made by or on behalf of Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (the “Tax Liabilities”), excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in such jurisdiction (other than any such connection arising solely from such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement if, at the time such Lender first became a party to this Agreement, the applicable Governmental Authority would not have imposed such taxes but instead such taxes are a result of a change in relevant tax law including, but not limited to a change in the generally accepted interpretation of existing tax law).  If Borrower shall be required by law to deduct any such Tax Liabilities (or amounts in estimation or reimbursement for the same) from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased (such increase, “additional amounts”) as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made.

(b)                                 If Lender is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) Lender shall deliver to Borrower, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either Internal Revenue Service (“IRS”) Form W-8BEN or any successor thereto (relating to Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to Foreign Lender by Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to Foreign Lender by Borrower pursuant to this Agreement) or such other evidence satisfactory to Borrower and Borrower that Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code.  If the form W-8BEN or W-8ECI provided by Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Tax Liabilities reimbursable by Borrower to Lender under Section 2.10(a) hereof, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower pursuant to Section 2.10(a).  Thereafter and from time to time, Foreign Lender shall (i) promptly submit to Borrower such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Borrower of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to Foreign Lender by Borrower pursuant to this Agreement, (ii) promptly notify Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the redesignation of its lending office) to avoid any requirement of applicable laws that Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.  Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(c)                                  If a Lender transfers its rights and obligations under this Agreement from its lending office to another lending office, withholding tax (which shall be set forth in the IRS form or forms described in this Section 2.10 provided by such Lender to Borrower upon such transfer, taking into account the transfer) imposed on the Lender after the transfer in excess of the rate imposed prior to such transfer shall be deemed to be for purposes of this Agreement excluded from Tax Liabilities reimbursable by Borrower to Lender for periods after the transfer.  This Section 2.10(c) shall not apply with respect to a change in lending office required for the particular right or obligation as a result of any change in, or the adoption or phase-in of, any law, rule or regulation applicable to such Lender and occurring after the date of this Agreement and the applicable Lender is unable, using commercially reasonable efforts, to change such lending office to another lending office that is subject to a lower withholding tax rate.

(d)                                 If any Lender voluntarily changes its residence or place of business or takes any other similar action, and the effect of such change or action, as of the date thereof, would be to increase the Tax Liabilities of such Lender, the Borrower shall not be obligated to pay any additional amounts in respect of such increase.

(e)                                  If and to the extent that a Foreign Lender sells a participating interest to a participant which, pursuant to Section 9.9(a), seeks to obtain the benefits of Section 2.10, then such Foreign Lender shall promptly deliver to Borrower (i) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (ii) two duly signed completed copies of

IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.  Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(f)                                    For any period with respect to which a Lender has failed to comply with the requirements of Section 2.10(b), (e) or (h) (other than to the extent such failure is due to a change in law, rule or regulation occurring subsequent to the date on which a form originally was required to be provided), Borrower shall not be required to pay additional amounts to the Lender pursuant to this Section 2.10 with respect to Tax Liabilities imposed as a result of such failure.

(g)                                 Borrower may, without reduction, withhold any Tax Liabilities required to be deducted and withheld from any payment under any of the Loan Documents with respect to which Borrower is not required to pay additional amounts under this Section 2.10.

(h)                                 Upon Borrower’s request, if the Lender is a “United States person” within the meaning of Section 7701(a)(30) of the Code, Lender shall, if and to the extent required by law, execute and deliver to Borrower an IRS Form W-9.

Section 2.11.                             Intentionally Omitted.

Section 2.12.                             Central Cash Management.

(a)                                  Local Collection Accounts; Collection Account; Deposits to and Withdrawals from the Collection Account.

(i)                                     On or before the Closing Date, Lender shall (1) establish on behalf of the Borrower and maintain with the Collection Account Bank a collection account (the “Collection Account”), which shall be an Eligible Account with a separate and unique identification number in the name of Lender, as secured party, or, at Lender’s option, in the name of Borrower for the benefit of Lender, as secured party, and (2) cause the Collection Account Bank to deliver to Lender the Collection Account Agreement in form and substance reasonably acceptable to Lender acknowledging Lender’s security interest in and sole dominion and control over the Collection Account.  On or before the Closing Date, Borrower may (x) establish and maintain with one or more financial institutions acceptable to Lender in its sole reasonable discretion (individually each, and collectively, the “Local Collection Account Bank”), one or more local collection accounts for the Mortgaged Property (individually each, and collectively, the “Local Collection Account”) and one or more security deposit accounts (other than Master Lease Deposits) for the Mortgaged Property (individually each, and collectively, the “Security Deposit Account”), each of which shall be an Eligible Account with a separate and unique identification number and entitled in the same name as the Collection Account and (y) cause each Local Collection Account Bank to deliver to Lender a Local Collection Account Agreement in form and substance reasonably acceptable to Lender acknowledging Lender’s security interest in and sole dominion and control over each

Local Collection Account and Security Deposit Account; provided that Borrower may deposit, hold and administer security deposits (other than Master Lease Deposits) from that portion of the Mortgaged Property, if any, located in North Carolina in a Security Deposit Account maintained with Bank of America, N.A. or other financial institution with a North Carolina branch reasonably acceptable to Lender, which, it is understood, may not execute a Local Collection Account Agreement, although Borrower shall make commercially reasonable efforts to obtain such financial institution’s execution and delivery of a Local Collection Account Agreement.  On the Closing Date, Borrower shall deposit $301,285.64 in the Security Deposit Account.  On or before the Closing Date, Lender shall establish on behalf of Borrower and maintain with the Collection Account Bank a separate account for Master Lease Deposits (the “Master Lease Deposit Account”), which shall be an Eligible Account and shall have the same title as the Collection Account, for the benefit of Lender until the Loan is paid in full.  On the Closing Date Borrower shall deposit the amount of the Master Lease Deposits in the Master Lease Deposit Account.  Subject to Section 2.12(a)(ii), Borrower shall

(A)                              deposit or cause the Manager to deposit in the Security Deposit Account (or into the Master Lease Deposit Account, with respect to Master Lease Deposits) not less than one time during each calendar month all security deposits in the form of Money received from the tenants, since the date of the previous deposit (or in the case of the initial deposit, since the Closing Date),

(B)                                deposit or cause the Manager to deposit in the Collection Account or Local Collection Account, all Rents and Money received from Accounts or under Leases and derived from the Mortgaged Property and all Proceeds thereof, in each case on each Business Day following the collection and receipt thereof during the first seven (7) Business Days of each calendar month and not less than once during each calendar week of such month commencing after such seventh (7th) day, and

(C)                                sweep or cause to be swept by each Local Collection Account Bank all Money on deposit in the Local Collection Account in excess of $10,000 (which the Local Collection Account Bank shall be entitled to use to offset any returned items) to the Collection Account on each Business Day.

Borrower shall not have any right to withdraw Money from the Local Collection Account, the Security Deposit Account, the Master Lease Deposit Account or the Collection Account, which shall be under the sole dominion and control, and the “control” within the meaning of Sections 9-104 and 9-106 of the UCC, of Lender; provided, that notwithstanding the foregoing, so long as an Event of Default has not occurred and is not continuing (or if an Event of Default has occurred and is continuing but Borrower is required to return the security deposit in accordance with applicable Legal Requirements), Borrower may instruct the Local Collection Account Bank to withdraw from the Security Deposit Account security deposits (other than Master Lease Deposits) in order to satisfy Borrower’s obligations to return the same to tenants entitled to them under and in accordance with the Leases.  Any disbursement of Master Lease Deposits shall in each case be subject to Lender’s prior approval and direction, provided that Lender shall authorize, upon Borrower’s request made not more frequently than on a monthly basis, disbursements reflecting any reduction in Master Lease Deposits to which the tenant under the applicable Master Homesite Lease Documentation is entitled.  In the event of a Lease default or other occurrence whereby Borrower, as landlord, shall become entitled to retain any security deposits or apply the same to amounts owed under the applicable Lease, any such security deposits so retained and/or applied by Borrower shall, upon such retention or application, be transferred from the Security Deposit Account to the Local Collection Account or the Collection Account and treated in the same manner as Rents; provided, that in the event of a default under the Master Homesite Lease Documentation entitling the landlord to retain Master Lease Deposits, the Master Lease Deposits shall not be transferred to the Collection Account and treated as Rents but instead shall continue to be held in the Master Lease Deposit Account as additional collateral for the Indebtedness.  Any such Rents, Money or Proceeds held by Borrower or the Manager prior to deposit into the Local Collection Account shall be held in trust for the benefit of Lender.  Borrower shall be responsible for the payment of all costs and expenses in connection with establishing and maintaining the Collection Account, the Local Collection Account, the Security Deposit Account, the Master Lease Deposit Account and the Reserve Accounts (including, without limitation, Collection Account Bank’s and Local Collection Account Bank’s fees and charges) and shall reimburse Lender upon demand for any such costs or expenses incurred by Lender.

(ii)                                  In the event that any Event of Default has occurred and is continuing,

(A)                              upon request of Lender, Borrower shall deliver to each tenant under a Lease an irrevocable direction letter in a form approved by Lender requiring the tenant to pay all Rents and other Money under Leases, and any Money received from Accounts or otherwise derived from the Mortgaged Property and Proceeds thereof owed to Borrower directly to the Collection Account or (if Lender elects) a Local Collection Account and shall deliver an irrevocable direction letter in such form to each tenant under a new Lease entered into thereafter prior to the commencement of such Lease,

(B)                                upon request of Lender, all Rents and Money received from Accounts or under Leases and derived from the Mortgaged Property and all Proceeds thereof shall be payable to Lender or as otherwise directed by Lender,

(C)                                if a tenant under a Lease forwards any Rents, Money or Proceeds to Borrower or Manager rather than directly to the Collection Account or applicable Local Collection Account, Borrower shall (i) if the Lender has made the request referred to in Section 2,12(a)(ii)(A) above, deliver an additional irrevocable direction letter to the tenant and make other commercially reasonable efforts to cause the tenant to thereafter forward such Rents, Money or Proceeds directly to the Collection Account or (if Lender elects) a Local Collection Account, and (ii) immediately deposit or cause the Manager to deposit in the Collection Account any such Rents, Money or Proceeds received by Borrower or Manager,

(D)                               Borrower shall not have any right to make or direct any withdrawals from the Collection Account or the Reserve Account without the prior written consent of Lender (it being understood and agreed that Borrower may continue to make withdrawals from the Security Deposit Account as described above), and

(E)                                 any and all funds on deposit in the Collection Account and the Reserve Accounts may be allocated by Lender in its sole discretion for the payment of the Indebtedness pursuant to Section 2.8 of this Agreement or to the Operating Expense Account, the Working Capital Reserve Account or the Debt Service Reserve Account.

(iii)                               Borrower shall deposit in the Collection Account all Loss Proceeds received by Borrower.

(b)                                 Distribution of Cash.  So long as an Event of Default has not occurred and is not continuing (and thereafter at Lender’s sole option and discretion), Lender shall apply funds on deposit in the Collection Account (to the extent not held in Reserve Accounts constituting sub-accounts of the Collection Account, if any, and with the exception of Loss Proceeds, which shall be applied as provided in Section 2.12(e) and Section 5.1(x) of this Agreement) on each Payment Date as follows:

(i)                                     first, to the Real Estate Taxes Escrow Account and the Insurance Escrow Account, in that order, in the respective amounts required to be deposited therein as described in Section 2.13(b);

(ii)                                  second, to the payment to Lender of any expenses then due and payable to Lender or its servicer(s) pursuant to this Agreement or the other Loan Documents;

(iii)                               third, to the payment to Lender of the Monthly Debt Service Payment due upon such Payment Date;

(iv)                              fourth, to the Replacement Reserve Account in the amount required to be deposited therein as described in Section 2.13(a);

(v)                                 fifth, to the payment of any outstanding indemnification payment to which an Indemnified Party is then entitled pursuant to Sections 5.1(i) and 5.1(j), and any other amounts then due and payable to Lender pursuant to this Agreement and the other Loan Documents which are not paid from applications under clause (iii) above;

(vi)                              sixth, to the Prepaid Rent Account in the amount required to be deposited therein as described in Section 2.13(d);

(vii)                           seventh, if no Event of Default exists, to Borrower in an amount equal to remaining available funds, if any; provided, that if any Event of Default exists, no disbursement shall be made under this clause seventh; and

(viii)                        eighth, if any Event of Default exists, then to the extent Lender has not made other application of such remaining available funds in Lender’s discretion as provided hereunder, all remaining available funds shall be allocated as determined by Lender in Lender’s sole and absolute discretion (and re-allocated from time to time as Lender may elect) and retained in the Debt Service Reserve Account, the Working Capital Reserve Account and/or the Operating Expense Account or, at Lender’s option, in other Lender-controlled accounts.

(c)                                  Permitted Investments.  So long as no Event of Default has occurred and is continuing, Borrower shall direct Lender in writing to invest and reinvest any balance in the Collection Account, from time to time in Permitted Investments (subject to the availability of such Permitted Investments with the Collection Account Bank); provided, however, that

(i)                                     the maturity of the Permitted Investments on deposit therein shall be at the discretion of Borrower, but in any event no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn therefrom pursuant to Section 2.12(a) or 2.12(b) of this Agreement,

(ii)                                  after an Event of Default has occurred and for so long as such Event of Default is continuing Borrower shall not have any right to direct investment of the balance in the Collection Account,

(iii)                               all such Permitted Investments shall be held in the name of Lender or its servicer and shall be credited to the Collection Account, and

(iv)                              if no written investment direction is provided to Lender by Borrower, Lender may at Lender’s option invest any balance in the Collection Account in such Permitted Investments as may be selected by Lender.

Lender shall have no liability for any loss in investments of funds in the Collection Account that are invested in Permitted Investments and no such loss shall affect Borrower’s obligation to fund, or liability for funding, the Collection Account.  All interest paid or other earnings on funds deposited into the Collection Account made hereunder shall be deposited into the Collection Account.  Borrower shall include all earnings on the Collection Account as income of Borrower for federal and applicable state tax purposes.

(d)                                 Intentionally Omitted.

(e)                                  Loss Proceeds.  In the event of a casualty or Taking with respect to the Mortgaged Property, all of Borrower’s interest in Loss Proceeds shall be paid directly to the Collection Account.  Subject to the provisions of Section 5.1(x) of this Agreement, whereby Loss Proceeds may in certain cases and upon satisfaction of the terms and conditions set forth in Section 5.1(x) be made available for Restoration, Loss Proceeds may, at Lender’s option exercised in Lender’s sole discretion, be applied to the Indebtedness and, upon payment in full of the Indebtedness or, if an Event of Default exists, in any manner determined by Lender in Lender’s sole discretion in accordance with Section 2.8 hereof.  If the Loss Proceeds are to be made available for Restoration pursuant to Section 5.1(x) of this Agreement, such Loss Proceeds shall be held by Lender in a segregated interest-bearing Eligible Account in the name of Lender and under the sole dominion and control of Lender to be opened (if not previously opened and maintained by the Collection Account Bank under the Collection Account Agreement by the Lender) by Lender at a financial institution selected by Lender (the “Loss Proceeds Account”).  Funds on deposit in the Loss Proceeds Account shall be invested in Permitted Investments (subject to the availability of such Permitted Investments with the Collection Account Bank) in the same manner and subject to the same restrictions as set forth in Section 2.12(c) with respect to the Collection Account (except that the maturity shall be not later than as necessary to satisfy any schedule of distributions for Restoration required or approved by Lender).  If any Loss Proceeds are received by Borrower, such Loss Proceeds shall be received in trust for Lender, shall be segregated from other funds of Borrower, and shall be forthwith paid to Lender to the extent necessary to comply with this Agreement.

Section 2.13.                             Reserve Accounts.

(a)                                  Deferred Maintenance Escrow Account and Replacement Reserve Account.

(i)                                     On or before the Closing Date, Lender shall establish on behalf of Borrower and maintain with the Collection Account Bank two separate accounts for deferred maintenance and replacement reserves, each of which shall be an Eligible Account and shall have the same title as the Collection Account, for the benefit of Lender until the Loan is paid in full.  The two accounts shall be designated the “Deferred Maintenance Escrow Account” (the “Deferred Maintenance Escrow Account”) and the “Replacement Reserve Account” (the “Replacement Reserve Account”).  On the Closing Date, Lender shall deposit out of the Loan proceeds $127,043.75 in the Deferred Maintenance Escrow Account and $6,395.83 in the Replacement Reserve Account.  On each Payment Date, commencing with the April 2004 Payment Date, Borrower shall deposit from the Collection Account (or if the funds for such deposit are not available pursuant to Section 2.12(b), shall make an additional deposit of Borrower’s funds sourced from equity capital contributions) to the Replacement Reserve Account, of an amount equal to the Replacement Reserve Deposit Amount until the amount on deposit in the Replacement Reserve Account equals the Replacement Reserve Threshold Amount for the initial time.  During the period commencing on the April 2004 Payment Date when such deposits are being made to the Replacement Reserve Account until the funds on deposit therein equal the Replacement Reserve Threshold Amount for the initial time, no withdrawals may be made from the Replacement Reserve Account.  After the amount on deposit in the Replacement Reserve Account equals the Replacement Reserve Threshold Amount for the initial time, the Borrower may request withdrawals from the Replacement Reserve Account pursuant to the procedure set forth in Section 2.13(a)(iii) below.  In the event following such withdrawal, the amount on deposit in the Replacement Reserve Account shall be less than the Replacement Reserve Threshold Amount then on each subsequent Payment Date Borrower shall deposit from the Collection Account (or if the funds for such deposit are not available pursuant to Section 2.12(b), shall make an additional deposit of Borrower’s funds sourced from equity capital contributions) to the Replacement Reserve Account, of an amount equal to the Replacement Reserve Deposit Amount until the amount on the deposit in the Replacement Reserve Account once again equals the Replacement Reserve Threshold Amount (following which event the Borrower shall once again not be obligated to make deposits to the Replacement Reserve Account).

(ii)                                  Any and all Moneys remitted to the Deferred Maintenance Escrow Account, together with any interest, earnings or income earned thereon, shall be held in the Deferred Maintenance Escrow Account to be withdrawn by Lender upon written request of Borrower made not more than once each month in an amount not less than $10,000, and applied to pay directly or reimburse Borrower for repairs set forth on Schedule 1 attached hereto (the “Immediate Repairs”) upon satisfaction of the disbursement conditions listed on Schedule 6 hereof.  Within the applicable time period(s) for completion set forth on Schedule 1, Borrower shall complete such Immediate Repairs and shall provide to Lender such documentation, and other evidence of compliance with law as Lender may reasonably require. The funds contained in the Deferred Maintenance Escrow Account shall be utilized by Borrower solely for performance of the Immediate Repairs in accordance with the Property Condition Assessments and Environmental Reports, and shall not be used by Borrower for purposes for which any other Reserve Account is established. Upon written application of Borrower (which may be done by electronic mail or e-mail), Borrower shall be entitled to obtain disbursements by Lender from the Deferred Maintenance Escrow Account to pay costs incurred by Borrower for such Immediate Repairs, provided that (a) no Event of Default has occurred and is continuing, (b) Borrower shall provide to Lender (including electronic mail or e-mail) such documentation and certifications as Lender may reasonably request to substantiate the requirement for and entitlement to such disbursement, (c) Borrower shall provide to Lender (including by electronic mail or e-mail) with all invoices, receipts, lien waivers and other documentation of lawful and workmanlike progress or completion, lien-free status, and availability of sufficient funds, all as may be reasonably requested by Lender, and (d) Borrower shall provide Lender such evidence as may be reasonably satisfactory to Lender that after payment of any draw for Immediate Repairs, the funds remaining in the Deferred Maintenance Escrow Account shall be sufficient to pay for the remainder of such Immediate Repairs.   In the event Borrower completes the repairs for which funds were reserved in the Deferred Maintenance Escrow Account to the reasonable satisfaction of Lender, Lender shall disburse any and all amounts then on deposit in the Deferred Maintenance Escrow Account to the Collection Account.

(iii)                               Subject to the provisions of Section 2.13(a)(i), any and all Moneys remitted to the Replacement Reserve Account, together with any interest, earnings or income thereon, shall be held in the Replacement Reserve Account to be withdrawn by Lender upon written request of Borrower made not more than once each month in an amount not less than $10,000, and applied to reimburse Borrower for Capital Improvement Costs (other than those for Immediate Repairs) reasonably approved by Lender for disbursements from the Replacement Reserve (“Approved Capital Expenditures”) upon satisfaction of the disbursement conditions listed on Schedule 6 hereof, provided that funds in the Replacement Reserve Account shall not be used by Borrower for purposes for which any other Reserve Account is established.

(b)                                 Real Estate Taxes Escrow Account and Insurance Escrow Account.  On or before the Closing Date, Lender shall on behalf of the Borrower establish and maintain with the Collection Account Bank two separate accounts for Basic Carrying Costs, each of which shall be an Eligible Account and shall have the same title as the Collection Account for the benefit of Lender until the Loan is paid in full.  The two accounts shall be designated the “Real Estate Taxes Escrow Account” (the “Real Estate Taxes Escrow Account”) and the “Insurance Escrow Account” (the “Insurance Escrow Account”).  On the Closing Date, the Lender shall deposit out of the Loan proceeds $165,320.88 in the Real Estate Taxes Escrow Account and $25,766.76 in the Insurance Escrow Account (i.e. the amount necessary to meet the first bill with credit for existing monthly escrow payments made prior to the applicable due date).  With respect to each Payment Date, Borrower shall deposit from the Collection Account (or, if the funds for such deposit are not available pursuant to Section 2.12(b), shall make an additional deposit of Borrower’s funds sourced from equity capital contributions),

(1)                                  an amount equal to (1/12th) one-twelfth of the annual real estate taxes and any other Impositions that if not paid in a timely manner will result in a Lien on a Mortgaged Property in the Real Estate Taxes Escrow Account,

(2)                                  an amount equal to one-twelfth (1/12th) of the annual insurance premiums for policies of insurance required to be maintained by Borrower with respect to the Mortgaged Property pursuant to this Agreement, and any additional insurance required under any of the other Loan Documents, in the Insurance Escrow Account.

Any and all Moneys remitted to the Real Estate Taxes Escrow Account or Insurance Escrow Account (which shall not bear interest for the benefit of Borrower) shall be held in the Real Estate Taxes Escrow Account or Insurance Escrow Account to be withdrawn from the Real Estate Taxes Escrow Account or Insurance Escrow Account, as applicable, by Lender or its servicer upon written request of Borrower delivered to Lender and its servicer together with documentation and other evidence (including invoices and in the case of a reimbursement of Borrower, evidence that the related costs have been paid) with respect to the respective Basic Carrying Costs towards which such funds are to be applied, and applied to pay directly (or reimburse Borrower, in the case of insurance premiums only) for (x) any Impositions (in the case of the Real Estate Taxes Escrow Account) or (y) any insurance premiums for policies of insurance required to be maintained by Borrower with respect to the Mortgaged Property pursuant to this Agreement, and any additional insurance required under any of the other Loan Documents (in the case of the Insurance Escrow Account).  Borrower shall provide Lender or its servicer with bills and other documents necessary for payment of Impositions and insurance premiums at least ten (10) Business Days prior to the due dates therefor.  In the event the amount on deposit in the Real Estate Taxes Escrow Account or the Insurance Escrow Account exceeds the amount due for Impositions by more than one-twelfth (1/12th) of the annual real estate taxes (in the case of the Real Estate Taxes Escrow Account) or the amount due for insurance premiums (in the case of the Insurance Escrow Account), respectively, Lender or its servicer shall in its sole discretion credit such excess against future payment obligations to the Real Estate Taxes Escrow Account or the Insurance Escrow Account, as applicable.

(c)                                  Operating Expense Account, Working Capital Reserve Account and the Debt Service Reserve Account.  On or before the Closing Date, Lender shall on behalf of the

Borrower establish and maintain with the Collection Account Bank three accounts for the remittance of funds by Lender or its servicer in its sole discretion after an Event of Default has occurred and is continuing, each of which shall be an Eligible Account and shall have the same title as the Collection Account for the benefit of Lender until the Loan is paid in full.  The three accounts shall be designated the “Operating Expense Account” (the “Operating Expense Account”), the “Working Capital Reserve Account” (the “Working Capital Reserve Account”) and the “Debt Service Reserve Account” (the “Debt Service Reserve Account”).  On any Business Day after the occurrence and during the continuance of an Event of Default, Lender or its servicer may in its sole discretion deposit into the Operating Expense Account, the Working Capital Reserve Account or the Debt Service Reserve Account any funds then on deposit in the Local Collection Account or the Collection Account.  Any and all Moneys remitted to the Operating Expense Account, the Working Capital Reserve Account or the Debt Service Reserve Account shall, until otherwise applied by Lender from time to time at Lender’s sole discretion during the existence of any Event of Default, be held in the Operating Expense Account, the Working Capital Reserve Account or the Debt Service Reserve Account, as applicable, and applied, if Lender elects in its sole discretion to make such funds available for such application,

(x)                                   with respect to the Operating Expense Account only, to pay Property Expenses provided for in the Operating Budget approved by Lender, or for other Property Expenses approved by Lender,

(y)                                 with respect to the Working Capital Reserve Account only, as a working capital reserve up to the then applicable Working Capital Reserve Amount, as the same adjusts from time to time under the then applicable Working Capital Budget, or in such greater or lesser amount as Lender may determine from time to time, with disbursements from time to time at Lender’s option from the Working Capital Reserve Account to the Operating Expense Account as working capital needs arise which may not be satisfied from the funds on hand in the Operating Expense Account, all at the sole election of Lender, and

(z)                                   with respect to the Debt Service Reserve Account only, applied to pay the Indebtedness at the sole election of Lender;

provided, that (1) notwithstanding the foregoing, Lender may at any time, in its sole discretion, elect to apply the funds on deposit in the Operating Expense Account and/or the Working Capital Reserve Account to pay the Indebtedness (including without limitation any Prepayment Consideration and other amounts due Lender in connection with such prepayment) while any Event of Default exists, and (2) in the event Lender accepts in writing a proposed cure of the Event of Default which precipitated the deposits to the Operating Expense Account, the Working Capital Reserve Account and the Debt Service Reserve Account and no other Event of Default exists, then the funds on deposit in the Operating Expense Account, the Working Capital Reserve Account and the Debt Service Reserve Account shall be released to Borrower.

(d)                                 Prepaid Rent Account.  On or before the Closing Date, Lender shall on behalf of the Borrower establish and maintain with the Collection Account Bank an account for the remittance of prepaid Rent designated the Prepaid Rent Account (the “Prepaid Rent Account”) which shall be an Eligible Account and shall have the same title as Collection

Account for the benefit of the Lenders until the Loan is paid in full.  On the Closing Date, the initial Lender shall deposit out of the Loan proceeds $0.00 in the Prepaid Rent Account, which shall be an estimate of prepaid Rent held by Borrower.  At least five (5) Business Days prior to the First Payment Date, Borrower will provide to Lender a certified prepaid rent roll in the form attached as Schedule 9 showing the amount of prepaid Rent held by Borrower, and the amount of the prepaid Rent deposited in the Prepaid Rent Account shall be adjusted accordingly on the First Payment Date, by a transfer of funds between the Collection Account and the Prepaid Rent Account.  On any Payment Date as of which the most recent Monthly Statement indicates that the prepaid Rent exceeds $15,000, Lender shall deposit or cause to be deposited in the Prepaid Rent Account pursuant to clause sixth of Section 2.12(b) an amount equal to the positive difference, if any, between the amount indicated in the Monthly Statement and the amount then on deposit in the Prepaid Rent Account.  On any Payment Date as of which the most recent Monthly Statement indicates that the prepaid Rent exceeds $15,000 but is less than the amount then on deposit in the Prepaid Rent Account, the Lender shall withdraw from the Prepaid Rent Account and transfer to the Collection Account the positive difference between the amount on deposit in the Prepaid Rent Account and such amount contained in the most recent Monthly Statement to be applied together with the other collections from the Mortgaged Properties pursuant to Section 2.12(b) on such Payment Date.  On any Payment Date as of which the most recent Monthly Statement indicates that the prepaid Rent which was previously in excess of $15,000 has been reduced below $15,000, the Lender shall withdraw from the Prepaid Rent Account and transfer to the Collection Account the entire amount of funds then on deposit in the Prepaid Rent Account to be applied together with the other collections from the Mortgaged Properties pursuant to Section 2.12(b) on such Payment Date.  In the event of and after a release of a Mortgaged Property, all of the references above in this paragraph to $15,000 shall be adjusted to equal one-twelfth (1/12th) of the product of 5.60% and the Underwritten Net Cash Flow of all of the remaining Mortgaged Properties.

(e)                                  Investment of Funds.  All or a portion of any Moneys in the Reserve Accounts (other than the Real Estate Tax Escrow Account, the Insurance Escrow Account, the Operating Expense Account, the Working Capital Reserve Account and the Debt Service Reserve Account, none of which shall bear interest for the benefit of Borrower) shall, so long as no Event of Default has occurred and is continuing, be invested and reinvested by Lender in accordance with written instructions delivered by Borrower, or after an Event of Default has occurred and is continuing, by Lender, in one or more Permitted Investments (subject to the availability of such Permitted Investments with the Collection Account Bank).  If no written investment direction is provided to Lender by Borrower, Lender may at its option invest such Moneys in a Permitted Investment selected by Lender.  All interest paid or other earnings on funds deposited into the Reserve Accounts made hereunder shall be deposited into the Reserve Accounts (other than with respect to the Real Estate Taxes Escrow Account and the Insurance Escrow Account for which Lender and its servicer shall not have any obligation to deposit such interest or earnings into such accounts).  Lender shall have no liability for any loss in investments of funds in any Reserve Account that are invested in Permitted Investments and no such loss shall affect Borrower’s obligation to fund, or liability for funding, the Reserve Accounts.  Unless and until title to the funds therein shall have vested in any Person other than Borrower, Borrower shall include all such income or gain on any account of the Reserve Account as income of Borrower for federal and applicable state tax purposes.

(f)                                    Event of Default.  After an Event of Default has occurred and is continuing, Borrower shall not be permitted to make any withdrawal(s) from any Pledged Accounts and Lender may liquidate any Permitted Investments of the amount on deposit in such account, withdraw and use such amount on deposit in the Pledged Accounts to make payments on account of the Indebtedness or otherwise as provided in Section 2.8.  Without in any way limiting the foregoing or Lender’s rights and remedies upon an Event of Default, and subject to Lender’s direction otherwise from time to time, in whole or in part, in Lender’s sole and absolute discretion, after and during the continuance of an Event of Default Lender may direct the Collection Account Bank or the Local Collection Account Bank to disburse to Lender or allocate all available funds on deposit in the Pledged Accounts to: (a) any debt service or other Indebtedness due under this Loan Agreement or the other Loan Documents; (b) any Reserve Account established under this Loan Agreement; (c) otherwise as a reserve for Property Expenses, Capital Improvement Costs, Impositions and other expenditures relating to the use, management, operation or leasing of the Mortgaged Property; and/or (d) any costs and expenses incurred by Lender in connection with such Event of Default, or expended by Lender to protect or preserve the value of the Mortgaged Property.

Section 2.14.                             Additional Provisions Relating to the Pledged Accounts.

(a)                                  Borrower covenants and agrees that:  (i) all securities or other property underlying any financial assets credited to any Pledged Account shall be registered in the name of Lender, indorsed to Lender or indorsed in blank or credited to another securities account maintained in the name of Lender and in no case will any financial asset credited to any Pledged Account be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower except to the extent the foregoing have been specially indorsed to Lender or in blank; and (ii) all Permitted Investments and all other property delivered to Lender pursuant to this Agreement will be promptly credited to one of the Pledged Accounts.

(b)                                 Borrower hereby agrees that each item of property (whether investment property, financial asset, security, instrument, cash or otherwise) credited to any Pledged Account shall be treated as a “financial asset”  within the meaning of Section 8-102(a)(9) of the UCC.

(c)                                  Borrower acknowledges and agrees that the Collection Account Bank and Local Collection Account Bank shall comply with all “entitlement orders” (i.e. an order directing transfer or redemption of any financial asset relating to a Pledged Account, and any “entitlement order” as defined in Section 8-102(a)(8) of the UCC) and instructions (including any “instruction” within the meaning of Section 9-104 of the UCC) originated by Lender without further action or consent by Borrower, Manager or any other Person.

(d)                                 Regardless of any provision in any other agreement, for purposes of the UCC, with respect to each Pledged Account, New York shall be deemed to be the bank’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC). The Pledged Accounts shall be governed by the laws of the State of New York.

(e)                                  Except for the claims and interest of Lender and of Borrower in the Pledged Accounts, Borrower represents and warrants that it does not know of any Lien on or claim to, or interest in, any Pledged Account or in any “financial asset” (as defined in Section 8-102(a) of the UCC) credited thereto.  If any Person asserts any Lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Pledged Accounts or in any financial asset carried therein, Borrower will promptly notify Lender thereof and shall indemnify, defend and hold Lender and each of the Indemnified Parties harmless from and against any such Lien, encumbrance or claim.

Section 2.15.                             Security Agreement.

(a)                                  Pledge of Pledged Accounts.  To secure the full and punctual payment and performance of all of the Indebtedness, Borrower hereby assigns, conveys, pledges and transfers to Lender, as secured party, and grants Lender a first and continuing security interest in and to, the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Account Collateral”):

(i)                                     all of Borrower’s right, title and interest in the Pledged Accounts and all Money and Permitted Investments, if any, from time to time deposited or held in the Pledged Accounts or purchased with funds or assets on deposit in the Pledged Accounts;

(ii)                                  all of Borrower’s right, title and interest in interest, dividends, Money, Instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any of the foregoing until such time as such items are disbursed from the Pledged Accounts; and

(iii)                               to the extent not covered by clause (i) or (ii) above, all Proceeds of any or all of the foregoing until such time as such items are disbursed from the Pledged Accounts.

Lender and Collection Account Bank and Local Collection Account Bank, each as agent for Lender, shall have with respect to the foregoing collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the UCC, as if such rights and remedies were fully set forth herein.

(b)                                 Covenants; Sole Dominion and Control.  So long as any portion of the Indebtedness is outstanding, Borrower shall not open any account other than the Local Collection Account for the deposit of Rents or Money received from Accounts or under Leases and derived from the Mortgaged Property and all Proceeds to pay amounts owing hereunder, other than any account for amounts required by law to be segregated by Borrower.  Borrower shall not have any right to withdraw Money from the Pledged Accounts.  Borrower acknowledges and agrees that the Pledged Accounts are and shall at all times continue to be subject to and under the sole dominion and control, and the “control” within the meaning of Sections 9-104 and 9-106 of the UCC, of Lender.  Notwithstanding anything set forth herein to the contrary, neither Borrower nor Manager nor any other person or entity, through or under Borrower, shall have any control over the use of, or any right to withdraw any amount from, any Pledged Accounts, and Borrower acknowledges that the Collection Account Bank and the Local Collection Account Bank shall comply with all instructions originated by Lender without further consent by Borrower.  Borrower acknowledges and agrees that the Collection Account Bank and Local Collection Account Bank shall comply with the instructions of Lender with respect to the Pledged Accounts without the further consent of Borrower or Manager.  The Account Collateral shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking authority or Governmental Authority, as may now or hereafter be in effect, and to the rules, regulations and procedures of the financial institution where the Account Collateral is maintained relating to demand deposit accounts generally from time to time in effect.

(c)                                  Financing Statements; Further Assurances.  Borrower hereby irrevocably authorizes Lender at any time and from time to time to file any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as Lender may determine, in its sole discretion, are necessary or advisable to perfect the security interests granted to Lender in connection herewith.  Such financing statements may describe the collateral in the same manner as described in any security agreement or pledge agreement entered into by the parties in connection herewith or may contain an indication or description of collateral that describes such property in any other manner as Lender may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to Lender in connection herewith, including, without limitation, describing such property as “all assets” or “all personal property” of Borrower whether now owned or hereafter acquired.  From time to time, at the expense of Borrower, Borrower shall promptly execute and deliver all further instruments, and take all further action, that Lender may reasonably request, in order to continue the perfection and protection of the pledge and security interest granted or purported to be granted hereby.

(d)                                 Transfers and Other Liens.  Borrower shall not sell or otherwise dispose of any of the Account Collateral other than pursuant to the terms of this Agreement and the other Loan Documents, or create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under or as contemplated by this Agreement.

(e)                                  No Waiver.  Every right and remedy granted to Lender under this Agreement or by law may be exercised by Lender at any time and from time to time, and as often as Lender may deem it expedient.  Any and all of Lender’s rights with respect to the pledge of and security interest in the Account Collateral granted hereunder shall continue unimpaired, and to the extent permitted by law, Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) any proceeding of Borrower under the United States Bankruptcy Code or any bankruptcy, insolvency or reorganization laws or statutes of any state, (ii) the release or substitution of Account Collateral at any time, or of any rights or interests therein or (iii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Default with respect to the Account Collateral or otherwise hereunder.  No delay or extension of time by Lender in exercising any power of sale, option or other right or remedy hereunder, and no notice or demand which may be given to or made upon Borrower by Lender, shall constitute a waiver thereof, or limit, impair or prejudice Lender’s right, without notice or demand, to take any action against Borrower or to exercise any other power of sale, option or any other right or remedy.

(f)                                    Lender Appointed Attorney-In-Fact.  Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuation of an Event of Default, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower with respect to the Account Collateral, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein with respect to the Account Collateral and to accomplish the purposes of this Agreement.  The foregoing powers of attorney are irrevocable and coupled with an interest and shall terminate upon repayment of the Indebtedness in full.

(g)                                 Continuing Security Interest; Termination.  This Section 2.15 shall create a continuing pledge of and security interest in the Account Collateral and shall remain in full force and effect until payment in full by Borrower of the Indebtedness.  Upon payment in full by Borrower of the Indebtedness, Lender shall return to Borrower such of the Account Collateral as shall not have been applied pursuant to the terms hereof, and shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the pledge and lien hereof.

Section 2.16.                             Mortgage Recording Taxes.  The Lien to be created by the Mortgages is intended to encumber the Mortgaged Property to the full extent of the Loan Amount; provided, that, notwithstanding the foregoing, with respect to any Mortgaged Property located in a state that imposes mortgage recording taxes where the imposition of a lower amount would allow tax savings to the Borrower, the Lien to be created by the related Mortgage is intended to encumber the Mortgaged Property in an amount acceptable to the Lender which amount shall in no event be less than 125% of the value of the Mortgaged Property as determined by the Lender Appraisals.  On the Closing Date, Borrower shall have paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages, if any.

Section 2.17.                             Partial Release.  After the First Open Defeasance Date and prior to the First Open Payment Date, and provided no Event of Default exists, Borrower may from time to time obtain a partial release (a “Partial Release”) from the lien of the Mortgage and the Loan Documents of up to two of the individual Mortgaged Properties listed on Schedule 2.17 hereto (each such individual Mortgaged Property to be released, a “Partial Release Property”), provided that all of the following conditions precedent have been satisfied with respect to any such Partial Release of any such Partial Release Property:

(a)                                  No Partial Release of a Partial Release Property will be permitted until after the First Open Defeasance Date or if any Event of Default has occurred and is continuing. No Partial Release of the Partial Release Property will be permitted on or after the First Open Payment Date.  No more than two Partial Release Properties may be released during the term of the Loan.

(b)                                 No Partial Release of the Partial Release Parcel will be permitted unless Borrower establishes to Lender’s satisfaction that the Debt Service Coverage Ratio for the remainder of the Mortgaged Property (i.e., exclusive of any income from the Partial Release Property) is and shall continue to be equal to or greater than the greater of (i) the Debt Service Coverage Ratio for the Mortgaged Property calculated immediately prior to the Partial Release (i.e., inclusive of the income from the Partial Release Property), and (ii) 1.30:1.00.  If the foregoing condition would not be satisfied by defeasance of the Partial Defeasance Amount indicated in subparagraph (e) below, Borrower may by written notice to Lender given not less than ten (10) days prior to the Partial Defeasance increase the Partial Defeasance Amount to an amount which would result in the foregoing condition being satisfied upon completion of the Partial Defeasance of such larger Partial Defeasance Amount.  No Partial Defeasance, nor any increase in any Partial Defeasance Amount under this paragraph (b) or paragraphs (c) below, shall affect the allocated loan amounts for the remaining Mortgaged Property as set forth on Schedule 2.17.

(c)                                  No Partial Release of the Partial Release Parcel will be permitted unless Borrower establishes to Lender’s satisfaction that the value of the remainder of the Mortgaged Property (as determined by then-current Appraisals prepared by Appraisers approved by Lender, the fees and expenses of which shall be paid by Borrower) is sufficient to satisfy a loan-to-value ratio (based on the outstanding principal balance of the Loan immediately prior to the Partial Release, less the allocated loan amount for the Partial Release Property) which is the lesser of (i) 75% and (ii) the loan-to-value ratio for the Mortgaged Property (inclusive of the Partial Release Property, and based on the outstanding principal balance of the Loan immediately prior to the Partial Release) calculated immediately prior to the Partial Release.  If the foregoing condition would not be satisfied by defeasance of the Partial Defeasance Amount indicated in subparagraph (e) below, Borrower may by written notice to Lender given not less than ten (10) days prior to the Partial Defeasance increase the Partial Defeasance Amount to an amount which would result in the foregoing condition being satisfied upon completion of the Partial Defeasance of such larger Partial Defeasance Amount.

(d)                                 The Partial Release shall be allowed only in connection with a bona fide all-cash sale of the Partial Release Parcel to an unaffiliated third party on arms-length terms and conditions, and upon closing of such sale (and thereafter) shall not be owned, purchased or acquired by Borrower or any Affiliate of Borrower.

(e)                                  Borrower will on the date of the Partial Release (the “Partial Release Date”) complete a Partial Defeasance, pursuant to Section 2.7 hereof, of a portion of the Loan (the “Partial Defeasance Amount” for such Partial Release Property) equal to 125% of the allocated loan amount for the Partial Release Property set forth on Schedule 2.17 hereto; provided, that if Borrower elects in connection with a Partial Defeasance of a Partial Release Property to increase the Partial Defeasance Amount for such Partial Release Property pursuant to the provisions of paragraphs (b) and/or (c) above, the Partial Defeasance Amount for such Partial Release Property shall be such higher amount for purposes of such Partial Defeasance.

(f)                                    Borrower will execute (and Guarantor will consent in writing thereto and reaffirm their obligations under the Loan Documents to which they are a party notwithstanding the Partial Release) and deliver all such amendments to the Loan Documents and other instruments or documents as may be required by Lender (using commercial standards customarily applied with respect to mortgage loans such as the Loan) in order to continue to fully protect Lender’s lien and security interest in the remainder of the Mortgaged Property.

(g)                                 Borrower will cause the Master Homesite Lease(s) to be amended to exclude the Partial Release Property pursuant to documentation reasonably satisfactory to Lender.

(h)                                 Borrower, at its sole cost and expense, shall obtain endorsements to Lender’s loan policy of title insurance satisfactory in form and content to Lender, which endorsements will (a) affirmatively evidence the continued validity of Lender’s first lien position created by the Loan Documents through the date of recordation of the partial release of the Partial Release Property, and (b) insure that the lien created by the Loan Documents remains a valid first lien on the remainder of the Mortgaged Property.

(i)                                     Borrower shall pay for the costs of preparing and recording partial releases, UCC-3 releases, and any loan modification documents, easements, declarations, and/or restrictive covenants required by Lender, Lender’s reasonable attorneys’ fees and costs, all survey charges and costs, all title premiums and costs, documentary stamps incurred in connection with the release of the Partial Release Property in accordance with the requirements contained herein, and all other reasonable out-of-pocket costs, fees, and expenses incurred by Lender in connection with the requested release of the Partial Release Property.

(j)                                     Borrower shall have provided Lender with a Rating Confirmation with respect to the Partial Release.

(k)                                  Borrower shall pay Lender’s reasonable costs and expenses in connection with the Partial Release, as set forth below.

Borrower shall pay or reimburse Lender for all reasonable costs and expenses incurred by Lender in connection with such request for a Partial Release, including, but not limited to, the preparation, negotiation and review of any and all materials required to be provided in connection therewith (including Lender’s reasonable attorneys’ fees and expenses).

Section 2.18.                             Laundry Leases.  Certain laundry facilities at certain of the Mortgaged Properties have been leased to laundry operators under laundry room or laundry facility leases (the “Laundry Leases”).  Borrower covenants and agrees that it shall, within sixty (60) days after the date hereof (or such longer time as Lender may determine to provide to Borrower at Lender’s sole option) provide copies of such Laundry Leases to Lender and, if such Laundry Leases are not by their terms subordinate to the applicable Mortgages, Borrower shall, within sixty (60) days after the date hereof (or such longer time as Lender may determine to provide to Borrower at Lender’s sole option) either provide executed subordination agreements subordinating the Laundry Leases to the applicable Mortgages or demonstrate to Lender’s reasonable satisfaction that the Laundry Leases may be terminated by the landlord thereunder at a cost per Laundry Lease of not more than $10,000.

ARTICLE III.
CONDITIONS PRECEDENT

Section 3.1.                                   Conditions Precedent to Closing.  The obligation of the Lender to make the Loan is subject to the satisfaction by Borrower (and Guarantor, where applicable) or waiver by Lender in writing of the following conditions no later than the Closing Date:

(a)                                  Loan Agreement.  Borrower and Lender shall have executed and delivered this Agreement.

(b)                                 Note.  Borrower shall have executed and delivered to Lender the Note.

(c)                                  Environmental Indemnity Agreement; Guaranty of Non-Recourse Obligations.  Borrower and Guarantor shall have executed and delivered the Environmental Indemnity Agreement to Lender.  Guarantor shall have executed and delivered the Guaranty of Non-Recourse Obligations.

(d)                                 Opinions of Counsel.  Lender shall have received from counsel to Borrower, the Member and the Guarantor, legal opinions in form and substance acceptable to Lender, with respect to corporate matters and with respect to substantive non-consolidation of Affordable Residential Communities LP, the Member and the Manager, on the one hand, and Borrower, on the other, in the event of the bankruptcy of Affordable Residential Communities LP, the Member or the Manager.  Such legal opinions shall be addressed to Lender and its successors and assigns, dated the Closing Date, and in form and substance reasonably satisfactory to Lender and its counsel.

(e)                                  Organizational Documents.  Lender shall have received with respect to each of Borrower, the Member and the Guarantor its certificate of formation, certificate of limited partnership or certificate of incorporation, as applicable, as amended, modified or supplemented to the Closing Date, as filed with the Secretary of State in the jurisdiction of organization and in effect on the Closing Date and certified to be true, correct and complete by the appropriate Secretary of State as of a date not more than thirty (30) days prior to the Closing Date, together with a good standing certificate from such Secretary of State dated not more than thirty (30) days prior to the Closing Date and, for Borrower and the Member to the extent required by applicable law, a good standing certificate from the Secretaries of State (or the equivalent thereof) of each other State in which Borrower or the Member is required to be qualified to transact business, each dated not more than thirty (30) days prior to the Closing Date.

(f)                                    Certified Resolutions, etc.  Lender shall have received a certificate of each of Borrower, the Member and the Guarantor dated the Closing Date, certifying (i) the names and true signatures of its incumbent officers authorized to sign the Loan Documents to which Borrower, the Member or the Guarantor is a party, (ii) the Organizational Agreement of each of Borrower, the Member and Guarantor, in each case as in effect on the Closing Date, (iii) the resolutions of each of Borrower, the Member and the Guarantor, approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and (iv) that there have been no changes in any Organizational Agreement since the date of execution or preparation thereof.

(g)                                 Additional Matters.  Lender shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Lender.  All corporate and other organizational proceedings, all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Loan shall be reasonably satisfactory in form and substance to Lender in its sole and absolute discretion.

(h)                                 Transaction Costs.  Borrower shall have paid all Transaction Costs for which bills have been submitted in accordance with the provisions of Section 8.23.

(i)                                     No Default or Event of Default.  No event which would constitute either a Default or Event of Default under this Agreement or the other Loan Documents shall have occurred and be continuing on the Closing Date.

(j)                                     No Injunction.  No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of the Transaction.

(k)                                  Representations and Warranties.  The representations and warranties herein and in the other Loan Documents shall be true and correct in all material respects on the Closing Date.

(l)                                     Survey; Appraisal.  Lender shall have received the Survey and the Appraisal with respect to each Mortgaged Property, which shall be in form and substance satisfactory to Lender in its sole and absolute discretion.

(m)                               Property Condition Assessment.  Lender shall have received the Property Condition Assessment with respect to each Mortgaged Property prepared by the Engineer or another Person acceptable to the Lender, which Property Condition Assessment shall be acceptable to Lender in its sole and absolute discretion.

(n)                                 Environmental Matters.  Lender shall have received an Environmental Report prepared by an Environmental Auditor with respect to the Mortgaged Property, which Environmental Report shall be acceptable to Lender in its sole and absolute discretion.

(o)                                 Financial Information.  Lender shall have received financial information relating to the Guarantor, Borrower and the Mortgaged Property satisfactory to Lender in its sole and absolute discretion.  Such information shall include, without limitation, the following, to the extent reasonably available:

(i)                                     operating statements for the current year (including actual to date information, an annual budget and trailing twelve month data in hard copy and on diskette) and for not less than the three preceding years;

(ii)                                  a copy of the standard lease form, if any;

(iii)                               current property rent roll data on a tenant by tenant basis in hard copy including the name of each tenant and the associated Homesite, security deposit, amount due at the beginning of the month, charges in the current month (including Homesite rent, water/sewer, gas/electric, trash, mobile home rent, notes and other charges), payments made during the month, amount due at the end of the month, total Homesites at the Mortgaged Property and total occupied Homesites at the Mortgaged Property, with the occupancy level expressed as a percentage);

(iv)                              the tax bills for 2003 and the historical tax records for 2002;

(v)                                 the most recent annual financial statements and unaudited quarterly financial statements; and

(vi)                              such other financial information as is customarily required by institutional lenders for loans similar in size and type as the Loan.

The annual financial statements relating to the Guarantor shall be either (x) audited by a “Big Four” accounting firm or another firm of certified public accountants reasonably acceptable to Lender or (y) prepared in accordance with agreed upon procedures reasonably acceptable to Lender to be performed by a “Big Four” accounting firm or another firm of certified public accountants reasonably acceptable to Lender to create similar information.

(p)                                 Pro-Forma Financial Statement; Operating Budget.  Lender shall have received (i) the initial pro-forma financial statement and Operating Budget for the Mortgaged Property for the following twelve months (including on an annual and monthly basis a break-down of projected Gross Revenues, Property Expenses, Capital Improvement Costs, replacement reserve costs and average occupancy level (expressed as a percentage)) and (ii) a financial statement that forecasts projected revenues and operating expenses for not less than three years (including the assumptions used in such forecast).

(q)                                 Site Inspection.  Borrower shall have provided to Lender the opportunity to perform, or cause to be performed on its behalf, an on-site due diligence review of the Mortgaged Property, which inspection is satisfactory to Lender in its sole discretion.

(r)                                    Mortgaged Property Documents.

(i)                                     Mortgages; Assignments of Rents and Leases.  Borrower shall have executed and delivered to Lender the Mortgages and the Assignments of Rents and Leases with respect to the Mortgaged Property and such Mortgages and Assignments of Rents and Leases shall have been filed of record in the appropriate filing office in the jurisdiction in which the Mortgaged Property is located or irrevocably delivered to a title agent for such recordation.

(ii)                                  Financing Statements.  Borrower shall have executed and delivered to Lender all financing statements required by Lender pursuant hereto and such financing statements shall have been filed of record in the appropriate filing offices in each of the appropriate jurisdictions or irrevocably delivered to a title agent for such recordation.

(iii)                               Management Agreement and Manager’s Subordination.  Lender shall have received the executed Management Agreement for the Mortgaged Property and the Manager shall have executed and delivered the Manager’s Subordination to Lender.

(iv)                              Contract Assignment.  With respect to the Mortgaged Property, Borrower shall have executed and delivered to Lender a Contract Assignment with respect to the Mortgaged Property.

(s)                                  Opinions of Counsel.  Lender shall have received from counsel to Borrower reasonably acceptable to Lender in each state in which any Mortgaged Property is located its legal opinion in form and substance satisfactory to Lender, as to (i) the enforceability of the Mortgages, Assignments of Rents and Leases and any other Loan Documents governed by the law of such jurisdiction, (ii) perfection of Liens and security interests and (iii) other matters referred to therein with respect to each Mortgaged Property.  The legal opinions will be addressed to Lender and its successors and assigns, dated the Closing Date, and in form and substance reasonably satisfactory to Lender and its counsel.

(t)                                    Insurance.  Lender shall have received certificates of insurance demonstrating insurance coverage in respect of each Mortgaged Property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in this Agreement.  Such certificates shall indicate that Lender is a named additional insured and shall contain a loss payee endorsement in favor of Lender with respect to the property policies required to be maintained under this Agreement.

(u)                                 Title Insurance Policy.  Lender shall have received countersigned pro forma title policies or marked binders constituting the unconditional commitment (in form and substance reasonably satisfactory to Lender) to issue the Title Insurance Policy covering the Mortgaged Property with an aggregate amount at least equal to the Loan Amount.

(v)                                 Lien Search Reports.  Lender shall have received satisfactory reports of UCC (collectively, the “UCC Searches”), tax lien, judgment and litigation searches and title updates conducted by the companies issuing the Title Insurance Policy with respect to the Collateral, Guarantor, Borrower and the Member, such searches to be conducted in each of the locations required by Lender.

(w)                               Consents, Licenses, Approvals, etc.  Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower, Member and Guarantor and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

(x)                                   Additional Real Estate Matters.  Lender shall have received such other real estate related certificates and documentation relating to the Mortgaged Property as Lender may have reasonably requested.  Such documentation shall include the following as requested by Lender and to the extent reasonably available:

(i)                                     certificates of occupancy issued by the appropriate Governmental Authorities of the jurisdiction in which each Mortgaged Property is located reflecting, and consistent with, the use of each Mortgaged Property as of the Closing Date;

(ii)                                  letters from the appropriate local Governmental Authorities of the jurisdiction in which each Mortgaged Property is located, certifying that each Mortgaged Property is in compliance with all applicable zoning laws, rules and regulations, a zoning endorsement to the applicable Title Insurance Policy with respect to each Mortgaged Property and/or an acceptable zoning letter from Zoning Information Services Inc.;

(iii)                               copies of the Leases in effect at each Mortgaged Property as Lender may request (in addition to the copies delivered above); and

(iv)                              a certified copy of the purchase and sale agreement (with exhibits), if any, for the Mortgaged Property.

(y)                                 Closing Statement.  Lender and Borrower shall have agreed upon a detailed closing statement in a form reasonably acceptable to Lender, which includes a complete description of Borrower’s sources and uses of funds on the Closing Date.

(z)                                   Loan-to-Value Ratio; Debt Service Coverage Test.  Lender shall have determined that (i) the Loan Amount is not greater than 80% of the aggregate value of the Mortgaged Property as set forth in the Appraisals delivered on the Closing Date and (ii) the Debt Service Coverage Test is satisfied as of the Closing Date.

(aa)                            Origination Fee.  Lender shall have received its Origination Fee, which may be retained by Lender from the proceeds of the Loan.

Section 3.2.                                   Execution and Delivery of Agreement.  The execution and delivery of this Agreement by each party to this Agreement shall be deemed to constitute the satisfaction or waiver of the conditions set forth in Section 3.1; provided, that any such deemed satisfaction or waiver shall be solely for the purposes of Section 3.1 and shall not be deemed or construed to constitute a waiver of any other provision of this Agreement or of any provisions of any of the other Loan Documents, including, without limitation, any undelivered items undertaking or agreement or other post-closing agreement or undertaking entered into by Borrower and/or Guarantor.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

Section 4.1.                                   Representations and Warranties as to Borrower.  Borrower represents and warrants that, as of the Closing Date:

(a)                                  Organization.  Borrower (i) is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own its properties (including, without limitation, the Mortgaged Property) and to carry on its business as now being conducted and is qualified to do business in the jurisdiction in which the Mortgaged Property is located, and (iii) has the requisite power to execute and deliver, and perform its obligations under, this Agreement, the Note and all of the other Loan Documents to which it is a party.

(b)                                 Authorization; No Conflict; Consents and Approvals.  The execution and delivery by Borrower of this Agreement, the Note and each of the other Loan Documents, Borrower’s performance of its obligations hereunder and under the other Loan Documents and the creation of the security interests and liens provided for in this Agreement and the other Loan Documents to which it is a party (i) have been duly authorized by all requisite action on the part of Borrower, (ii) will not violate any provision of any Legal Requirements, any order of any court or other Governmental Authority, the Organizational Agreement or any indenture or agreement or other instrument to which Borrower is a party or by which Borrower is bound, and (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon the Mortgaged Property pursuant to, any such indenture or agreement or material instrument other than the Loan Documents.  Other than those obtained or filed on or prior to the Closing Date, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance of this Agreement, the Note or the other Loan Documents executed and delivered by Borrower.

(c)                                  Enforceability.  This Agreement, the Note and each other Loan Document executed by Borrower in connection with the Loan (including, without limitation, any Collateral Security Instrument), is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.  This Agreement, the Note and such other Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower (including the defense of usury), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(d)                                 Litigation.  There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to the best knowledge of Borrower, threatened against Borrower, Guarantor or any Collateral, which actions, suits or proceedings, if determined against Borrower, Guarantor or such Collateral, are reasonably likely to result in a Material Adverse Effect.

(e)                                  Agreements.  Borrower is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Collateral is bound which default is reasonably likely to have a Material Adverse Effect.  Neither Borrower nor Guarantor is a party to any agreement or instrument or subject to any restriction which restricts such Person’s ability to conduct its business in the ordinary course or that is reasonably likely to have a Material Adverse Effect.

(f)                                    No Bankruptcy Filing.  Neither Borrower nor Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a material portion of its assets or property.  To the best knowledge of Borrower, no Person is contemplating the filing of any such petition against Borrower.

(g)                                 Solvency.  Giving effect to the transactions contemplated hereby, the fair market value of Borrower’s assets exceeds and will, immediately following the making of the

Loan, exceed Borrower’s total liabilities (including, without limitation, subordinated, unliquidated, disputed and contingent liabilities).  The fair market value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities (including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured).  Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

(h)                                 Other Debt.  Borrower has not borrowed or received other debt financing whether unsecured or secured by the Mortgaged Property or any part thereof which is outstanding as of the Closing Date.  As of the Closing Date, Borrower has no Other Borrowings other than trade debt expressly permitted under Article VIII of this Agreement.

(i)                                     Full and Accurate Disclosure.  No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  To the best knowledge of Borrower, no financial statements or any other document, certificate or written statement furnished to Lender by Borrower or Guarantor, or by any third party on behalf of Borrower or Guarantor, for use in connection with the Loan contains any untrue representation, warranty or statement of a material fact, and none omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.  To the best knowledge of Borrower, there is no fact that has not been disclosed to Lender that is reasonably likely to result in a Material Adverse Effect.

(j)                                     Financial Information.  All financial statements and other data concerning Borrower, Guarantor and the Mortgaged Property that has been delivered by or on behalf of Borrower or Guarantor to Lender is true, complete and correct in all material respects and, except as disclosed on Schedule 4 attached hereto, has been prepared in accordance with GAAP.  Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no change in the financial position of Borrower, Guarantor or the Mortgaged Property, or in the results of operations of Borrower or Guarantor, which change results or is reasonably likely to result in a Material Adverse Effect.  Neither Borrower nor Guarantor has incurred any obligation or liability, contingent or otherwise, not reflected in such financial data, which is likely to have a Material Adverse Effect upon its business operations or the Mortgaged Property.

(k)                                  Investment Company Act; Public Utility Holding Company Act.  Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money in accordance with this Agreement.

(l)                                     Compliance.  Borrower is in compliance with all applicable Legal Requirements, except for noncompliance that is not reasonably likely to have a Material Adverse Effect.  Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority except for defaults or violations which are not reasonably likely to have a Material Adverse Effect.

(m)                               Use of Proceeds; Margin Regulations.  Borrower will use the proceeds of the Loan for the purposes described in Section 2.2.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements.

(n)                                 Organizational Chart.  The organizational chart set forth as Schedule 2 accurately sets forth the direct and indirect ownership structure of Borrower.

(o)                                 No Defaults.  No Default or Event of Default exists under or with respect to any Loan Document.

(p)                                 Plans and Welfare Plans.  The assets of Borrower are not treated as “plan assets” under regulations currently promulgated under ERISA.  Neither Borrower nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to any Plan or Multiemployer Plan nor has the Borrower or any ERISA Affiliate sponsored, maintained, contributed to or been required to contribute to any Plan or Multiemployer Plan within the past six years.  There are no pending issues or claims before the Internal Revenue Service, the United States Department of Labor or any court of competent jurisdiction related to any Plan or Welfare Plan.  No event has occurred, and there exists no condition or set of circumstances, in connection with any Plan or Welfare Plan under which Borrower or, to the best knowledge of Borrower, any ERISA Affiliate, directly or indirectly (through an indemnification agreement or otherwise), is reasonably likely to be subject to any material risk of liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.  No Welfare Plan provides or will provide benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employee of Borrower, or, to the best knowledge of Borrower, any ERISA Affiliate beyond his or her retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or disability benefits that have been fully provided for by fully paid up insurance or (iii) severance benefits.

(q)                                 Additional Borrower UCC Information.  Borrower’s organizational identification number is 3723702 and the full legal name of Borrower is as set forth on the signature pages hereof and Borrower has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name).

(r)                                    Not Foreign Person.  Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

(s)                                  Labor Matters.  Borrower is not a party to any collective bargaining agreements.

(t)                                    Pre-Closing Date Activities.  Borrower has not conducted any business or other activity on or prior to the Closing Date, other than in connection with the acquisition, management and ownership of the Mortgaged Property.

(u)                                 No Bankruptcies or Criminal Proceedings Involving Borrower or Related Parties.  No bankruptcy, insolvency, reorganization or comparable proceedings have ever been instituted by or against Borrower, any Affiliate of Borrower, any Guarantor or any individual or entity owning, with his, her or its family members, 20% or more of the direct, or indirect beneficial ownership interests in Borrower (each such Guarantor, individual, or entity being herein referred to as a “Principal”), and no such proceeding is now pending or contemplated.  None of Borrower, any Principal, or to Borrower’s knowledge, any other individual or entity directly or indirectly owning or controlling, or the family members of which own or control, any direct or indirect beneficial ownership interest in Borrower or in the Manager or asset manager for the Mortgaged Property, have been charged, indicted or convicted, or are currently under the threat of charge, indictment or conviction, for any felony or crime punishable by imprisonment.

(v)                                 No Prohibited Persons.  Neither Borrower, Member, Guarantor nor any of their respective officers, directors, shareholders, partners, members or Affiliates (including the indirect holders of equity interests in Borrower) is or will be an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf)(the “OFAC List”); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).  To the best knowledge of the Borrower, no tenant at the Property currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person and no tenant at the Property is owned by or an Affiliate of a Prohibited Person.  Borrower and Manager have implemented and will continue to follow procedures to ensure that no tenant at the Property is a Prohibited Person or owned by or an Affiliate of a Prohibited Person.

Section 4.2.                                   Representations and Warranties as to the Mortgaged Property.  Borrower hereby represents and warrants to Lender that, as to each Mortgaged Property and the Mortgages, as of the Closing Date:

(a)                                  Title to the Mortgaged Property.  Borrower owns good, marketable and insurable fee simple title to each Mortgaged Property (other than Personalty), free and clear of all Liens, other than the Permitted Encumbrances.  Borrower owns the Personalty free and clear of any and all Liens, other than Permitted Encumbrances.  There are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any Mortgaged Property or any portion thereof or interest therein.

(b)                                 Utilities and Public Access.  Except as disclosed on Schedule 4, (i) each Mortgaged Property has adequate rights of access to public ways and is served by public water, electric, sewer, sanitary sewer and storm drain facilities; (ii) all public utilities necessary to the continued use and enjoyment of each Mortgaged Property as presently used and enjoyed are located in the public right-of-way abutting the premises, and all such utilities are connected so as to serve each Mortgaged Property without passing over other property except for land or easement areas of or available to the utility company providing such utility service; and (iii) all roads necessary for the full utilization of each Mortgaged Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of each Mortgaged Property.

(c)                                  Condemnation.  No Taking has been commenced or, to the best of Borrower’s knowledge, is contemplated with respect to all or any portion of any Mortgaged Property or for the relocation of roadways providing access to any Mortgaged Property.

(d)                                 Compliance.  Each Mortgaged Property and the current use thereof is in compliance with all applicable Legal Requirements (including, without limitation, building, parking, subdivision, land use, health, fire, safety and zoning ordinances and codes) and all applicable Insurance Requirements, except for noncompliance which cannot reasonably be expected to result in a Material Adverse Effect.  Each Mortgaged Property is zoned for its current use, which zoning designation is unconditional, in full force and effect, and is beyond all applicable appeal periods.   In the event that all or any part of the Improvements located on any Mortgaged Property are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits, other than customary demolition, building and other construction related permits.  No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Mortgaged Property.  Neither the zoning nor any other right to construct, use or operate the Mortgaged Property is in any way dependent upon or related to any real estate other than the Mortgaged Property.  No tract map, parcel map, condominium plan, condominium declaration, or plat of subdivision will be recorded by Borrower with respect to the Mortgaged Property without Lender’s prior written consent.

(e)                                  Environmental Compliance.  Except for matters set forth in the Environmental Reports delivered to Lender in connection with the Loan (true, correct and complete copies of which have been provided to Lender by Borrower):

(i)                                     Borrower and each Mortgaged Property is in full compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Borrower or the Manager of all environmental, health and safety permits, licenses and other governmental authorizations required in connection with the ownership and operation of the Mortgaged Property under all Environmental Laws), except for noncompliance which cannot reasonably be expected to result in a Material Adverse Effect.

(ii)                                  There is no material Environmental Claim pending or, to the actual knowledge of Borrower, threatened, and no penalties arising under Environmental Laws have been assessed against Borrower, the Manager or any Mortgaged Property, or, to the actual knowledge of Borrower, against any Person whose liability for any Environmental

Claim Borrower or the Manager has or may have retained or assumed either contractually or by operation of law, and no material investigation or review is pending or, to the actual knowledge of Borrower, threatened by any Governmental Authority, citizens group, employee or other Person with respect to any alleged failure by Borrower or the Manager or any Mortgaged Property to have any environmental, health or safety permit, license or other authorization required under, or to otherwise comply with, any Environmental Law or with respect to any alleged liability of Borrower or the Manager for any Use or Release of any Hazardous Substances.

(iii)                               There are no present and, to the best knowledge of the Borrower, there have been no past material Releases of any Hazardous Substances that are reasonably likely to form the basis of any Environmental Claim against Borrower, the Manager, any Mortgaged Property or against any Person whose liability for any Environmental Claim Borrower or the Manager has or may have retained or assumed either contractually or by operation of law (other than Hazardous Substances being used in amounts that are customary for properties such as the Mortgaged Property and for purposes that are typical for properties such as the Mortgaged Property and in all cases are utilized in compliance with Environmental Law in all material respects).

(iv)                              Without limiting the generality of the foregoing, to the best knowledge of the Borrower, there is not present at, on, in or under any Mortgaged Property, any Hazardous Substances (including, without limitation, PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for Hazardous Substances, lead in drinking water or lead based paint) (other than Hazardous Substances being used in amounts that are customary for properties such as the Mortgaged Property and for purposes that are typical for properties such as the Mortgaged Property and in all cases are utilized in compliance with Environmental Law in all material respects) or any fungus, mold, mildew or biological agent the presence of which is reasonably likely to materially adversely affect the value or utility of such Mortgaged Property.

(v)                                 No liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to the Mortgaged Property and no Governmental Authority has been taking or, to the actual knowledge of Borrower, is in the process of taking any action that could subject the Mortgaged Property to Liens under any Environmental Law.

(vi)                              There have been no environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of Borrower in relation to any Mortgaged Property which have not been made available to Lender.

(f)                                    Mortgage and Other Liens.  Each Mortgage creates a valid and enforceable first priority Lien on the applicable Mortgaged Property described therein, as security for the repayment of the Indebtedness, subject only to the Permitted Encumbrances applicable to such Mortgaged Property.  This Agreement creates a valid and enforceable first priority Lien on all Account Collateral.  Each Collateral Security Instrument establishes and creates a valid, subsisting and enforceable Lien on and a security interest in, or claim to, the rights and property described therein.  All property covered by any Collateral Security Instrument in which a security interest can be perfected by the filing of a financing statement is subject to a UCC financing statement filed and/or recorded, as appropriate (or irrevocably delivered to an agent for such recordation or filing) in all places necessary to perfect a valid first priority Lien with respect to the rights and property that are the subject of such Collateral Security Instrument to the extent governed by the UCC.

(g)                                 Assessments.  There are no pending or, to the best knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting any Mortgaged Property, nor are there any contemplated improvements to any Mortgaged Property that may result in such special or other assessments.

(h)                                 No Joint Assessment; Separate Lots.  Borrower has not suffered, permitted or initiated the joint assessment of the Mortgaged Property (i) with any other real property constituting a separate tax lot, and (ii) with any portion of the Mortgaged Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Mortgaged Property as a single lien.  The Mortgaged Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

(i)                                     No Prior Assignment.  Lender is the collateral assignee of Borrower’s interest under the Leases.  There are no prior assignments of the Leases or any portion of the Rent due and payable or to become due and payable which are presently outstanding.

(j)                                     Permits; Certificate of Occupancy.  Borrower has obtained all Permits necessary to the use and operation of each Mortgaged Property, except for noncompliance which cannot reasonably be expected to result in a Material Adverse Effect.  The use being made of each Mortgaged Property is in conformity with the certificate of occupancy and/or such Permits for such Mortgaged Property and any other restrictions, covenants or conditions affecting such Mortgaged Property, except for noncompliance which cannot reasonably be expected to result in a Material Adverse Effect.

(k)                                  Flood Zone.  Except as shown on the Survey, no Mortgaged Property or any portion thereof is located in a flood hazard area as defined by the Federal Insurance Administration.

(l)                                     Physical Condition.  Except as set forth in the Property Condition Assessment, to the best knowledge of Borrower, each Mortgaged Property is free of structural defects and all Improvements, including the building systems contained therein are in good working order subject to ordinary wear and tear.

(m)                               Security Deposits.  Borrower and the Manager are in compliance in all material respects with all Legal Requirements relating to all security deposits with respect to each Mortgaged Property.

(n)                                 Intellectual Property.  All material Intellectual Property that Borrower owns or has pending, or under which it is licensed, are in good standing and uncontested.  There is no right under any Intellectual Property necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business.  Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted Intellectual Property of others.  There is no infringement by others of material Intellectual Property of Borrower.

(o)                                 No Encroachments.  Except as shown on the Survey, to the best knowledge of Borrower, (i) all of the Improvements which were included in determining the appraised value of each Mortgaged Property lie wholly within the boundaries and building restriction lines of each Mortgaged Property, (ii) no improvements on adjoining properties encroach upon any Mortgaged Property, (iii) no Improvements encroach upon any easements or other encumbrances affecting the Mortgaged Property, and (iv) all of the Improvements comply with all material requirements of any applicable zoning and subdivision laws and ordinances.

(p)                                 Management Agreement.  The Management Agreement is in full force and effect.  There is no default, breach or violation existing thereunder by Borrower or, to the best knowledge of Borrower, any other party thereto and no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation by Borrower or, to the best knowledge of Borrower, any other party thereunder or entitle Borrower or, to the best knowledge of Borrower, any other party thereto to terminate any such agreement.

(q)                                 Leases.  No Mortgaged Property is subject to any Leases other than the Leases described in the rent rolls delivered to Lender in connection with the making of the Loan.  No person has any possessory interest in any Mortgaged Property or right to occupy the same except under and pursuant to the provisions of the Leases.  The current Leases are in full force and effect and, except as set forth on the rent rolls delivered to Lender in connection with the making of the Loan, or as disclosed on Schedule 4, there are no monetary or other material defaults thereunder by either party and no conditions which with the passage of time and/or notice would constitute monetary or other material defaults thereunder.  Except as disclosed on Schedule 4, no portion of the Mortgaged Property is leased to or occupied by any Affiliate of Borrower.  Except as disclosed on Schedule 4, all Leases at each Mortgaged Property consist solely of Leases of Homesites and related common areas, and not of other portions of the Mortgaged Property.  Except as disclosed on Schedule 4, Borrower does not own any manufactured homes or mobile homes, whether or not located at the Mortgaged Property.  No material termination payments or fees are due in the event Borrower cancels or terminates any commercial Leases to which it is a party.

Section 4.3.                                   Survival of Representations.  Borrower agrees that (i) all of the representations and warranties of Borrower set forth in Section 4.1 and 4.2 and in the other Loan Documents delivered on the Closing Date are made as of the Closing Date, and (ii) all representations and warranties made by Borrower shall survive the delivery of the Note and making of the Loan and continue for so long as any amount remains owing to Lender under this Agreement, the Note or any of the other Loan Documents; provided, however, that the representations set forth in Section 4.2(e) shall survive for five (5) years following repayment of the Indebtedness.  All representations, warranties, covenants and agreements made in this

Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on Lender’s behalf.

ARTICLE V.
AFFIRMATIVE COVENANTS

Section 5.1.                                   Affirmative Covenants.  Borrower covenants and agrees that, from the date hereof and until payment in full of the Indebtedness:

(a)                                  Existence; Compliance with Legal Requirements: Insurance.  Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence as a limited liability company, and any rights, licenses, Permits and franchises necessary for the conduct of its business and will comply with all Legal Requirements and Insurance Requirements applicable to it and to each Mortgaged Property in all material respects.  Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property necessary for the continued conduct of its business and keep the Mortgaged Property in good repair, working order and condition, except for reasonable wear and use (and except for casualty losses as to which other provisions hereof shall govern), and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto.

(b)                                 Basic Carrying Costs and Other Claims; Contest.

(i)                                     Subject to Borrower’s contest rights set forth in Section 5.1(b)(ii) below, Borrower will pay when due (A) all Basic Carrying Costs with respect to Borrower and the Mortgaged Property; (B) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of the Mortgaged Property or its other properties or assets (hereinafter referred to as the “Lien Claims”); and (C) all federal, state and local income taxes, sales taxes, excise taxes and all other taxes and assessments of Borrower on its business, income or assets; in each instance before any penalty or fine is incurred with respect thereto.  Borrower’s obligation to pay Basic Carrying Costs pursuant to this Agreement shall include, to the extent permitted by applicable law, Impositions resulting from future changes in law which impose upon Lender an obligation to pay any property taxes on the Mortgaged Property or other Impositions.

(ii)                                  Borrower shall not be required to pay, discharge or remove any Imposition or Lien Claim so long as Borrower contests in good faith such Imposition or Lien Claim or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the applicable Mortgaged Property or any portion thereof, so long as:

(A)                              the Indebtedness shall not have been accelerated, if an Event of Default shall have occurred and be continuing;

(B)                                prior to the date on which such Imposition or Lien Claim would otherwise have become delinquent, Borrower shall have given Lender prior written notice of its intent to contest said Imposition or Lien Claim deposited with

Lender (or with a court of competent jurisdiction or other appropriate body approved by Lender) such additional amounts as are necessary to keep on deposit at all times, an amount equal to at least one hundred twenty five percent (125%) (or such higher amount as may be required by applicable law) of the total of (x) the balance of such Imposition or Lien Claim then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon, together with such other security as may be required in the proceeding, or as may be required by Lender, to insure the payment of any such Imposition or Lien Claim and all interest and penalties thereon; provided, that notwithstanding the foregoing, with respect to Impositions or Lien Claims in an amount not in excess of $100,000, Borrower shall not be required to deposit such amounts with the Lender, so long as Borrower demonstrates to the reasonable satisfaction of the Lender that Borrower has otherwise reserved such funds or such funds are otherwise available to the Borrower;

(C)                                no risk of sale, forfeiture or loss of any interest in the Mortgaged Property or any part thereof arises, in Lender’s judgment, during the pendency of such contest;

(D)                               such contest does not, in Lender’s determination, have a Material Adverse Effect;

(E)                                 such contest is based on bona fide, material, and reasonable claims or defenses;

(F)                                 such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; and

(G)                                Borrower shall have obtained such endorsements to the Title Insurance Policy with respect to such Imposition or Lien Claim as Lender may require (or escrowed with a title insurance company funds sufficient to obtain such endorsements pursuant to escrow arrangements reasonably satisfactory to Lender).

Any such contest shall be prosecuted with due diligence, and Borrower shall promptly pay the amount of such Imposition or Lien Claim as finally determined, together with all interest and penalties payable in connection therewith.  Lender shall have full power and authority, but no obligation, to apply any amount deposited with Lender under this subsection to the payment of any unpaid Imposition or Lien Claim to prevent the sale or forfeiture of the Mortgaged Property for non-payment thereof, if Lender reasonably believes that such sale or forfeiture is threatened.  Any surplus retained by Lender after payment of the Imposition or Lien Claim for which a deposit was made shall be promptly repaid to Borrower unless an Event of Default shall have occurred, in which case said surplus may be retained by Lender to be applied as Lender, in its sole and absolute discretion, may elect.

(c)                                  Litigation.  Borrower shall give prompt written notice to Lender of any material litigation or governmental proceedings pending or threatened (in writing) against Borrower, or the Mortgaged Property, other than personal injury litigation which is covered by insurance, eviction matters with respect to tenants or occupants (in which no counterclaims for material damages or liabilities are made against Borrower), and matters related to enforcement of building or zoning codes (as long as the Mortgaged Property is in material compliance with such building and zoning codes).

(d)                                 Environmental Remediation.

(i)                                     If any investigation, site monitoring, cleanup, removal, restoration or other remedial work of any kind or nature is required pursuant to an order or directive of any Governmental Authority or under any applicable Environmental Law, because of or in connection with the current or future presence, suspected presence, Release or suspected Release of a Hazardous Substance on, under or from any Mortgaged Property or any portion thereof (collectively, the “Remedial Work”), Borrower shall promptly commence and diligently prosecute to completion all such Remedial Work, and shall conduct such Remedial Work in accordance with the National Contingency Plan promulgated under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), if applicable, and in accordance with other applicable Environmental Laws.  In all events, such Remedial Work shall be commenced within such period of time as required under any applicable Environmental Law.  If any fungus, mold, mildew or other biological agent is present at any Mortgaged Property in a manner or at a level that is reasonably likely to materially adversely affect the value or utility of such Mortgaged Property or that poses a significant health risk, the Borrower shall promptly commence and diligently prosecute to completion the remediation of such condition to the reasonable satisfaction of the Lender or its servicer.

(ii)                                  If requested by Lender, all Remedial Work under clause (i) above shall be performed by contractors, and, if the work is reasonably anticipated to cost in excess of $75,000, under the supervision of a consulting Engineer, each approved in advance by Lender which approval shall not be unreasonably withheld or delayed.  Borrower shall pay all costs and expenses reasonably incurred in connection with such Remedial Work.  If Borrower does not timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to), upon 10 days prior written notice to Borrower of its intention to do so, cause such Remedial Work to be performed.  Borrower shall pay or reimburse Lender on demand for all expenses (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) reasonably relating to or incurred by Lender in connection with monitoring, reviewing or performing any Remedial Work in accordance herewith.

(iii)                               Borrower shall not commence any Remedial Work under clause (i) above, nor enter into any settlement agreement, consent decree or other compromise relating to any Hazardous Substances or Environmental Laws without providing notice to Lender as provided in Section 5.1(f).  Notwithstanding the foregoing, if the presence or threatened presence of Hazardous Substances on, under, about or emanating from the Mortgaged Property poses an immediate threat to the health, safety or welfare of any Person or the environment, or is of such a nature that an immediate response is necessary or required under applicable Environmental Law, Borrower may complete all necessary Remedial Work.  In such events, Borrower shall notify Lender as soon as practicable and, in any event, within three (3) Business Days, of any action taken.

(iv)                              In the event the Environmental Report recommends the development of an operation and maintenance program for any recognized environmental condition at a Mortgaged Property (including, without limitation, underground storage tanks asbestos and asbestos containing materials, lead-based paints and lead in water supplies) (“O & M Program”), Borrower shall develop an O & M Program, as approved by Lender, in Lender’s sole discretion, and shall, during the term of the Loan, comply in all respects with the terms and conditions of the O & M Program.

(e)                                  Environmental Matters: Inspection.

(i)                                     Borrower shall not knowingly permit any Hazardous Substances to be present on or under or to emanate from the Mortgaged Property, or migrate from adjoining property onto or into the Mortgaged Property, except under conditions permitted by applicable Environmental Laws and, in the event that such Hazardous Substances are present on, under or emanate from the Mortgaged Property, or migrate onto or into the Mortgaged Property, Borrower shall cause the removal or remediation of such Hazardous Substances, in accordance with this Agreement and as required by Environmental Laws (including, where applicable, the National Contingency Plan promulgated pursuant to the CERCLA), either on its own behalf or by causing a tenant or other party legally responsible therefor to perform such removal and remediation.  Borrower shall use commercially reasonable efforts to prevent, and to seek the remediation of, any migration of Hazardous Substances onto or into the Mortgaged Property from any adjoining property.

(ii)                                  Upon reasonable prior written notice, Lender shall have the right, except as otherwise provided under Leases, at all reasonable times during normal business hours to enter upon and inspect environmental conditions with respect to all or any portion of any Mortgaged Property, provided that such inspections shall not unreasonably interfere with the operation or the tenants, residents or occupants of any Mortgaged Property.  If Lender has reasonable grounds to suspect that Remedial Work may be required, Lender shall notify Borrower and, thereafter, may select a consulting Engineer to conduct and prepare reports of such inspections (with notice to Borrower prior to the commencement of such inspection).  Borrower shall be given a reasonable opportunity to review any reports, data and other documents or materials reviewed or prepared by the Engineer, and to submit comments and suggested revisions or rebuttals to same.  The inspection rights granted to Lender in this Section 5.1(e) shall be in addition to, and not in limitation of, any other inspection rights granted to Lender in this Agreement, and shall expressly include the right (if Lender reasonably suspects that Remedial Work may be required) to conduct soil borings, establish ground water monitoring wells and conduct other customary environmental tests, assessments and audits.

(iii)                               Borrower agrees to bear and shall pay or reimburse Lender on demand for all sums advanced and reasonable expenses incurred (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) reasonably relating to, or incurred by Lender in connection with, the inspections and reports described in this Section 5.1(e) (to the extent such inspections and reports relate to any Mortgaged Property) in the following situations:

(x)                                   If Lender has reasonable grounds to believe, at the time any such inspection is ordered, that there exists an occurrence or condition that could lead to a material Environmental Claim;

(y)                                 If any such inspection reveals an occurrence or condition that is reasonably likely to lead to a material Environmental Claim with respect to such Mortgaged Property; or

(z)                                   If an Event of Default with respect to such Mortgaged Property exists at the time any such inspection is ordered, and such Event of Default relates to any representation, covenant or other obligation pertaining to Hazardous Substances, Environmental Laws or any other environmental matter.

(f)                                    Environmental Notices.  Borrower shall promptly provide notice to Lender of:

(i)                                     a material Environmental Claim asserted by any Governmental Authority with respect to any Hazardous Substance on, in, under or emanating from any Mortgaged Property;

(ii)                                  any proceeding, investigation or inquiry commenced or threatened in writing by any Governmental Authority, against Borrower, any Affiliate of Borrower or with respect to any Mortgaged Property concerning the presence, suspected presence, Release or threatened Release of Hazardous Substances from or onto, in or under any property not owned by Borrower (including, without limitation, proceedings under the CERCLA;

(iii)                               a material Environmental Claims asserted or threatened against Borrower, against any other party occupying any Mortgaged Property or any portion thereof which become known to Borrower or against any Mortgaged Property;

(iv)                              the discovery by Borrower of a material occurrence or condition giving rise to an obligation of the Borrower to the Lender hereunder on any Mortgaged Property or on any real property adjoining or in the vicinity of any Mortgaged Property;

(v)                                 the commencement or completion of any Remedial Work; and

(vi)                              any of the foregoing clauses (i) - (v) as to which a tenant notifies Borrower under a Lease with respect to such tenant.

(g)                                 Copies of Notices.  Borrower shall transmit to Lender copies of any citations, orders, notices or other written communications received from any Person and any notices, reports or other written communications submitted to any Governmental Authority with respect to the matters described in Section 5.1(f).

(h)                                 Environmental Claims.  Lender may join and participate in, as a party if Lender so determines, any legal or administrative proceeding or action concerning the Mortgaged Property or any portion thereof under any Environmental Law, if, in Lender’s reasonable judgment, the interests of Lender shall not be adequately protected by Borrower; provided, however, that Lender shall not participate in day-to-day decision making with respect to environmental compliance.  Borrower shall pay or reimburse Lender on demand for all reasonable sums advanced and reasonable expenses incurred (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) by Lender in connection with any such action or proceeding.

(i)                                     Environmental Indemnification.  Borrower shall indemnify, reimburse, defend, and hold harmless Lender, and each of its respective parents, subsidiaries, Affiliates, shareholders, directors, officers, employees, representatives, agents, successors, assigns and attorneys (collectively, the “Indemnified Parties”) for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties, reasonable attorneys’ fees, disbursements and expenses, and reasonable consultants’ fees, disbursements and expenses (but excluding internal overhead, administrative, lost opportunity and similar costs of Lender)), asserted against, resulting to, imposed on, or incurred by any Indemnified Party, directly or indirectly, in connection with any of the following (except to the extent same are directly and solely caused by the gross negligence or willful misconduct of any Indemnified Party):

(i)                                     events, circumstances, or conditions which form the reasonable basis for an Environmental Claim;

(ii)                                  any pollution or threat to human health or the environment that is related in any way to Borrower’s or any previous owner’s or operator’s management, use, control, ownership or operation of any Mortgaged Property (including, without limitation, all on-site and off-site activities involving Hazardous Substances), and whether occurring, existing or arising prior to or from and after the date hereof, and whether or not the pollution or threat to human health or the environment is described in the Environmental Reports;

(iii)                               any Environmental Claim against any Person whose liability for such Environmental Claim Borrower has or may have assumed or retained either contractually or by operation of law; or

(iv)                              the breach of any representation, warranty or covenant set forth in Section 4.2(e) and Sections 5.1(d) through 5.1(i), inclusive.

The provisions of and undertakings and indemnification set forth in this Section 5.1(i) shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

(j)                                     General Indemnity.

(i)                                     Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties for, from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), administrative and judicial actions and proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, and litigation costs, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings (including, but not limited to, reasonable attorneys’ fees and other reasonable costs of defense) (the “Losses”) imposed upon or incurred by or asserted against any Indemnified Parties (except as to any Indemnified Party to the extent same are directly and solely caused by the gross negligence or willful misconduct of such Indemnified Party) and directly or indirectly arising out of or in any way relating to any one or more of the following:

(A)                              ownership of the Note or any of the other Loan Documents or otherwise related to the Mortgaged Property or any interest therein or receipt of any Rents or Accounts;

(B)                                any untrue statement of any material fact contained in any information concerning Borrower, the Mortgaged Property or the Loan or the omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information or in light of the circumstances under which they were made not misleading;

(C)                                any and all lawful action that may be taken and is taken by the Lender in connection with the enforcement of the provisions of this Agreement, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower or any Affiliate of Borrower becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding;

(D)                               any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(E)                                 any use, nonuse or condition in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(F)                                 any failure on the part of Borrower to perform or be in compliance with any of the terms of this Agreement or any of the other Loan Documents;

(G)                                performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof pursuant to provisions of this Agreement;

(H)                               the failure of Borrower to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement;

(I)                                    any failure of the Mortgaged Property to be in compliance with any Legal Requirement;

(J)                                   the enforcement by any Indemnified Party of the provisions of this Section 5.1(j); and

(K)                               any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease.

Any amounts payable to an Indemnified Party by reason of the application of this Section 5.1(j)(i) shall become due and payable ten (10) days after written demand and shall bear interest at the Default Rate from the tenth (10th) day after demand until paid.

(ii)                                  Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any of the Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of this Agreement, the Note or any of the other Loan Documents.

(iii)                               Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs) that the Indemnified Parties may incur, directly or indirectly, as a result of a default under Borrower’s covenants with respect to ERISA and employee benefits plans contained herein, including, without limitation, any costs or expenses incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in the Lender’s reasonable discretion).

(iv)                              Promptly after receipt by an Indemnified Party under this Section 5.1(j) of notice of the making of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against Borrower under this Section 5.1(j), notify Borrower in writing, but the omission so to notify Borrower will not relieve Borrower from any liability which it may have to any Indemnified Party under this Section 5.1(j) or otherwise.  In case any such claim is made or action is brought against any Indemnified Party and such Indemnified Party seeks or intends to seek indemnity from Borrower, Borrower will be entitled to participate in, and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; and, upon receipt of notice from Borrower to such Indemnified Party of its election so to assume the defense of such claim or action and only upon approval by the Indemnified Party of such counsel (such approval not to be unreasonably withheld or delayed), Borrower will not be liable to such Indemnified Party under this Section 5.1(j) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.  Notwithstanding the preceding sentence, each Indemnified Party will be entitled to employ counsel separate from such counsel for Borrower and from any other party in such action if such Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by Borrower not advisable.  In such event, Borrower shall pay the reasonable fees and disbursements of such separate counsel.  Borrower shall not, without the prior written consent of an Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not such Indemnified Party is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding.  Each Indemnified Party shall not enter into a settlement of or consent to the entry of any judgment with respect to any action, claim, suit or proceeding as to which an Indemnified Party would be entitled to indemnification hereunder without the prior written consent of Borrower, which consent shall not be unreasonably withheld or delayed.

The provisions of and undertakings and indemnification set forth in this Section 5.1(j) shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

(k)                                  Access to Mortgaged Property.  Borrower shall permit agents, representatives and employees of Lender to inspect each Mortgaged Property or any part thereof at such reasonable times as may be requested by Lender upon reasonable advance written notice (except during an Event of Default), subject, however, to the rights of Borrower and of the tenants of the Mortgaged Property.

(l)                                     Notice of Default.  Borrower shall promptly advise Lender in writing of any change in Borrower’s condition, financial or otherwise, that is reasonably likely to have a Material Adverse Effect, or of the occurrence of any Default or Event of Default.

(m)                               Cooperate in Legal Proceedings.  Except with respect to any claim by Borrower, the Member or the Guarantor against Lender, Borrower shall reasonably cooperate with Lender with respect to any proceedings before any Governmental Authority that are reasonably likely to in any way materially affect the rights of Lender hereunder or any rights obtained by Lender under any of the Loan Documents and, in connection therewith, shall not prohibit Lender, at its election, from participating in any such proceedings.

(n)                                 Perform Loan Documents.  Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Loan Documents.

(o)                                 Insurance Benefits.  Borrower shall reasonably cooperate with Lender in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable to Borrower or Lender in connection with any Mortgaged Property.  Lender shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) out of such Insurance Proceeds, all as more specifically provided in this Agreement.

(p)                                 Further Assurances.  Borrower shall, at Borrower’s sole cost and expense:

(i)                                     upon Lender’s reasonable request therefor given from time to time, pay for (a) reports of UCC, tax lien, judgment and litigation searches with respect to Borrower, and (b) searches of title to the Mortgaged Property, each such search to be conducted by search firms designated by Lender in each of the locations designated by Lender;

(ii)                                  furnish to Lender all instruments, documents, certificates, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents;

(iii)                               execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Note, as Lender may reasonably require (including, without limitation, tenant estoppel certificates, an amended or replacement Mortgages, UCC financing statements or Collateral Security Instruments); and

(iv)                              do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

(q)                                 Management of Mortgaged Property.

(i)                                     Each Mortgaged Property shall be managed at all times by the current Manager or another manager reasonably satisfactory to Lender, pursuant to a Management Agreement.  Any such Manager may be an Affiliate of Borrower, provided that:  (a) the terms and conditions of such Manager’s engagement are at arm’s length, reasonable, competitive and customary in the applicable marketplace; and (b) Lender has approved such Manager and such terms, which approval shall not be unreasonably withheld or delayed.  The Management Agreement, dated as of the date hereof, between the Borrower and the Manager is deemed approved by Lender in all respects.  Borrower shall cause the Manager of the Mortgaged Property to agree that such Manager’s Management Agreement is subject and subordinate in all respects to the Indebtedness and to the Lien of the Mortgages.  A Management Agreement may be terminated or assigned by the Manager (1) by Borrower at any time in accordance with the provisions of such Management Agreement so long as a successor or assignee Manager as specified below shall have been appointed and approved and such successor Manager has (i) entered into

(or assumed) a Management Agreement in form and substance approved by Lender, which approval shall not be unreasonably denied, conditioned or delayed, and (ii) has executed and delivered a Manager’s Subordination to Lender, and (2) by Lender upon thirty (30) days’ prior written notice to Borrower and the Manager (a) upon the occurrence and continuation of an Event of Default or (b) if the Manager commits any act which would permit termination under the Management Agreement (subject to any applicable notice, grace and cure periods provided in the Management Agreement) or (c) if a change of majority control occurs with respect to the Manager.  Notwithstanding the foregoing, any successor manager selected hereunder by Lender or Borrower to manage the Mortgaged Property shall be a reputable management company having substantial experience in the management of real property of a similar type, size and quality in the state in which the Mortgaged Property is located.  Borrower may from time to time appoint a successor manager to manage the Mortgaged Property with Lender’s prior written consent, such consent not to be unreasonably withheld.  Borrower acknowledges and agrees that any consent or approval requested of Lender under this Section may be conditioned by Lender, at Lender’s discretion, upon Borrower first obtaining a Rating Confirmation with respect to such change in management, and Lender shall not be deemed to be acting unreasonably in requiring such a Rating Confirmation.  Borrower further covenants and agrees that any manager of Mortgaged Property shall at all times while any Indebtedness is outstanding maintain worker’s compensation insurance as required by Governmental Authorities.

(ii)                                  Borrower further covenants and agrees that each Mortgaged Property shall be operated pursuant to the Management Agreement and that Borrower shall:  (w) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under the Management Agreement and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (x) promptly notify Lender of any material default under the Management Agreement of which it is aware; (y) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice and report received by it under the Management Agreement, including, but not limited to, financial statements; and (z) promptly enforce the performance and observance of the covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement.

(r)                                    Financial Reporting.

(i)                                     Borrower shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis in accordance with GAAP consistently applied, books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Mortgaged Property and ownership of the Mortgaged Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Mortgaged Property, whether such income or expense may be realized by Borrower or by any other Person whatsoever.  Lender shall have the right from time to time at all times during normal business hours upon reasonable prior written notice to Borrower to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire.  During the continuation of an Event of Default (including, without limitation, an Event of Default resulting from the failure of Borrower to deliver any of the financial information required to be delivered pursuant to this Section 5.1(r)), Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s accounting records, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(ii)                                  Borrower shall furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of Borrower’s and Guarantor’s financial statements, each audited by a “Big Four” accounting firm or such other Independent certified public accountant acceptable to Lender in accordance with GAAP consistently applied covering Borrower’s and Guarantor’s respective financial position and results of operations, for such Fiscal Year and containing a statement of revenues and expenses, a statement of assets and liabilities and a statement of Borrower’s or Guarantor’s (as applicable) equity, all of which shall be in form and substance reasonably acceptable to Lender.  Any audit requirements of the Borrower pursuant to this Agreement may be satisfied by delivery of the audited consolidated financial statements of the Guarantor, provided that such financial statements of the Guarantor contain (i) a separate income and expense statement for the Borrower and (ii) a separate balance sheet, including a statement of Borrower’s equity.  Lender shall have the right from time to time to review and consult with respect to the auditing procedures used in the preparation of such annual financial statements.  Together with Borrower’s and Guarantors’ annual financial statements, Borrower shall furnish, and cause Guarantor to furnish, to Lender an Officer’s Certificate certifying as of the date thereof (x) that the annual financial statements present fairly in all material respects the results of operations and financial condition of Borrower or Guarantor, as applicable, all in accordance with GAAP consistently applied, and (y) whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same.

(iii)                               Borrower shall furnish to Lender, within forty-five (45) days following the end of each Fiscal Year quarter true, complete and correct quarterly unaudited financial statements (including statements of cash flow) prepared in accordance with GAAP with respect to Borrower and Guarantor for the portion of the Fiscal Year then ended.

(iv)                              No later than thirty (30) days following the end of each of the months of December, March, June, and September, beginning with the month ending at March 31, 2004, Borrower shall prepare and deliver to Lender and its servicer a statement (each a “Quarterly Statement”) in substantially the form of Schedule 8 hereto, setting forth with respect to the Mortgaged Property,

(A)                              a rent roll dated as of the last day of such quarter identifying the name of each tenant and the associated Homesite, security deposit, amount due at the beginning of the month, charges in the current month (including Homesite rent, water/sewer, gas/electric, trash, mobile home rent, notes amount and other charges), payments made during the month, amount due at the end of the month, total Homesites at the Mortgaged Property and total occupied Homesites at the Mortgaged Property, with the occupancy level expressed as a percentage;

(B)                                quarterly and year-to-date operating statements, each of which shall include an itemization of budgeted and actual (not pro forma) capital expenditures during the applicable period, and which shall be prepared for each individual Mortgaged Property and, on a consolidated basis, for all the Mortgaged Property; and

(C)                                a quarterly and year-to-date comparison of the budgeted income and expenses with the actual income and expenses for such quarter and year to date, together with if requested by Lender, a detailed explanation of any variances between budgeted and actual amounts that are in excess of five percent (5%) for each line item therein.

(v)                                 Within thirty (30) days after the end of each calendar month (and as to rent rolls requested by Lender on an interim basis, within thirty (30) days after Lender’s request therefor), Borrower shall provide to Lender and its servicer a statement (each a “Monthly Statement”) in substantially the form of Schedule 9 hereto, setting forth with respect to the Mortgaged Property

(A)                              a certified rent roll, for each individual Mortgaged Property containing the information referred to in Section 5.1(r)(iv)(A),

(B)                                a certification of all prepaid Rent that has been collected for each individual Mortgaged Property more than one (1) month in advance of its due date,

(C)                                monthly operating financial statements for the last twelve (12) months, including a comparison on a year-to-date basis to budget and prior year, for each individual Mortgaged Property and, on a consolidated basis, for Borrower, and

(D)                               a monthly occupancy report which includes data quantifying the total number of Homesites, beginning occupancy, monthly move-in and move-out data for residents, rentals and change of occupancy, ending monthly occupancy, ending monthly occupancy percentage, budgeted occupancy percentage, total rentals, rentals as a percentage of Homesites, total occupied rentals, rental occupancy percentage, total repossessions and repossessions as a percentage of total Homesites.

(vi)                              Borrower shall furnish to Lender, within fifteen (15) Business Days after request, such further information with respect to the operation of the Mortgaged Property and the financial affairs of Borrower as may be reasonably requested by Lender, including all business plans prepared for Borrower.

(vii)                           Borrower shall furnish to Lender, within fifteen (15) Business Days after request, such further information regarding any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA as may be reasonably requested by Lender in writing.

(viii)                        At least thirty (30) days prior to the end of each of Borrower’s Fiscal Years, Borrower shall submit or cause to be submitted to Lender for its approval, such approval not to be unreasonably withheld or delayed, an Operating Budget for Property Expenses, Capital Improvement Costs, Leasing Commissions, and replacement reserve costs for the next Fiscal Year for the Mortgaged Property.  Such Operating Budget may allow for a ten percent (10%) line item variance.  Until so approved by Lender for the subsequent Fiscal Year in accordance with the procedure set forth in Section 5.1(r)(ix) below, the Operating Budget approved by Lender for the preceding Fiscal Year shall remain in effect for purposes of Section 2.12; provided, that for so long as such prior Operating Budget remains in effect, amounts set forth in the prior Operating Budget with respect to Property Expenses shall be deemed increased with respect to actual increases in Basic Carrying Costs and non-discretionary utility expenditures and shall be deemed increased by three percent (3%) with regard to discretionary items.  Promptly following the occurrence and during the continuance of an Event of Default, the Borrower shall submit or cause to be submitted to Lender a Working Capital Budget for the remainder of the Fiscal Year during which such Event of Default occurs and by not later than the end of each of Borrower’s Fiscal Years with respect to the subsequent Fiscal Year.

(ix)                                Borrower shall submit any proposed Operating Budget in writing sent by recognized overnight delivery service or by registered or certified mail (and simultaneously shall contact the Lender by telephone and by electronic mail) in accordance with the terms of this Agreement (the “First Notice”), requesting Lender’s approval of such Operating Budget.  Lender shall use reasonable efforts to deliver to Borrower its written approval or disapproval of the proposed Operating Budget within ten (10) Business Days after Lender shall have received the First Notice.  Unless Lender shall have approved the Operating Budget contained in the First Notice, Lender’s approval shall be deemed to be withheld.  If Borrower does not receive Lender’s response at the end of such ten (10) Business Days period, Borrower may resubmit its written request to Lender (the “Second Notice”).  The Second Notice shall make reference to the First Notice and shall bear the following legend in capital letters:

“LENDER’S FAILURE TO RESPOND TO THIS REQUEST FOR APPROVAL WITHIN TEN (10) BUSINESS DAYS FOLLOWING RECEIPT SHALL BE DEEMED TO CONSTITUTE LENDER’S CONSENT TO THE OPERATING BUDGET DESCRIBED HEREIN.”

If Lender does not approve or disapprove the proposed Operating Budget within ten (10) Business Days after Lender shall have received Borrower’s Second Notice, Lender shall be deemed to have approved the proposed Operating Budget.

(x)                                   Together with the financial statements, rent rolls, operating statements and other documents and information provided to Lender by or on behalf of Borrower under this Section, Borrower also shall deliver to Lender a certification in form and substance reasonably satisfactory to Lender, executed on behalf of Borrower by its chief executive officer or chief financial officer (or by the individual Guarantor if the Guarantor is an individual) stating that, to such officer’s or individual’s knowledge, such financial statements, rent rolls, operating statements and other documents and information are true and complete in all material respects.

(xi)                                For purposes of this Section 5.1(r), all of the financial reporting requirements may be satisfied by the Borrower posting the required deliveries on a secure website reasonably satisfactory to the Lender and sending to the Lender and its servicer each month an electronic mail communication notifying the Lender and its servicer of the linkage to such website; provided that notwithstanding the foregoing, in the event the Lender includes the Loan in a Secondary Market Transaction in which Securities are issued or otherwise changes the identity of its servicer to a Person other than the initial servicer identified to the Borrower as of the Closing Date, then the Lender may require that such deliveries be made to Lender and its servicer in hard copy and on diskette or through electronic mail (including Microsoft Excel format), in form and substance reasonably acceptable to Lender.

(s)                                  Operation of Mortgaged Property.  Borrower shall cause the operation of each Mortgaged Property to be conducted at all times in a manner consistent with at least the level of operation of such Mortgaged Property as of the Closing Date, including, without limitation, the following:

(i)                                     to maintain or cause to be maintained the standard of each Mortgaged Property at all times at a level not lower than that maintained by prudent managers of similar facilities or land in the region where the Mortgaged Property is located;

(ii)                                  to operate or cause to be operated each Mortgaged Property in a prudent manner in compliance in all material respects with applicable Legal Requirements and Insurance Requirements relating thereto and maintain or cause to be maintained all material licenses, Permits and any other agreements necessary for the continued use and operation of each Mortgaged Property; and

(iii)                               to maintain or cause to be maintained sufficient Inventory and Equipment of types and quantities at each Mortgaged Property to enable Borrower to operate each Mortgaged Property and to comply in all material respects with all Leases affecting each Mortgaged Property.

(t)                                    Material Agreements.  Except for Leases and any Management Agreement complying with the Loan Documents, Borrower shall not enter into or become obligated under any material agreement pertaining to the Mortgaged Property, including without limitation brokerage agreements, unless the same may be terminated without cause and without payment of a penalty or premium, on not more than thirty (30) days’ prior written notice.  Borrower will (A) comply with the requirements of all present and future applicable laws, rules, regulations and orders of any governmental authority in all jurisdictions in which it is now doing business or may hereafter be doing business, (B) maintain all material licenses and permits now held or hereafter acquired by Borrower, and (C) perform, observe, comply and fulfill all of its obligations, covenants and conditions contained in any material agreement pertaining to the Mortgaged Property.

(u)                                 ERISA.  Borrower shall deliver to Lender as soon as possible, and in any event within ten days after Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, an Officer’s Certificate setting forth details respecting such event or condition and the action, if any, that Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or an ERISA Affiliate with respect to such event or condition):

(i)                                     any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii)                                  the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower or an ERISA Affiliate to terminate any Plan;

(iii)                               the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of Borrower of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv)                              the complete or partial withdrawal from a Multiemployer Plan by Borrower or any ERISA Affiliate of Borrower that results in material liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Borrower or any ERISA Affiliate of Borrower of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v)                                 the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate of Borrower to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days;

(vi)                              the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate of

Borrower fails to timely provide security to the Plan in accordance with the provisions of said Sections; and

(vii)                           the imposition of a lien or a security interest in connection with a Plan.

(v)                                 Intentionally Omitted.

(w)                               Secondary Market Transaction.  Borrower acknowledges that Lender and its successors and assigns may (i) sell the Loan to one or more investors as a whole loan, (ii) participate the Loan to one or more investors, (iii) deposit the Loan with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (iv) otherwise sell the Loan or interests therein to investors (the transactions referred to in clauses (i) through (iv) above are hereinafter each referred to as a “Secondary Market Transaction”).  Borrower shall cooperate with Lender in attempting to effect or effecting any such Secondary Market Transaction and shall cooperate in attempting to implement or implementing all requirements imposed by any Rating Agency involved in any Secondary Market Transaction, including but not limited to,

(i)                                     providing Lender an estoppel certificate and such information, legal opinions and documents (including updated non-consolidation opinions) relating to Borrower, the Guarantor, the Member, the Mortgaged Property and any tenants of the Mortgaged Property as Lender or the Rating Agencies or other Interested Parties (as defined below), may reasonably request in connection with such Secondary Market Transaction, including, without limitation, updated financial information, appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), Mortgaged Property condition reports and other due diligence investigations together with appropriate verification of such updated information and reports through letters of auditors and consultants, as of the closing date of the Secondary Market Transaction,

(ii)                                  amending the Loan Documents and Organizational Agreement of Borrower, updating and/or restating officer’s certificates, title insurance and other closing items, and providing updated representations and warranties in Loan Documents and such additional representations and warranties as may be required by Lender or the Rating Agencies, provided such amendment or update (1) shall not change any of the financial terms of the Loan or result in a material increase in the Borrower’s obligations or a material decrease in the Borrower’s rights and (2) with respect to any amendment of an Organizational Agreement, must have been required by the Rating Agencies,

(iii)                               participating in bank, investors and Rating Agencies’ meetings if requested by Lender,

(iv)                              upon Lender’s request, amending the Loan Documents (and updating and/or restating officer’s certificates, title insurance and other closing items in connection therewith) to divide the Loan into a first and a second mortgage loan, or into a one or more loans secured by mortgages and by ownership interests in Borrower in whatever proportion Lender determines,  which separated loans may have different interest rates and amortization schedules (but with aggregated financial terms which are equivalent to that of the Loan prior to such separation, including, so long as an Event of Default has not occurred and is not continuing, a ratable allocation of prepayments among the Loan components) and thereafter to engage in separate Secondary Market Transactions with respect to all or any part of the indebtedness and loan documentation, and

(v)                                 reviewing the offering documents relating to any Secondary Market Transaction to ensure that all information concerning Borrower, the Guarantor, the Mortgaged Property, and the Loan is correct, and certifying to the accuracy thereof.

Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms and trustees, purchasers, transferees, assignees, trustees, servicers and actual or potential investors involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction (collectively, “Interested Parties”).  Lender and all of the aforesaid Interested Parties shall be entitled to rely on the information supplied by, or on behalf of, Borrower.  Lender may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development.  Borrower shall provide such reasonable access to the Mortgaged Property and personnel of the Manager and of Borrower’s constituent members and the business and operations of all of the foregoing as Lender or other Interested Parties may request in connection with any such Secondary Market Transaction.  Borrower understands that any such information may be incorporated into any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering documents for any Secondary Market Transaction.  Without limiting the foregoing, Borrower and Guarantor shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable (the documents referred to in the foregoing clauses (i) and (ii), collectively, the “Disclosure Documents”), an agreement certifying that Borrower and Guarantor have examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Guarantor, any Affiliates, the Mortgaged Property and Manager, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (a “Disclosure Certificate”).  Borrower and Guarantor shall indemnify, defend, protect and hold harmless Lender, its Affiliates, directors, employees, agents and each Person, if any, who controls Lender or any such Affiliate within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, and any other placement agent or underwriter with respect to any Securitization or Secondary Market Transaction from and against any losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) that arise out of or are based upon any untrue statement of any material fact contained in any Disclosure Certificate or other information or documents furnished by Borrower, Guarantor or their Affiliates or in any representation or warranty of any Borrower contained herein or in the other Loan Documents or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information not materially misleading.  In any Secondary Market Transaction, Lender may transfer its obligations under this Loan Agreement and under the other Loan Documents (or may transfer the portion thereof corresponding to the transferred portion of the Indebtedness), and thereafter Lender shall be relieved of any obligations hereunder and under the other Loan Documents arising after the date of said transfer with respect to the transferred interest.  Each transferee investor shall become a “Lender” hereunder.  The holders from time to time of the Loan and/or any other interest of the “Lender” under this Loan Agreement and the other Loan Documents may from time to time enter into one or more co-lender or similar agreements in their discretion.  Borrower acknowledges and agrees that such agreements, as the same may from time to time be amended, modified or restated, may govern the exercise of the powers and discretionary authority of the Lender hereunder and under the other Loan Documents, but Borrower shall be entitled to rely upon any actions taken by Lender or the designated servicer(s) or agent(s) for Lender, whether or not within the scope of its power and authority under such other agreements.  Lender shall be responsible for the payment of the expenses incurred by Lender in connection with any Secondary Market Transaction, and if Lender requires Borrower’s cooperation in connection with any Secondary Market Transaction, Borrower shall be entitled to obtain reimbursement from Lender for reasonable out-of-pocket costs and expenses,  including reasonable legal fees and expenses, incurred by it in responding to Lender’s requirements for cooperation hereunder.

(x)                                   Insurance.

(i)                                     Borrower, at its sole cost and expense, shall keep the Improvements and Equipment insured (including, but not limited to, any period of renovation, alteration and/or construction) during the term of the Loan with the coverage and in the amounts required under this Agreement for the mutual benefit of Borrower and Lender against loss or damage by fire, lightning, wind and such other perils as are customarily included in a standard “all-risk” or “special cause of loss” form and against loss or damage by other risks and hazards covered by a standard extended coverage insurance policy (including, without limitation, fire, lightning, hail, hurricane, windstorm, tidal wave, explosion, acts of terrorism certified under the Terrorism Risk Insurance Act of 2002, riot and civil commotion, vandalism, malicious mischief, strike, water damage, sprinkler leakage, collapse, burglary, theft, mold and microbial matter coverage arising as a result of covered perils under the standard “all risk” policy and such other coverages as may be reasonably required by Lender on the special form (formerly known as an all risk form)).  Such insurance shall be in an amount (i) equal to at least the greater of then full replacement cost of the Improvements and Equipment (exclusive of the cost of foundations and footings), without deduction for physical depreciation and the outstanding Principal Indebtedness, and (ii) such that the insurer would not deem Borrower a co-insurer under said policies.  The policies of insurance carried in accordance with this Section 5.1(x) shall be paid not less than ten (10) days in advance of the due date thereof and shall contain the “Replacement Cost Endorsement” with a waiver of depreciation.  If terrorism coverage is excluded on an “all-risk” basis, then Borrower shall obtain coverage for terrorism and similar acts in the stand alone terrorism market.  Notwithstanding the foregoing, the terrorism coverage may exclude non-certified Terrorism Risk Insurance Act of 2002 coverage (i.e. the actions of domestic actors).

(ii)                                  Borrower, at its sole cost and expense, for the mutual benefit of Borrower and Lender, shall also obtain and maintain or cause to be obtained and maintained during the entire term of the Loan the following policies of insurance:

(A)                              flood insurance, if any part of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (and any amendment or successor act thereto) in an amount at least equal to the maximum limit of coverage available with respect to the Improvements and Equipment under said Act;

(B)                                Comprehensive General Liability insurance, including a broad form comprehensive general liability endorsement and coverage for broad form property damage, contractual damages, personal injuries (including death resulting therefrom) and a liquor liability endorsement if liquor is sold on the Mortgaged Property, containing minimum limits of liability of $1 million for both injury to or death of a person and for property damage per occurrence and $3 million in the aggregate for the Mortgaged Property, and such other liability insurance reasonably requested by Lender; in addition, at least $25 million excess and/or umbrella liability insurance shall be obtained and maintained for any and all claims, including all legal liability imposed upon Borrower and all court costs and attorneys’ fees incurred in connection with the ownership, operation and maintenance of the Mortgaged Property;

(C)                                business interruption insurance (including rental value) in an annual aggregate amount equal to the estimated income from the Leases of each Mortgaged Property (including, without limitation, the loss of all Rents and additional Rents payable by all of the lessees under the Leases (whether or not such Leases are terminable in the event of a fire or casualty)), such insurance to cover losses for a period of twelve (12) months after the date of the fire or casualty in question, plus an extended period of indemnity commencing at the time repairs are completed for a period of not less than 30 days and to be increased or decreased, as applicable, from time to time during the term of the Loan if, and when, the gross revenues from the Leases of the Mortgaged Property materially increase or decrease, as applicable (including, without limitation, increases from new Leases and renewal Leases entered into in accordance with the terms of this Agreement), to reflect all increased Rent and increased additional Rent payable by all of the lessees under such renewal Leases and all Rent and additional Rent payable by all of the lessees under such new Leases;

(D)                               all risk physical loss and damage coverage with respect to heating and air conditioning equipment, located in, on, or about the Improvements, except the coverage required under this clause (ii)(D) shall not be required to be maintained as a separate policy and may be included as part of the coverages provided under clause (i);

(E)                                 worker’s compensation insurance coverage (in amounts not less than the statutory minimums for all persons employed by Borrower or its tenants at the Mortgaged Property and in compliance with all other requirements of applicable local, state and federal law) and “Employers Liability” insurance in amounts not less than required by statute;

(F)                                 during any period of repair or restoration, builder’s “all risk” insurance in an amount equal to not less than the full insurable value of the Mortgaged Property against such risks (including, without limitation, fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender;

(G)                                if reasonably required by Lender with respect to any zoning matter that is reasonably likely to materially adversely affect the value of any Mortgaged Property, ordinance or law coverage to compensate for the cost of demolition, increased cost of construction, and loss to any undamaged portions of the Improvements, if the current use of the Mortgaged Property or the Improvements themselves are or become “nonconforming” pursuant to the applicable zoning regulations, unless full rebuildability following casualty is otherwise permitted under such zoning regulations notwithstanding such nonconformity;

(H)                               if required by Lender as a result of any Mortgaged Property being located in an area with a high degree of seismic activity, earthquake damage insurance in an amount and form acceptable to Lender;

(I)                                    such other insurance as may from time to time be reasonably required by Lender in order to protect its interests with respect to the Loan and the Mortgaged Property and to conform such requirements to then current standards for a Secondary Market Transaction.

(iii)                               All policies of insurance (the “Policies”) required pursuant to this Section 5.1(x):

(A)                              shall be issued by an insurer approved by Lender which has a claims paying ability rating of not less than “AA” (or the equivalent) by Rating Agencies satisfactory to Lender (one of which shall be S&P) and A:XIII or better as to claims paying ability by AM Best, provided, that notwithstanding the foregoing, (1) in the event American Modern Insurance shall be the insurer providing the standard all-risk insurance policy, then such insurer shall not be required to satisfy such claims paying ability rating by the Rating Agencies (but will be required to have and maintain a claims paying ability rating by AM Best of A+:VIII or better), so long as the Borrower delivers to the Lender evidence reasonably satisfactory to the Lender that the insurer has purchased reinsurance with respect to not less than 70% of such policy from a reinsurer with a claims paying ability rating by the Rating Agencies of not less than “A” (or the equivalent) by Rating Agencies satisfactory to the Lender (one of which shall be S&P) and (2) the insurer providing the worker’s compensation insurance coverage shall only be required to maintain a claims paying ability rating of not less than “A” (or the equivalent) by Rating Agencies satisfactory to the Lender (one of which shall be S&P),

(B)                                shall name Lender as an additional insured and contain a standard noncontributory mortgagee clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender (and/or such other party as may be designated by Lender) as the party to which all payments made by such insurance company shall be paid,

(C)                                shall be maintained throughout the term of the Loan without cost to Lender,

(D)                               shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest (including, without limitation, endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies and that Lender shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation),

(E)                                 shall contain a waiver of subrogation against Lender,

(F)                                 shall be for a term of not less than one year,

(G)                                shall provide for claims to be made on an occurrence basis,

(H)                               shall contain an agreed value clause updated annually (if the amount of coverage under such policy is based upon the replacement cost of the Mortgaged Property),

(I)                                    shall designate Lender as “mortgagee and loss payee” (except general public liability and excess liability, as to which Lender shall be named as additional insured),

(J)                                   shall be issued by an insurer licensed in the state in which the Mortgaged Property is located,

(K)                               shall provide that Lender may, but shall not be obligated to, make premium payments to prevent any cancellation, endorsement, alteration or reissuance, and such payments shall be accepted by the insurer to prevent same, and

(L)                                 shall be reasonably satisfactory in form and substance to Lender and reasonably approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds to the extent not otherwise specified in this Section 5.1(x).  All property damage insurance policies (except for flood and earthquake policies) must automatically reinstate after each loss.

Copies of said Policies, certified as true and correct by Borrower, or insurance certificates thereof, shall be delivered to Lender.  Not later than ten (10) days prior to the expiration date of each of the Policies, Borrower shall deliver to Lender satisfactory evidence of the renewal of each Policy.  The insurance coverage required under this Section 5.1(x) may be effected under a blanket policy or policies covering the Mortgaged Property and other property and assets not constituting a part of the Collateral; provided that any such blanket policy shall provide at least the same amount and form of protection as would a separate policy insuring the Mortgaged Property individually, which amount shall not be less than the amount required pursuant to this Section 5.1(x) and which shall in any case comply in all other respects with the requirements of this Section 5.1(x).  Upon demand therefor, Borrower shall reimburse Lender for all of Lender’s or its designee’s reasonable costs and expenses incurred in obtaining any or all of the Policies or otherwise causing the compliance with the terms and provisions of this Section 5.1(x), including (without limitation) obtaining updated flood hazard certificates and replacement of any so-called “forced placed” insurance coverages to the extent Borrower was required to obtain and maintain any such Policy or Policies hereunder and failed to do so.  Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower is not required to furnish such evidence of payment to Lender in the event that such Insurance Premiums have been paid by Lender).  If Borrower does not furnish such evidence and receipts at least ten (10) days prior to the expiration of any expiring Policy, then Lender may procure, but shall not be obligated to procure, such insurance and pay the Insurance Premiums therefor, and Borrower agrees to reimburse Lender for the cost of such Insurance Premiums promptly on demand.  Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, based on then industry-standard amounts of coverage then being obtained by prudent owners of properties similar to the Mortgaged Property in the same applicable market region as the Mortgaged Property.  Borrower shall give Lender prompt written notice if Borrower receives from any insurer any written notification or threat of any actions or proceedings regarding the non-compliance or non-conformity of the Mortgaged Property with any insurance requirements.

(iii)                               If the Mortgaged Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Borrower shall give prompt notice thereof to Lender.

(A)                              In case of loss covered by Policies, Lender may either (a) jointly with a Borrower settle and adjust any claim and agree with the insurance company or companies on the amount to be paid on the loss or (b) allow Borrower to agree with the insurance company or companies on the amount to be paid upon the loss; provided, that Borrower may settle and adjust losses without participation by Lender aggregating not in excess of 1% of the Principal Indebtedness, agree with the insurance company or companies on the amount to be paid upon the loss and collect and receipt for any such Insurance Proceeds; provided, further, that if (x) at the time of the settlement of such claim an Event of Default has occurred and is continuing or (y) Lender and Borrower are unable to agree upon a joint settlement or (z) Lender disapproves of Borrower’s proposed settlement with the insurance company, then Lender shall settle and adjust such claim without the consent of Borrower, and for such purpose is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest.  In any such case Lender shall and is hereby authorized to collect and receipt for any such Insurance Proceeds subject to and to the extent provided for in this Agreement.  The reasonable out-of-pocket expenses incurred by Lender in the adjustment and collection of Insurance Proceeds shall become part of the Indebtedness and be secured by the Mortgages and shall be reimbursed by Borrower to Lender upon demand therefor.

(B)                                In the event of any insured damage to or destruction of the Mortgaged Property or any part thereof (herein called an “Insured Casualty”) where (1) the aggregate amount of the loss, as reasonably determined by an Independent insurance adjuster, is less than thirty percent (30%) of the Lender’s reasonable estimate of the fair market value of the individual Mortgaged Property affected by the damage or destruction, (2) in the reasonable judgment of Lender, the Mortgaged Property can be restored, replaced and/or rebuilt (collectively, the “Restoration”) by not later than the first to occur of (a) twelve (12) months after the date of casualty and (b) the expiration of the business interruption insurance and, in any case, not later than six (6) months prior to the Maturity Date to an economic unit substantially in the condition it was in immediately prior to the Insured Casualty and in compliance with all zoning, building and other applicable Legal Requirements (the “Pre-Existing Condition”) not less materially valuable (including an assessment of the impact of the termination of any Leases due to such Insured Casualty) and not less useful than the same was prior to the Insured Casualty, (3) Lender reasonably determines that the rental income of the Mortgaged Property, after the Restoration thereof to the Pre-Existing Condition, will be sufficient to meet all Operating Expenses, payments for Reserves and payments of principal and interest under the Loan and satisfy the Debt Service Coverage Test, and (4) tenant leases requiring payment of annual rent equal to at least seventy-five percent (75%) of the gross revenues from the Mortgaged Property during the twelve (12) month period immediately preceding the date of such fire or other casualty remain in full force and effect during and after the Restoration of the Property (subject to the rent abatement provisions thereof applicable as a result of the casualty, so long as such abatement will end, and full rental payments shall resume, upon substantial completion of the Restoration), or if Lender otherwise elects to allow a Borrower to restore the Mortgaged Property, then, if no Event of Default shall have occurred and be continuing, the Insurance Proceeds (after reimbursement of any reasonable out-of-pocket expenses incurred by Lender in connection with the collection of any applicable Insurance Proceeds) shall be made available to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Mortgaged Property or part thereof subject to the Insured Casualty, as provided for below.  Borrower hereby covenants and agrees to commence and diligently to prosecute such Restoration of the affected Mortgaged Property as nearly as possible to the Pre-Existing Condition.  Borrower shall pay all out-of-pocket costs (and if required by Lender, Borrower shall deposit the total thereof with Lender in advance) of such Restoration in excess of the Insurance Proceeds made available pursuant to the terms hereof.

(C)                                Except as provided above, the Insurance Proceeds collected upon any Insured Casualty shall, at the option of Lender in its sole discretion, be applied to the payment of the Indebtedness or applied to the cost of Restoration of the affected Mortgaged Property or part thereof subject to the Insured Casualty, in the manner set forth below.

(D)                               Regardless of whether Insurance Proceeds, if any, are sufficient or are made available to Borrower for the Restoration of any portion of the affected Mortgaged Property, Borrower covenants to complete such restoration of the affected Mortgaged Property to be of at least comparable value as prior to such damage or destruction, all to be effected in accordance with Legal Requirements and plans and specifications approved in advance by Lender, such approval not to be unreasonably withheld or delayed.

(E)                                 In the event Borrower is entitled to reimbursement out of Insurance Proceeds, such proceeds shall be held by Lender in the Loss Proceeds Account and disbursed from time to time as the Restoration progresses upon Lender being furnished with (1) evidence reasonably satisfactory to it (which evidence may include inspection(s) of the work performed) that the Restoration covered by the disbursement has been completed in accordance with plans and specifications approved by Lender, (2) evidence reasonably satisfactory to it of the estimated cost of completion of the Restoration, (3) funds, or, at Lender’s option, assurances reasonably satisfactory to Lender that such funds are available and sufficient in addition to the Insurance Proceeds to complete the proposed Restoration, and (4) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds and other evidences of cost, payment and performance of the foregoing Restoration as Lender may reasonably require and approve.  Lender may, in any event, require that all plans and specifications for such Restoration be submitted to and reasonably approved by Lender prior to commencement of work.  Lender may retain a construction consultant to inspect such work and review Borrower’s request for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant.  No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the hard construction costs value of the work performed from time to time (except for restoration work on a trade by trade basis or on an hourly basis for professional services in which event, payment may be made in full upon the completion of such work).  No funds other than Insurance Proceeds shall be disbursed prior to disbursement of such proceeds; and, at all times, the undisbursed balance of such Insurance Proceeds remaining in the Loss Proceeds Account, together with funds deposited therein to pay the costs of the Restoration by or on behalf of Borrower, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration free and clear of all liens or claims for lien, except for Permitted Encumbrances.  Any surplus which may remain out of Insurance Proceeds held by Lender after payment of such costs of restoration, repair, replacement or rebuilding shall, at the option of Lender in its sole discretion, be applied to the payment of the Indebtedness or be paid to Borrower so long as no Event of Default has occurred and is continuing.

(F)                                 Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement that would be considered “co-insurance” or adversely affect the ability to collect under a policy of insurance required hereunder.

(y)                                 Condemnation.

(i)                                     Borrower shall promptly give Lender written notice of the actual or threatened commencement of any proceeding for a Taking and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Condemnation Proceeds for said Taking.  With respect to any compromise or settlement in connection with such proceeding, Lender shall jointly with Borrower compromise and reach settlement unless at the time of such Taking an Event of Default has occurred and is continuing and the Indebtedness has been accelerated, in which event Lender shall compromise and reach settlement without the consent of Borrower.  Notwithstanding the foregoing provisions of this Section 5.1(y), Borrower is authorized to negotiate, compromise and settle, without participation by Lender, Condemnation Proceeds of up to 1% of the Principal Indebtedness in connection with any Taking.  Notwithstanding any Taking, Borrower shall continue to pay the Indebtedness at the time and in the manner provided for in this Agreement and the other Loan Documents and the Indebtedness shall not be reduced except in accordance herewith.

(ii)                                  Borrower shall cause the Condemnation Proceeds to be paid directly to Lender.  Lender may, in its sole discretion, apply any such Condemnation Proceeds to the reduction or discharge of the Indebtedness (whether or not then due and payable).

(iii)                               With respect to a Taking in part, which shall mean any Taking which does not render the affected Mortgaged Property physically or economically unsuitable in the reasonable judgment of Lender for the use to which it was devoted prior to the Taking, Borrower shall cause the Condemnation Proceeds to be paid to Lender as described above, and if Lender does not elect to apply the same to the Indebtedness as provided in Section 5.1(y)(ii) above, Lender shall deposit such Condemnation Proceeds in the Loss Proceeds Account and the same shall be made available for application to the cost of Restoration of the affected Mortgaged Property and disbursed from time to time as the Restoration progresses upon Lender being furnished with (1) evidence reasonably satisfactory to it (which evidence may include inspection(s) of the work performed) that the Restoration covered by the disbursement has been completed in accordance with plans and specifications approved by Lender, (2) evidence reasonably satisfactory to it of the estimated cost of completion of the Restoration, (3) funds, or, at Lender’s option, assurances satisfactory to Lender that such funds are available and sufficient in addition to the Condemnation Proceeds to complete the proposed Restoration, and (4) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds and other evidences of cost, payment and performance of the foregoing repair, restoration, replacement or rebuilding as Lender may reasonably require and approve.

(iv)                              Regardless of whether Condemnation Proceeds are made available for such purpose, Borrower hereby covenants to complete the Restoration of the affected Mortgaged Property as nearly as possible to the Pre-Existing Condition and to be of at least comparable value and, to the extent commercially practicable, of substantially the same character as prior to the Taking, all to be effected in accordance with applicable law and plans and specifications reasonably approved in advance by Lender.  Borrower shall pay all costs (and if required by Lender, Borrower shall deposit the total thereof with Lender in advance) of such Restoration in excess of the Condemnation Proceeds made available pursuant to the terms hereof.  Lender may, in any event, require that all plans and specifications for such Restoration be submitted to and reasonably approved by Lender prior to commencement of work.  Lender may retain a construction consultant to inspect such work and review any request by Borrower for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant.  No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the hard construction costs value of the construction work performed from time to time (except for restoration work on a trade by trade basis or on an hourly basis for professional services in which event, payment may be made in full upon the completion of such work); funds other than Condemnation Proceeds shall be disbursed prior to disbursement of such proceeds; and at all times, the undisbursed balance of such proceeds remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the repayment of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens or claims for lien.  Any surplus which may remain out of Condemnation Proceeds held by Lender after payment of such costs of restoration, repair, replacement or rebuilding shall, at the option of Lender in its sole discretion, be applied to the payment of the Indebtedness or be paid to Borrower so long as no Event of Default has occurred and is continuing.

(v)                                 If the affected Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of any such Condemnation Proceeds to which it is entitled hereunder, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to have reserved in any foreclosure decree a right to receive said award or payment, or a portion thereof sufficient to pay the Indebtedness.  In no case shall any such application reduce or postpone any payments otherwise required pursuant to this Agreement, other than the final payment on the Note.

(z)                                   Leases and Rents.

(i)                                     Borrower absolutely and unconditionally assigns to Lender, Borrower’s right, title and interest in all current and future Leases and Rents as collateral for the Loan, it being intended by Borrower that this assignment constitutes a present, absolute assignment and not an assignment for additional security only.  Such assignment to Lender shall not be construed to bind Lender to the performance of any of the covenants, conditions or provisions contained in any such Lease or otherwise impose any obligation upon Lender.  Borrower shall execute and deliver to Lender such additional instruments, in form and substance reasonably satisfactory to Lender, as may hereafter be reasonably requested in writing by Lender to further evidence and confirm such assignment.  Nevertheless, subject to the terms of this Section 5.1(z), Lender grants to Borrower a license to lease, maintain, operate and manage the Mortgaged Property and to collect, use and apply the Rents in accordance with the terms hereof and otherwise act as the landlord under the Leases, which license shall be deemed automatically revoked upon the occurrence and during the continuance of an Event of Default under this Agreement.  Any portion of the Rents held by Borrower shall be held in trust for the benefit of Lender for use in the payment of the Indebtedness.  Upon the occurrence of an Event of Default and during the continuance thereof, the license granted to Borrower herein shall automatically be revoked, and Lender shall immediately be entitled to possession of all Rents, whether or not Lender enters upon or takes control of the Mortgaged Property.  Lender is hereby granted and assigned by Borrower the right, at its option, upon revocation of the license granted herein, to enter upon the Mortgaged Property in person, by agent or by court-appointed receiver to collect the Rents.  Any Rents collected after the revocation of the license shall be applied toward payment of the Indebtedness as set forth in Section 2.8 hereof.

(ii)                                  All Leases entered into by Borrower shall provide for rental rates comparable to then-existing local market rates and terms and conditions commercially reasonable and consistent with then-prevailing local market terms and conditions for similar type properties, and in no event shall Borrower, absent Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed, enter into any Leases (a) other than leases of Homesites to owners and occupants of residential manufactured homes or mobile homes having lease terms not in excess of two years, and (b) with any Affiliates of Borrower, except as indicated in Schedule 7 attached hereto.  Borrower shall furnish Lender with (1) detailed term sheets in advance in the case of any Leases, modifications, amendments or renewals for which Lender’s consent is required and (2) in the case of any other Leases, executed copies of such Leases upon written request.  All renewals or amendments or modifications of Leases that do not satisfy the requirements of the first sentence of this Section 5.1(z)(ii) shall be subject to the prior approval of Lender, which approval shall not be unreasonably withheld or delayed.  All Leases entered into after the Closing Date with new tenants (i.e. not renewals of existing tenants as of the Closing Date) shall be written on the standard lease form for new tenants previously approved by Lender which form as of the Closing Date is set forth on Schedule 10 attached hereto; provided that notwithstanding the foregoing, the Borrower may modify any standard lease form without such approval to the extent necessary to conform such form to any applicable Legal Requirements (and, upon reasonable request of the Lender, the Borrower shall notify the Lender in writing with respect to such modification).  The Borrower shall not materially change the standard lease form without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed, or except as necessary to comply with applicable Legal Requirements.  Borrower,

(A)                              shall observe and perform all of the material obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to materially impair the value of the Leases as security for the Indebtedness;

(B)                                shall not execute any other assignment of lessor’s interest in any of the Leases or Rents;

(C)                                shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed and shall effect a termination or diminution of the obligations of tenants under leases, only in a manner that a prudent owner of a similar property to the Mortgaged Property would enforce such terms covenants and conditions or effect such termination or diminution in the ordinary course of business;

(D)                               except as otherwise set forth in the Monthly Statement submitted to Lender, shall not collect any of the Rents more than one (1) month in advance; and

(E)                                 shall not convey or transfer or suffer or permit a conveyance or transfer of the Mortgaged Property or of any interest therein so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees thereunder.

(iii)                               Borrower shall deposit security deposits of lessees which are turned over to or for the benefit of Borrower or otherwise collected by or on behalf of Borrower, into the Security Deposit Account and shall not commingle such funds with any other funds of Borrower.  Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements shall be maintained in full force and effect unless replaced by cash deposits as hereinabove described, shall, if permitted pursuant to Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender) and shall, in all respects, comply with any applicable Legal Requirements and otherwise be reasonably satisfactory to Lender.  Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing.  Upon the occurrence and during the continuance of any Event of Default, Borrower shall, upon Lender’s request, if permitted by any applicable Legal Requirements, turn over to Lender the security deposits (and any interest theretofore earned thereon) with respect to all or any portion of the Mortgaged Property, to be held by Lender subject to the terms of the Leases.

(aa)                            Maintenance of Mortgaged Property.  Borrower shall cause the Mortgaged Property to be maintained in a good and safe condition and repair, subject to wear and tear and damage caused by casualty or condemnation.  The Improvements and the Equipment shall not be removed, demolished or altered (except for (1) normal replacement of the Equipment, (2) Improvements contemplated in an approved Operating Budget or pursuant to Leases in effect from time to time, (3) removals, demolition or alterations that do not cost more than 1% of the Principal Indebtedness or (4) an emergency which the Borrower shall have notified the Lender of in writing, including the action taken to remediate) without the consent of Lender which consent shall not be unreasonably withheld or delayed.  Except with respect to an Insured Casualty which shall be governed by the terms and conditions provided herein, Borrower shall, or shall cause any tenants obligated under their respective Leases to, promptly repair, replace or rebuild any part of the Mortgaged Property that becomes damaged, worn or dilapidated.  Borrower shall complete and pay for any structure at any time in the process of construction or repair on the Land.  Borrower shall not initiate, join in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of any Mortgaged Property or any part thereof without the written consent of Lender, which consent shall not be unreasonably withheld or delayed.  If under applicable zoning provisions the use of all or any portion of the Mortgaged Property is or shall become a nonconforming use, Borrower will not cause or permit such nonconforming use to be discontinued or abandoned if such discontinuance of abandonment would cause such nonconforming use to no longer be permitted without the express written consent of Lender, which consent shall not be unreasonably withheld or delayed.  Borrower shall not (i) change the use of any of the Land or Improvements in any material respect, (ii) permit or suffer to occur any waste on or to any Mortgaged Property or to any portion thereof or (iii) take any steps whatsoever to convert any Mortgaged Property, or any portion thereof, to a condominium or cooperative form of management.

(bb)                          Prohibited Persons.  Borrower covenants and agrees to deliver (from time to time) to Lender any certification or other evidence as may be requested by Lender in its sole and absolute discretion, confirming that: (i) neither Borrower, Member, General Partner, Guarantor nor their respective officers, directors, partners, members or majority-owned Affiliates is a Prohibited Person; and (ii) neither Borrower, Member, General Partner, Guarantor nor their respective officers, directors, partners, members or majority-owned Affiliates has engaged in any business, transaction or dealings with a Person known to Borrower to be a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Person known to Borrower to be a Prohibited Person.

ARTICLE VI.
NEGATIVE COVENANTS

Section 6.1.                                   Negative Covenants.  Borrower covenants and agrees that, until payment in full of the Indebtedness, it will not do, directly or indirectly, any of the following unless Lender consents thereto in writing:

(a)                                  Liens on the Mortgaged Property.  Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, except as permitted by Section 5.1(b) above, any Lien with respect to any Mortgaged Property or any portion thereof, except: (i) Liens in favor of Lender and (ii) the Permitted Encumbrances.

(b)                                 Ownership and Transfer.  Except as expressly permitted by or pursuant to this Agreement or the other Loan Documents, own any property of any kind other than the Mortgaged Property, or Transfer any Mortgaged Property or any portion thereof.

(c)                                  Other Borrowings.  Incur, create, assume, become or be liable in any manner with respect to Other Borrowings.

(d)                                 Dissolution; Merger or Consolidation.  Dissolve, terminate, liquidate, merge with or consolidate into another Person.

(e)                                  Change In Business.  Make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

(f)                                    Debt Cancellation.  Cancel or otherwise forgive or release any material claim or debt owed to Borrower by any Person, except for adequate consideration or in the ordinary course of Borrower’s business.

(g)                                 Affiliate Transactions.  Except for fees payable to Manager under the Management Agreement, (i) pay any management, consulting, director or similar fees to any Affiliate of Borrower or to any director or manager (other than any customary fees of the Independent Manager), officer or employee of Borrower, (ii) directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower or with any director, officer or employee of any Affiliate of Borrower, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower and upon fair and reasonable terms which are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of Borrower, or (iii) make any payment or permit any payment to be made to any Affiliate of Borrower when or as to any time when any Event of Default shall exist.

(h)                                 Creation of Easements.  Except as expressly permitted by or pursuant to the Mortgages or this Agreement, create, or permit any Mortgaged Property or any part thereof to become subject to, any easement, license or restrictive covenant, other than a Permitted Encumbrance, provided, that the consent of Lender shall not be unreasonably withheld or delayed to the extent that any such easement, license or restrictive covenant is reasonably necessary for the continued use, enjoyment, access to or operation of the applicable Mortgaged Property.

(i)                                     Misapplication of Funds.  Distribute any Rents or Moneys received from Accounts in violation of the provisions of Section 2.12, or fail to pledge any security deposit to Lender, or misappropriate any security deposit or portion thereof.

(j)                                     Certain Restrictions.  Amend, modify or waive any of its rights under the Master Homesite Lease Documentation, provided that Borrower shall, not less frequently than once each six months, enter into amendments contemplated under paragraph 1 of the Master Homesite Lease, in form reasonably satisfactory to Lender and provide the same to Lender.  Borrower shall enforce its rights under the Master Homesite Lease Documentation in a commercially reasonably manner, including its right to collect and retain additional Master Lease Deposits from time to time as provided in the Master Lease, which Borrower shall promptly deposit into the Master Lease Deposit Account.

(k)                                  Assignment of Licenses and Permits.  Assign or transfer any of its interest in any Permits pertaining to any Mortgaged Property, or assign, transfer or remove or permit any other Person to assign, transfer or remove any records pertaining to any Mortgaged Property.

(l)                                     Place of Organization.  Change its jurisdiction of organization, creation or formation, as applicable, without giving Lender at least fifteen (15) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.

(m)                               Leases.  Enter into, amend or cancel Leases, except as permitted by this Agreement.

(n)                                 Management Agreement.  Except in accordance with this Agreement, (i) terminate or cancel the Management Agreement, (ii) consent to either the reduction of the term of or the assignment of the Management Agreement, (iii) increase or consent to the increase of the amount of any charges under the Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(o)                                 Plans and Welfare Plans.  Knowingly engage in or permit any transaction in connection with which Borrower or any ERISA Affiliate could be subject to either a material civil penalty or tax assessed pursuant to Section 502(i) or 502(1) of ERISA or Section 4975 of the Code, permit any Welfare Plan to provide benefits, including without limitation, medical benefits (whether or not insured), with respect to any current or former employee of Borrower beyond his or her retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or disability benefits that have been fully provided for by paid up insurance or otherwise or (iii) severance benefits (unless such coverage is provided after notification of and with the reasonable approval of Lender or pursuant to an employment or severance agreement entered into in the ordinary course of business consistent with past practice), permit the assets of Borrower to become “plan assets”, whether by operation of law or under regulations promulgated under ERISA or adopt, amend (except as may be required by applicable law) or materially increase the amount of any benefit or amount payable under, or permit any ERISA Affiliate to adopt, amend (except as may be required by applicable law) or materially increase the amount of any benefit or amount payable under, any Plan or Welfare Plan, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits expense to Borrower or any ERISA Affiliate.

(p)                                 Transfer of Ownership Interests.  Permit any Transfer of a direct or indirect ownership interest or voting right in Borrower (other than a Permitted Transfer).

(q)                                 Equipment and Inventory.  Except pursuant to the Management Agreement, permit any Equipment owned by Borrower to be removed at any time from any Mortgaged Property unless the removed item is consumed or sold in the usual and customary course of business, removed temporarily for maintenance and repair or, if removed permanently, replaced by an article of equivalent suitability and not materially less value, owned by Borrower free and clear of any Lien (other than Permitted Encumbrances).

(r)                                    Management Fees.  Pay Borrower or any Affiliate of Borrower any management fees with respect to the Mortgaged Property except for management fees paid to Manager under the Management Agreement.

(s)                                  Prohibited Persons.  With respect to Borrower, Member, General Partner, Guarantor and any of their respective officers, directors, partners, members or majority-owned Affiliates: (i) conduct any business, or engage in any transaction or dealing, with any Person known to Borrower to be a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

ARTICLE VII.
EVENT OF DEFAULT

Section 7.1.                                   Event of Default.  The occurrence of one or more of the following events shall be an “Event of Default” hereunder:

(a)                                  if on any Payment Date Borrower fails to pay any Monthly Debt Service Payment due and payable on such Payment Date, or if Borrower fails to make any scheduled deposits into the Reserve Accounts when due and payable in accordance with the provisions hereof;

(b)                                 if Borrower fails to pay the outstanding Indebtedness on the Maturity Date;

(c)                                  if Borrower fails to pay or deposit any other amount payable or required to be deposited pursuant to this Agreement or any other Loan Document when due and payable in accordance with the provisions hereof or thereof, as the case may be, and such failure continues for ten (10) days after Lender delivers written notice thereof to Borrower (other than the failure of the Lender to transfer available funds from the Collection Account to a Reserve Account pursuant to Section 2.12(b);

(d)                                 if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by Borrower, Member or Guarantor in connection with this Agreement, the Note or any other Loan Document shall be false or materially misleading as of the date such representation or warranty was made (or if such representation or warranty relates to an earlier date, then as of such earlier date);

(e)                                  if Borrower or the Guarantor makes an assignment for the benefit of creditors;

(f)                                    if a receiver, liquidator or trustee shall be appointed for Borrower or the Guarantor or if Borrower or the Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by,

Borrower or the Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or the Guarantor shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or the Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days, or if Borrower or the Guarantor shall generally not be paying its debts as they become due;

(g)                                 if Borrower attempts to delegate its obligations or assign its rights under this Agreement, any of the other Loan Documents or any interest herein or therein, or if any Transfer of any Mortgaged Property or any interest therein occurs, or any direct or indirect Transfer of any direct or indirect ownership interest in Borrower occurs, other than in accordance with or as permitted under this Agreement;

(h)                                 if any breach or failure to perform any of the covenants in Article VI hereof shall occur, which breach or failure to perform, in the case of Section 6.1(o) or (q) only, shall remain uncured for a period of thirty (30) days after the occurrence of such breach or failure to perform or if any material breach or failure to perform any of the covenants in Article VIII hereof shall occur;

(i)                                     if an Event of Default as defined or described in the Note or any other Loan Document occurs, whether as to Borrower or the Mortgaged Property or any portion thereof;

(j)                                     if any of the assumptions made with respect to Borrower and its Affiliates in that certain substantive non-consolidation opinion letter dated as of February __, 2004 delivered by Holme Roberts & Owen LLP in connection with the Loan is not true and correct in all respects;

(k)                                  if Borrower fails to maintain any insurance required to be maintained pursuant to Section 5.1(x) hereof; and

(l)                                     if Borrower shall fail to perform any of the terms, covenants or conditions of this Agreement, the Note, the Mortgages or the other Loan Documents, other than as specifically otherwise referred to above in this definition of “Event of Default,” for ten (10) days after notice to Borrower from Lender or its successors or assigns, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender or its successors or assigns, in the case of any other Default (unless a longer notice period is otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and such Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for an additional thirty (30) days;

then, upon the occurrence of any such Event of Default and at any time thereafter, Lender or its successors or assigns, may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without further notice or demand, as Lender or its successors or assigns, deems advisable to protect and enforce its rights against Borrower and in and to all or any portion of the Collateral, and may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and/or the Collateral (including, without limitation, all rights or remedies available at law or in equity).  In addition to and without limiting the foregoing, upon the occurrence of any Event of Default described in any of Sections 7.1(e), (f), or (g), the unpaid principal amount of and accrued interest and fees on the Loan and all other Indebtedness shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower.  Upon and at any time after the occurrence of any other Event of Default, at the option of Lender, which may be exercised without notice or demand to anyone, all or any portion of the Loan and other Indebtedness shall immediately become due and payable.

Section 7.2.                                   Remedies.

(a)                                  Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed by or with respect to Borrower, or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Collateral.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

(b)                                 In the event of the foreclosure or other action by Lender to enforce Lender’s remedies in connection with all or any portion of the Collateral, Lender shall apply all Net Proceeds received to repay the Indebtedness in accordance with Section 2.8, the Indebtedness shall be reduced to the extent of such Net Proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the Loan Documents, it being understood and agreed by Borrower that Borrower is liable for the repayment of all the Indebtedness; provided, however, that the Loan shall be deemed to have been repaid only to the extent of the Net Proceeds actually received by Lender with respect to the Collateral and applied in reduction of the Indebtedness evidenced by the Note in accordance with the provisions of this Agreement, after payment by Borrower of all Transaction Costs and costs of enforcement.

(c)                                  Upon and during the continuation of an Event of Default, Lender shall have the right, but not the obligation, with respect to any and all bankruptcy proceedings that are now or hereafter commenced in connection with the Mortgaged Property, to (i) vote to accept or reject any plans of reorganization, (ii) vote in any election of a trustee, (iii) elect the treatment of secured claims as specified in Section 1111(b) of the Bankruptcy Code, and (iv) make any other decisions requested of holders of claims or interests that Borrower would have had the right to do in such bankruptcy proceedings in the absence of an Event of Default.

Section 7.3.                                   Remedies Cumulative.  The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.  Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of any Mortgage on the Mortgaged Property, to the extent necessary to foreclose on other parts of the Collateral.

Section 7.4.                                   Intentionally Omitted.

Section 7.5.                                   Curative Advances.  If any Event of Default occurs and is not cured by Borrower after notice from Lender, then Lender may expend such sums as either shall reasonably deem appropriate to cure or attempt to cure such Event of Default.  Borrower shall immediately repay all such sums so advanced, which sums shall immediately become part of the Indebtedness, bear interest at the Default Rate from the date advanced until the date repaid, and be secured by all Collateral.

ARTICLE VIII.
SINGLE-PURPOSE, BANKRUPTCY-REMOTE REPRESENTATIONS,
WARRANTIES AND COVENANTS

Section 8.1.                                   Applicable to Borrower.  Borrower hereby acknowledges that, as a condition of Lender’s agreements and performance of its obligations hereunder, Lender is relying on the status of Borrower as a legal entity separate and apart from any Affiliate or other entity and has required that Borrower maintain such status, and Lender hereby acknowledges such reliance and requirement.  Accordingly, Borrower hereby represents, warrants and covenants as of the Closing Date and until such time as the Loan is paid in full, that absent express advance written waiver from Lender, which may be withheld the Lender’s sole discretion, Borrower:

(a)                                  was and will be organized solely for purpose of owning and operating the Mortgaged Property;

(b)                                 has not owned, does not own and will not own any assets other than the Mortgaged Property (including incidental personal property necessary for the operation thereof and proceeds therefrom);

(c)                                  was not engaged, is not engaged and will not engage in any business, directly or indirectly, other than the ownership, management and operation of the Mortgaged Property;

(d)                                 has not entered into and will not enter into any contract or agreement with any partner, member, shareholder, trustee, beneficiary, principal, joint venturer or Affiliate of Borrower except in the ordinary course of its business pursuant to written agreements upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such Affiliate;

(e)                                  has not incurred and will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Loan and (ii) trade payables incurred in the ordinary course of business with trade creditors in connection with owning, operating and maintaining the Mortgaged Property, in such amounts as are normal and reasonable under the circumstances, provided such debt is not evidenced by a promissory note or other security instrument and is not at any time in an aggregate amount in excess of two percent (2%) of the Principal Indebtedness, and further provided that all such trade debts are paid within sixty (60) days after the same are incurred (excluding therefrom any equipment financing paid within sixty (60) days after the same are incurred) and trade payables being disputed or contested in good faith by the Borrower and in the same manner and with the same deposits as Lien Claims set forth in Section 5.1(b)(ii) of this Agreement;)

(f)                                    has not made and will not make any loan or advances to any Person (including any of its Affiliates), or pledge its assets for the benefit of any other Person, or seek or obtain credit or incur any obligation to any third party based upon the assets of any other Person, or induce any third party to rely on the creditworthiness of any other Person;

(g)                                 has remained and as of the Closing Date reasonably expects to remain, solvent, and has maintained, and as of the Closing Date reasonably expects to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(h)                                 has not acquired and will not acquire obligations or securities of any Person;

(i)                                     has not failed and will not fail to correct any known misunderstanding or misrepresentation regarding its separate identity;

(j)                                     has done or caused to be done and will do all things necessary to preserve its existence;

(k)                                  shall continuously maintain its existence and good standing and be qualified to do business in all states necessary to carry on its business, including the state in which the Mortgaged Property is located;

(l)                                     has conducted and operated and will conduct and operate its business solely in its own name, with all oral and written communications from Borrower, including, without limitation, correspondence, invoices, purchase orders, billing statements, applications and business forms, made solely in the name of Borrower;

(m)                               has accurately maintained and will continue to accurately maintain books, records, bank accounts, accounting records, financial statements and other entity documents separate from those of its partners, members, shareholders, trustees, beneficiaries, principals, Affiliates, and any other Person, with such accounting records and financial statements having been prepared and kept in accordance with reasonable accounting practices applied on a consistent basis, and such financial statements of Borrower shall be prepared in a manner that indicates (through appropriate footnotes if necessary) the existence of Borrower and its assets and liabilities separate and apart from any other Person; moreover, Borrower shall indicate in its financial statements that the assets of Borrower are not available to satisfy the claims of creditors of any Affiliate of Borrower and that the assets of any Affiliate of Borrower are not available to satisfy the claims of creditors of Borrower and, except with appropriate designation as set forth above, Borrower shall not authorize its assets or liabilities to be listed on the financial statement of any other Person;

(n)                                 has been and will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any of its partners, members, shareholders, trustees, beneficiaries, principals and Affiliates, and any Affiliates of any of the same), and not as a department or division of any Person;

(o)                                 has and will file such tax returns with respect to itself as may be required under applicable law and has prepared and will prepare separate tax returns and financial statements, or if part of a consolidated group, is shown as a separate member of such group;

(p)                                 has paid and shall pay its own liabilities, indebtedness, and obligations of any kind, as the same shall become due, from its own separate assets, rather than from those of other Persons, and Borrower shall not consent to any Person operating the Mortgaged Property to incur expenses as agent or on behalf of Borrower, unless such Person agrees, prior to incurring such expense, to clearly indicate that such expenses are the sole responsibility of, and any payment will come from, Borrower;

(q)                                 has not and will not enter into any transaction of merger or consolidation, or acquire by purchase or otherwise all or substantially all of the business or assets of, or any stock or beneficial ownership of, any Person;

(r)                                    has not commingled and will not commingle or permit to be commingled its funds or other assets with those of any other Person; and has held and will hold title to all of its real and personal property in its own name and not in the name of any other Person;

(s)                                  has maintained and will maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(t)                                    has not, does not and will not hold itself out to be responsible for the debts or obligations of any other Person and, except for the Loan Documents to which other Persons are party, shall not consent to any other Person holding itself out as being responsible for the debts or obligations of Borrower;

(u)                                 has not and will not assume, guarantee or otherwise become liable on or in connection with any obligation of any other Person and, except for the Loan Documents to which other Persons are party, shall not consent to any other Person guaranteeing, assuming or otherwise becoming liable for any obligation of Borrower;

(v)                                 except for funds deposited into the Local Collection Account, the Collection Account or the Reserve Accounts in accordance with the Loan Documents, has not and shall not hold title to its assets other than in its name;

(w)                               complies and shall at all times hereafter comply with all of the assumptions, statements, certifications, representations, warranties and covenants regarding or made by it contained in or appended to the nonconsolidation opinion delivered pursuant hereto;

(x)                                   has paid and will pay its own liabilities and expenses, out of its own funds and shall not consent to any other Person paying Borrower’s obligations except to the extent that timely reimbursement is made for the same;

(y)                                 has held and will hold regular meetings, as appropriate to conduct its business and has observed at all times and will observe all limited liability company formalities and record keeping;

(z)                                   has allocated and will allocate to Borrower reasonably and on the basis of fair market value determined on an arms-length basis all general overhead and administrative expenses, including all costs associated with common employees and shared office space, any such allocation shall be specifically and reasonably documented and substantiated, any such allocation of expenses to Borrower shall be paid solely by Borrower from Borrower’s own funds, and Borrower shall at all times use separate stationary, letterhead, invoices and checks;

(aa)                            has not and will not identify its members or partners, Independent Manager (as defined below) or any other member or partner of any Affiliate of Borrower, or any other Person, as a division or part of it;

(bb)                          has paid and will pay the salaries of its own employees and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(cc)                            has maintained, currently maintains, and will continue to maintain, its own cash, cash positions and bank accounts separate from any other Person;

(dd)                          shall not (i) liquidate or dissolve, in whole or in part; (ii) consolidate, merge or enter into any form of consolidation with or into any other Person, nor convey, transfer or lease its assets substantially as an entirety to any Person nor permit any Person to consolidate, merge or enter into any form of consolidation with or into itself, nor convey, transfer or lease its assets substantially as an entirety to any Person; (iii) engage in any business other than the ownership and operation of the Mortgaged Property; or (iv) amend any provisions of its organizational documents containing provisions similar to those contained in this Article VIII;

(ee)                            is a limited liability company duly formed and existing under the laws of the State of Delaware with one (1) equity member (the “Single Member”) in addition to the Independent Manager, whose limited liability company agreement (the “Borrower

Organizational Documents”) contains each of the representations, covenants and warranties set forth in this Article VIII and requires Borrower to at all times cause there to be at least one (1) duly appointed independent director or independent manager, as applicable, who is a natural person and also a non-economic member of Borrower (each, an “Independent Director/Manager”) whose affirmative vote will be required in order for a voluntary filing for protection under the Bankruptcy Code or similar action by Borrower and who is not at the time of such individual’s initial appointment as Independent Director/Manager, shall not be during such individual’s tenure as Independent Director/Manager, and may not have been at any time during the preceding five years, (i) a shareholder, member or partner of, or an officer, manager, director, except in his or her capacity as Independent Director/Manager of Borrower, paid consultant or employee of, customer of or supplier to or a member of the immediate family of Borrower (except in his or her capacity as Independent Director/Manager of Borrower) or any of its shareholders, members, partners, subsidiaries or affiliates or (ii) any person or other entity controlling or under common control with any such shareholder, member, partner, officer, manager, director, employee, supplier or customer or any member of the immediate family of any of them; provided, however, that the foregoing limitations on the use of persons who are Affiliates of Borrower as Independent Director/Manager shall not apply to Borrower’s use of natural persons employed by CT Corporation or any reputable, national service similar to CT Corporation and reasonably approved by Lender to fill the position of Independent Director/ Manager required hereunder, notwithstanding that such persons may also act as independent directors of such Affiliates of Borrower, so long as such Independent Director/Manager does not derive more than 5% of his/her annual income from serving as director/manager of Affiliates of Borrower.  As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise;

(ff)                                has complied and will comply with the separateness provisions of the Organizational Documents since such Organizational Documents were executed and delivered, and with the laws of the state of its formation relating to limited liability companies;

(gg)                          with respect to any entity comprising the Borrower that is a limited liability company, the Organizational Documents provide and shall at all times continue to provide that upon the occurrence of any event that causes the Single Member to cease to be a member of Borrower, the Independent Director/Manager shall, without action of any person and simultaneously with the Single Member ceasing to be a member of Borrower, automatically continue as a member of such Borrower and shall continue Borrower without dissolution;

(hh)                          with respect to any entity comprising the Borrower that is a limited liability company, Borrower shall cause reputable Delaware counsel acceptable to Lender (the “Delaware Law Firm”) to deliver to Lender an opinion letter reasonably satisfactory to Lender, whereby the Delaware Law Firm opines (which opinion may be subject to standard assumptions, qualifications, limitations and exceptions acceptable to Lender), among other requirements of Lender, that: (1) the unanimous consent of the Single Member and the Independent Manager is required in order for the applicable Borrower to file a voluntary bankruptcy petition; (2) the provision in Organizational Documents that requires unanimous consent as a condition to filing a voluntary bankruptcy petition is enforceable against the Single Member; (3) the bankruptcy, dissolution, liquidation or death of the Single Member will not cause the applicable Borrower to be dissolved; (4) no creditor of the Single Member shall have the right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the applicable Borrower’s property; and (5) Delaware law, not federal law, governs the determination of what persons or entities have the authority to file a voluntary bankruptcy petition on behalf of the applicable Borrower;

(ii)                                  the Organizational Documents provide and shall at all times continue to provide that Borrower shall not cause, permit, or empower the Single Member, manager, or any other person to consolidate or merge Borrower into any other entity, or, without the affirmative vote and express written authorization of all members or partners of Borrower and the Independent Director/Manager, to institute proceedings to have Borrower adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or file a petition seeking or consent to, reorganization or relief with respect to Borrower under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or a substantial part of Borrower’s property, or make any assignment for the benefit of creditors of Borrower, or admit in writing Borrower’s inability to pay its debts generally as they become due, or take action in furtherance of any such action; and

(jj)                                  the Borrower Organizational Documents provide and shall at all times continue to provide (i) that Borrower shall at all times maintain an arms-length relationship with any Affiliates of Borrower, (ii) that Borrower shall at all times maintain independent management over its daily business affairs, free from any control exercised by any Affiliate of Borrower, and (iii) that to the extent that control of Borrower is exercised by any manager, and the same individual acts as manager or similar control person with respect to any Affiliate of Borrower, such individual will act in accordance with the separateness requirements of the Loan Documents and Borrower Organizational Documents, including, without limitation (A) an express requirement under the Borrower Organizational Documents that the manager of Borrower make all decisions regarding the business of Borrower independent of, and not dictated by, any Affiliate of the Borrower, and (B) the provisions of the Loan Documents and the Borrower Organizational Documents relating to transactions with Affiliates of Borrower and conflicts of interest.

ARTICLE IX.
MISCELLANEOUS

Section 9.1.                                   Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement, the making the Loan hereunder and the execution and delivery by Borrower to Lender of the Loan Documents, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.  All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender.  Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder of the Note and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

Section 9.2.                                   Lender’s Discretion.  Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 9.3.                                   Governing Law.

This Agreement was negotiated in New York and made by Lender and accepted by Borrower in the State of New York, and the proceeds of the Note delivered pursuant hereto were disbursed from New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limitation, matters of construction, validity, performance, and maximum permissible rates of interest), this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America, except that at all times the provisions for the creation, perfection and enforcement of the liens and security interests created pursuant to each Mortgage and Assignment of Rents and Leases shall be governed by the laws of each State where the related Mortgaged Property is located, except that the security interests in Account Collateral shall be governed by the laws of the State of New York or the State where the Account Collateral is held, at the option of Lender..

(a)                                  Borrower hereby consents to the jurisdiction of any federal court or state court in New York, New York or within the county and state in which any Mortgaged Property is located and irrevocably agrees that, subject to Lender’s election, any legal suit, action or proceeding against Lender or Borrower arising out of or relating to this Agreement or the other Loan Documents may be instituted and litigated in such courts.  Borrower hereby (i) irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (ii) irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.  Borrower does hereby designate and appoint Corporation Service Company, as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any federal or state court in New York, New York, and agrees that service of process upon said agent at said address (or at such other office in New York, New York as may be designated by Borrower from time to time in accordance with the terms hereof) with a copy to Borrower at its principal executive offices, and written notice of said service of Borrower mailed or delivered to Borrower in the manner provided herein shall be deemed in every respect effective service of process upon Borrower, in any such suit, action or proceeding in the State of New York.  Borrower (i) shall give prompt notice to Lender of any change in address of its authorized agent hereunder, (ii) may at any time and from time to time designate a substitute authorized agent with an office in New York, New York (which office shall be designated as the address for service of process), and (iii) shall promptly designate such a substitute if its authorized agent ceases to have an office in New York, New York or is dissolved without leaving a successor.

Section 9.4.                                   Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or any other Loan Document, or consent or waiver referred to in any Loan Document or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 9.5.                                   Delay Not a Waiver.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 9.6.                                   Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if delivered or sent by: (a) hand delivery, (b) certified or registered United States mail, postage prepaid, (c) nationally recognized overnight delivery service, (d) by facsimile transmission, addressed if to Lender or to Borrower at its applicable address set forth on Schedule 5 hereto, or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 8.6, or (e) other than with respect to an amendment or modification, an electronic medium.  A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or three Business Days after mailing; in the case of overnight delivery and facsimile transmission, on the Business Day after the same was sent; or in the case of electronic medium, when confirmed by e-mail.  A party receiving a notice which does not comply with the technical requirements for notice under this Section 9.6 may elect to waive any deficiencies and treat the notice as having been properly given.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

Section 9.7.                                   TRIAL BY JURY.  BORROWER, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT

BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.

Section 9.8.                                   Headings.  The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.9.                                   Assignment.

(a)                                  Borrower may not sell, assign or transfer any interest in the Loan Documents, or any portion of the foregoing (including, without limitation, Borrower’s rights, title, interests, remedies, powers and duties hereunder and thereunder) without Lender’s prior written consent.  Lender shall have the right to assign or participate this Agreement and/or its interest in any of the other Loan Documents and the obligations hereunder to any Person.  In the event of an assignment by Lender, (a) the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were an original “Lender” hereunder; (b) the assignee shall be deemed for all purposes to be a “Lender” hereunder; and (c) upon any such substitution of Lender, a replacement or addition “Lender signature page” shall be executed by the new Lender and attached to this Agreement and thereupon become a part of this Agreement.  After the effectiveness of any assignment, the new Lender shall provide notice to Borrower of the identity, address and other pertinent information pertaining to the new Lender.  Notwithstanding anything in this Agreement to the contrary, after an assignment by Lender, the “Lender” (prior to such assignment) shall continue to have the benefits of any rights or indemnifications and shall continue to have the obligations contained herein which Lender had during the period such party was a “Lender” hereunder.  Borrower agrees that each participant shall be entitled to the benefits of Section 2.10 with respect to its participation in this Agreement or any other Loan Document from time to time as if such participant were a Lender; provided that, in the case of Section 2.10, such participant shall have complied with the requirements of said Section, and provided, further, that no participant shall be entitled to receive any greater amount pursuant to Section 2.10 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such participant had no such transfer occurred.

(b)                                 Lender may from time to time elect to enter into a servicing agreement with a servicer, pursuant to which the servicer shall be appointed to service and administer the Loan and the Account Collateral in accordance with the terms hereof and to exercise any and all other rights of Lender with respect to the Loan as set forth in such servicing agreement.  Lender shall promptly notify Borrower if Lender shall elect to appoint or change the servicer, and all notices and other communications from Borrower to Lender shall be delivered to the servicer with a copy concurrently delivered to the Lender, and any notice, direction or other communication from the servicer to Borrower shall have the same force and effect as a notice, direction or communication from Lender.  The servicer shall be entitled to be reimbursed for any cost, expense or liability which is incurred by the servicer pursuant to such servicing and administrative duties and which would otherwise be reimbursable to Lender under this Agreement or any other Loan Document in the same manner and to the same extent as if Lender incurred such cost, expense or liability in the first place.  The parties hereto acknowledge and agree that the servicer shall be a third party beneficiary to this Agreement and the other Loan Documents.

Section 9.10.                             Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.11.                             Preferences.  Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to this Agreement, the Note or any other Loan Document.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder, provided that such application or reapplication is performed by Lender in accordance with the terms of this Agreement or any other applicable Loan Document.  To the extent Borrower makes a payment or payments to Lender for Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 9.12.                             Waiver of Notice.  Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or another Loan Document specifically and expressly provides for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 9.13.                             Failure to Consent.  If Borrower shall seek the approval by or consent of Lender hereunder or under the Note, or any of the other Loan Documents, and Lender shall fail or refuse to give such consent or approval, then Borrower shall not be entitled to any damages for any withholding or delay of such approval or consent by Lender, it being intended that Borrower’s sole remedy shall be to bring an action for an injunction or specific performance.

Section 9.14.                             Schedules Incorporated.  The information set forth on the cover, heading and recitals hereof, and the Schedules attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 9.15.                             Offsets, Counterclaims and Defenses.  Any assignee of any of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to this Agreement and the other Loan Documents which Borrower may otherwise have against any assignor or this

Agreement and the other Loan Documents.  No such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon this Agreement or upon any other Loan Document.  Any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 9.16.                             No Joint Venture or Partnership.  Borrower and Lender intend that the relationship created hereunder be solely that of borrower and lender.  Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Collateral other than that of secured party, mortgagee or lender.

Section 9.17.                             Waiver of Marshalling of Assets Defense.  To the fullest extent Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Collateral for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender to the payment of the Indebtedness out of the Net Proceeds of the Collateral in preference to every other claimant whatsoever.

Section 9.18.                             Waiver of Counterclaim.  To the extent permitted by applicable law, Borrower hereby waives the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 9.19.                             Conflict; Construction of Documents.  In the event of any conflict between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement shall prevail.  The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same.

Section 9.20.                             Brokers and Financial Advisors.  Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.  Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein.  The provisions of this Section 9.20 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

Section 9.21.                             Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 9.22.                             Estoppel Certificates.  Borrower and Lender hereby agree at any time and from time to time upon not less than fifteen (15) days prior written notice by Borrower or Lender to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Default or Event of Default has occurred and is then continuing, and, if so, specifying each such Default or Event of Default; provided, however, that it shall be a condition precedent to Lender’s obligation to deliver the statement pursuant to this Section 8.22, that Lender shall have received, together with Borrower’s request for such statement, an Officer’s Certificate stating that, to the knowledge of Borrower, no Default or Event of Default exists as of the date of such certificate (or specifying such Default or Event of Default).

Section 9.23.                             Payment of Expenses.  Borrower shall pay all Transaction Costs, (excluding any Tax Liabilities which are not payable by the Borrower pursuant to Section 2.10), which shall include, without limitation, (a) reasonable out-of-pocket costs and expenses of Lender in connection with (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein; (ii) the creation, perfection or protection of Lender’s Liens in the Collateral (including, without limitation, fees and expenses for title and lien searches or amended or replacement Mortgages, UCC financing statements or Collateral Security Instruments, title insurance premiums and filing and recording fees, third party due diligence expenses for the Mortgaged Property plus travel expenses, accounting firm fees, costs of the Appraisals, Environmental Reports (and an environmental consultant), and the Property Condition Assessments and costs and fees incurred in connection with arranging, setting up, servicing and maintaining the Account Collateral); (iii) the administration of the Loan Documents and the Loan and response to any requests for Lender consent or approval of any matter; (iv) the negotiation, preparation, execution and delivery of any amendment, waiver, restructuring or consent relating to any of the Loan Documents, and (v) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any communications or discussions relating to any action that Borrower shall from time to time request Lender to take, as well as any restructuring or rescheduling of the Indebtedness, (b) the reasonable fees, expenses and other charges of counsel to Lender or its servicer in connection with all of the foregoing, and (c) Lender’s reasonable out-of-pocket travel expenses in connection with site visits to the Mortgaged Property; provided, that so long as an Event of Default has not occurred and is not continuing, the Borrower shall not be obligated to pay for Lender’s travel expenses in connection with more than one site visit to each individual Mortgaged Property during any twelve consecutive month period and Lender shall use reasonable efforts to minimize the Transaction Costs paid by Borrower in connection with such site visits.

Section 9.24.                             Non-Recourse.  Anything contained herein, in the Note or in any other Loan Document to the contrary notwithstanding, but subject in all respect to provisos (A) through (E) below, no recourse shall be had for the payment of the principal or interest on the Loan or for any other Indebtedness, obligation or liability hereunder or under any other Loan Document or for any claim based hereon or thereon or otherwise in respect hereof or thereof against (i) any Affiliate of Borrower (other than Borrower), (ii) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower

(other than Borrower) or (iii) any partner, member, principal, officer, controlling person, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in clauses (i) through (ii) above (other than Borrower), and it is understood that neither the Note nor any other Indebtedness, obligation or liability under or with respect to this Agreement and any other Loan Document may be enforced against any Person described in clauses (i) through (iii) above (other than Borrower); provided, however, that the foregoing provisions of this paragraph shall not:

(A)                              prevent recourse to Borrower, the assets of Borrower, the Mortgaged Property or any other instrument or document which is pledged by Borrower to Lender pursuant to the Loan Documents, including all Collateral;

(B)                                have any applicability whatsoever to or limit the liability of the parties under the Guaranty of Non-Recourse Obligations; or

(C)                                constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Note or secured by the Loan Documents, and the same shall continue until paid or discharged in full;

(D)                               prevent recourse to Borrower and Guarantor, jointly and severally, and their respective assets for repayment of the Indebtedness, and the Indebtedness shall be fully recourse not only to Borrower but also to Guarantor, in the event:

(1)                                  Borrower or any Affiliate contests or in any way interferes with, directly or indirectly (collectively, a “Contest”), any foreclosure action or sale commenced by Lender or with any other enforcement of Lender’s rights, powers or remedies under any of the Loan Documents or under any document evidencing, securing or otherwise relating to any of the Collateral (whether by making any motion, bringing any counterclaim, claiming any defense, seeking any injunction or other restraint, commencing any action seeking to consolidate any such foreclosure or other enforcement with any other action, or otherwise) (except this clause (1) shall not apply if Borrower or such Affiliate successfully asserts a Contest and obtains a favorable court order for the Borrower as to same);

(2)                                  any Mortgaged Property becomes an asset in a voluntary bankruptcy or insolvency proceeding or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed (x) by Borrower or (y) against Borrower with the consent or acquiescence of Borrower or the Guarantor or their respective Affiliates;

(3)                                  of any Transfer in violation of the terms of the Loan Documents;

(4)                                  Borrower or the Guarantor makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or

(5)                                  of any breach by Borrower or Guarantor under the Side Agreement; or

(E)                                 prevent recourse to Borrower and Guarantor, jointly and severally, and their respective assets, and Borrower and Guarantor shall be fully and personally liable, for any loss, costs, liability, damage or expense (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by Lender or any Indemnified Party related to or arising from any of the following acts committed by or on behalf of Borrower, Guarantor or any of their respective Affiliates:

(1)                                  any fraud, misappropriation or misapplication of funds (including Loss Proceeds or Rents) in contravention of the Loan Documents, or intentional misrepresentation contained in any Loan Documents or report furnished pursuant to any Loan Document;

(2)                                  additional financing obtained by Borrower (whether secured or unsecured) in violation of the terms of the Loan Documents;

(3)                                  actual material physical waste to the Mortgaged Property or material damage to the Mortgaged Property resulting from gross negligence or willful misconduct;

(4)                                  of any breach of Article VIII hereof;

(5)                                  of any breach of any representation, warranty or covenant in this Agreement or the Environmental Indemnity Agreement, concerning Environmental Laws and Hazardous Substances;

(6)                                  any security deposits received by Borrower or Manager from tenants not being properly applied, returned to tenants when due or delivered to Lender, a receiver or a purchaser of the Mortgaged Property in the event of a foreclosure sale upon such Person taking possession of the Mortgaged Property;

(7)                                  any Legal Requirement mandating the forfeiture by Borrower of the Collateral or any portion thereof because of the conduct or purported conduct of criminal activity by Borrower or any Affiliate in connection therewith;

(8)                                  all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in enforcing any obligation or liability or in collecting any amount due under this Section 9.24(D) or this Section 9.24(E), the Environmental Indemnity and the Guaranty of

Non-Recourse Obligations, which, as to Borrower, is a recourse obligation of Borrower as described in this Section 9.24(D) or this Section 9.24(E), the Environmental Indemnity and the Guaranty of Non-Recourse Obligations, or, as to Guarantor, is a recourse obligation of Guarantor under the Guaranty of Non-Recourse Obligations or the Environmental Indemnity;

(9)                                  the failure to pay Impositions assessed against the Mortgaged Property to the extent there was sufficient funds available to pay and Lender allows Borrower to apply the same, or the failure to maintain insurance as required under the Loan Documents, or the failure to pay any deductible amount in respect of any insurance maintained in respect of the Mortgaged Property, or the failure to pay and discharge any mechanic’s or materialman’s Liens against the Mortgaged Property to the extent there was sufficient funds available to pay and discharge and Lender allows Borrower to apply the same; or

(10)                            any Rents or Proceeds received or collected by Borrower, any Affiliate of Borrower or Manager and not deposited into the Local Collection Account or the Collection Account in accordance with Section 2.12.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation

By:	/s/ David Vadon
Name: David Vadon
Title:Authorized Agent

BORROWER:

ARC COMMUNITIES 11 LLC, a Delaware limited liability company

By:	/s/ Scott L. Gesell
Name: Scott L. Gesell
Title:Vice President